CREDIT AGREEMENT

                          Dated as of January 18, 2000,

                                      among

                                   ITRON, INC.
                                       and
                       UTILITY TRANSLATION SYSTEMS, INC.,

                                  as Borrowers,

                   THE OTHER CREDIT PARTIES SIGNATORY HERETO,

                               as Credit Parties,

                          THE LENDERS SIGNATORY HERETO
                               FROM TIME TO TIME,

                                   as Lenders,

                                       and

                      GENERAL ELECTRIC CAPITAL CORPORATION,

                              as Agent and a Lender






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                                TABLE OF CONTENTS
                                                                           Page

1.       AMOUNT AND TERMS OF CREDIT.......................... ................1
         1.1      Credit Facilities...........................................1
         1.2      Letters of Credit...........................................5
         1.3      Prepayments.................................................5
         1.4      Use of Proceeds.............................................7
         1.5      Interest and Applicable Margins.............................7
         1.6      Eligible Accounts..........................................10
         1.7      Eligible Inventory.........................................12
         1.8      Cash Management System.....................................14
         1.9      Fees.......................................................14
         1.10     Receipt of Payments........................................14
         1.11     Application and Allocation of Payments.....................14
         1.12     Loan Account and Accounting................................15
         1.13     Indemnity..................................................15
         1.14     Access.....................................................16
         1.15     Taxes......................................................17
         1.16     Capital Adequacy; Increased Costs; Illegality..............18
         1.17     Single Loan................................................19

2.       CONDITIONS PRECEDENT................................................19
         2.1      Conditions to the Initial Loans............................19
         2.2      Further Conditions to Each Loan............................20

3.       REPRESENTATIONS AND WARRANTIES .....................................21
         3.1      Corporate Existence; Compliance with Law...................21
         3.2      Executive Offices; Collateral Locations; FEIN..............22
         3.3      Corporate Power, Authorization, Enforceable Obligations....22
         3.4      Financial Statements and Projections.......................22
         3.5      Material Adverse Effect....................................23
         3.6      Ownership of Property; Liens...............................23
         3.7      Labor Matters..............................................24
         3.8      Ventures, Subsidiaries and Affiliates; Outstanding Stock
                  and Indebtedness...........................................24
         3.9      Government Regulation......................................24
         3.10     Margin Regulations.........................................24
         3.11     Taxes......................................................25
         3.12     ERISA......................................................25
         3.13     No Litigation..............................................26
         3.14     Brokers....................................................26
         3.15     Intellectual Property......................................26
         3.16     Full Disclosure............................................26
         3.17     Environmental Matters......................................27
         3.18     Insurance..................................................27
         3.19     Deposit and Disbursement Accounts..........................27
         3.20     Government Contracts.......................................27
         3.21     Customer and Trade Relations...............................27
         3.22     Agreements and Other Documents.............................28
         3.23     Solvency...................................................28
         3.24     Year 2000 Representations..................................28
         3.25     Subordinated Debt..........................................28

4.       FINANCIAL STATEMENTS AND INFORMATION................................29
         4.1      Reports and Notices........................................29
         4.2      Communication with Accountants.............................29

5.       AFFIRMATIVE COVENANTS...............................................29
         5.1      Maintenance of Existence and Conduct of Business...........29
         5.2      Payment of Obligations.....................................29
         5.3      Books and Records..........................................30
         5.4      Insurance; Damage to or Destruction of Collateral..........30
         5.5      Compliance with Laws.......................................32
         5.6      Supplemental Disclosure....................................32
         5.7      Intellectual Property......................................32
         5.8      Environmental Matters......................................32
         5.9      Landlords' Agreements, Mortgagee Agreements
                  and Bailee Letters.........................................33
         5.10     Further Assurances.........................................33

6.       NEGATIVE COVENANTS..................................................33
         6.1      Mergers, Subsidiaries, Etc.................................33
         6.2      Investments; Loans and Advances............................34
         6.3      Indebtedness...............................................35
         6.4      Employee Loans and Affiliate Transactions..................36
         6.5      Capital Structure and Business.............................36
         6.6      Guaranteed Indebtedness....................................37
         6.7      Liens......................................................37
         6.8      Sale of Stock and Assets...................................37
         6.9      ERISA......................................................39
         6.10     Financial Covenants........................................39
         6.11     Hazardous Materials........................................39
         6.12     Sale-Leasebacks....................................... ....39
         6.13     Cancellation of Indebtedness...............................39
         6.14     Restricted Payments........................................39
         6.15     Change of Corporate Name or Location;
                  Change of Fiscal Year......................................40
         6.16     No Impairment of Intercompany Transfers....................40
         6.17     No Speculative Transactions................................41
         6.18     Changes Relating to Subordinated Debt
                  and Other Indebtedness.....................................41
         6.19     SCE Project................................................41
         6.20     Bank Accounts..............................................41

7.       TERM................................................................42
         7.1      Termination................................................42
         7.2      Survival of Obligations Upon Termination of
                  Financing Arrangements.....................................42

8.       EVENTS OF DEFAULT; RIGHTS AND REMEDIES..............................42
         8.1      Events of Default..........................................42
         8.2      Remedies...................................................44
         8.3      Waivers by Credit Parties..................................44

9.       ASSIGNMENT AND PARTICIPATIONS; APPOINTMENT OF AGENT.................45
         9.1      Assignment and Participations..............................45
         9.2      Appointment of Agent.......................................46
         9.3      Agent's Reliance, Etc......................................47
         9.4      GE Capital and Affiliates..................................47
         9.5      Lender Credit Decision.....................................48
         9.6      Indemnification............................................48
         9.7      Successor Agent............................................48
         9.8      Setoff and Sharing of Payments.............................49
         9.9      Advances; Non-Funding Lenders;
                  Information; Actions in Concert............................49

10.      SUCCESSORS AND ASSIGNS..............................................51

11.      MISCELLANEOUS.......................................................52
         11.1     Complete Agreement; Modification of Agreement..............52
         11.2     Amendments and Waivers.....................................52
         11.3     Fees and Expenses..........................................54
         11.4     No Waiver..................................................55
         11.5     Remedies...................................................55
         11.6     Severability...............................................55
         11.7     Conflict of Terms..........................................55
         11.8     Confidentiality............................................55
         11.9     GOVERNING LAW..............................................56
         11.10    Notices....................................................57
         11.11    Section Titles.............................................57
         11.12    Counterparts...............................................57
         11.13    WAIVER OF JURY TRIAL.......................................57
         11.14    Press Releases.............................................57
         11.15    Reinstatement..............................................58
         11.16    Advice of Counsel..........................................58
         11.17    No Strict Construction.....................................58
         11.18    WASHINGTON STATUTE OF FRAUDS...............................58

12.      CROSS-GUARANTY......................................................58
         12.1     Cross-Guaranty.............................................58
         12.2     Waivers by Borrowers.......................................59
         12.3     Benefit of Guaranty........................................59
         12.4     Subordination of Subrogation, Etc..........................59
         12.5     Election of Remedies.......................................60
         12.6     Limitation.................................................60
         12.7     Contribution with Respect to Guaranty Obligations..........60
         12.8     Liability Cumulative.......................................61

                  INDEX OF APPENDICES

Annex A (Recitals)          -  Definitions
Annex B (Section 1.2)       -  Letters of Credit
Annex C (Section 1.8)       -  Cash Management System
Annex D (Section 2.1(a))    -  Schedule of Documents
Annex E (Section 4.1(a))    -  Financial Statements and Projections -- Reporting
Annex F (Section 4.1(b))    -  Collateral Reports
Annex G (Section 6.10)      -  Financial Covenants
Annex H (Section 9.9(a))    -  Lenders' Wire Transfer Information
Annex I (Section 11.10)     -  Notice Addresses
Annex J ("Commitments")     -  Commitments as of Closing Date

Exhibit 1.1(a)(i)           -  Form of Notice of Revolving Credit Advance
Exhibit 1.1(a)(ii)          -  Form of Revolving Note
Exhibit 1.1(b)(ii)          -  Form of Swing Line Note
Exhibit 1.1(c)              -  Form of Notice of Authorized Representatives
Exhibit 1.5(a)              -  Form of Applicable Margin Certificate
Exhibit 1.5(e)              -  Form of Notice of Conversion/Continuation
Exhibit 4.1(b)              -  Form of Borrowing Base Certificate
Exhibit 9.1(a)              -  Form of Assignment Agreement
Exhibit A                   -  Form of Compliance Certificate

Schedule (1.1)              -  Agent Representative
Disclosure Schedule (1.4)   -  Sources and Uses; Funds Flow Memorandum
Disclosure Schedule (3.2)   -  Executive Offices; Collateral Locations; FEIN
Disclosure Schedule (3.4(a))-  Financial Statements
Disclosure Schedule (3.4(b))-  Pro Forma
Disclosure Schedule (3.4(c))-  Projections
Disclosure Schedule (3.6)   -  Real Estate and Leases
Disclosure Schedule (3.7)   -  Labor Matters
Disclosure Schedule (3.8)   -  Ventures and Affiliates; Stock
Disclosure Schedule (3.11)  -  Tax Matters
Disclosure Schedule (3.12)  -  ERISA Plans
Disclosure Schedule (3.13)  -  Litigation
Disclosure Schedule (3.15)  -  Intellectual Property
Disclosure Schedule (3.17)  -  Hazardous Materials
Disclosure Schedule (3.18)  -  Insurance
Disclosure Schedule (3.19)  -  Deposit and Disbursement Accounts
Disclosure Schedule (3.20)  -  Government Contracts
Disclosure Schedule (3.22)  -  Material Agreements
Disclosure Schedule (5.1)   -  Trade Names
Disclosure Schedule (6.2)   -  Investments
Disclosure Schedule (6.3)   -  Indebtedness
Disclosure Schedule (6.4(a))-  Transactions with Affiliates
Disclosure Schedule (6.7)   -  Existing Liens
Disclosure Schedule (A)     -  Restructuring Activities
Disclosure Schedule (B)     -  International Loans and Advances
Disclosure Schedule (C)     -  Duquesne Agreement Termination Payments

                  THIS CREDIT AGREEMENT ("Agreement") is entered into as January 18, 2000, by and among ITRON, INC., a Washington corporation ("Itron"), and UTILITY TRANSLATION SYSTEMS, INC., a North Carolina corporation ("UTS") (Itron and UTS are sometimes collectively referred to herein as the "Borrowers" and individually as a "Borrower"); the other Credit Parties signatory hereto; GENERAL ELECTRIC CAPITAL CORPORATION, a New York corporation (in its individual capacity, "GE Capital"), for itself, as a Lender, and as Agent for Lenders; and the other Lenders signatory hereto from time to time.

                                    RECITALS

                  A. Borrowers have requested that Lenders extend a revolving credit facility to Borrowers of up to Thirty-Five Million Dollars ($35,000,000) in the aggregate for the purpose of refinancing certain indebtedness of Borrowers and to provide (i) working capital financing for Borrowers, (ii) funds for other general corporate purposes of Borrowers, and (iii) funds for certain fees and expenses in connection with the financing transactions contemplated herein; and Lenders are willing to make certain loans and other extensions of credit to Borrowers of up to such amount upon the terms and conditions set forth herein.

                  B. Borrowers desire to secure all of their obligations under the Loan Documents by granting to Agent, for the benefit of Agent and Lenders, a security interest in and lien upon certain of their existing and after-acquired personal property.

                  C. Capitalized terms used in this Agreement shall have the meanings ascribed to them in Annex A and, for purposes of this Agreement and the other Loan Documents, the rules of construction set forth in Annex A shall govern. All exhibits, schedules, annexes and other attachments (collectively, "Appendices") hereto, or expressly identified to this Agreement, are incorporated herein by reference and, taken together with this Agreement, shall constitute but a single agreement. These Recitals shall be construed as part of the Agreement.

                                    AGREEMENT

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.       AMOUNT AND TERMS OF CREDIT

         1.2      Credit Facilities.

                  (a)      Revolving Credit Facility.

                         (i) Subject to the terms and conditions hereof,  each
Revolving Lender agrees to make available to Borrowers from time to time until the Commitment Termination Date its Pro Rata Share of advances (each, a "Revolving Credit Advance"). The Pro Rata Share of the Revolving Loan of any Revolving Lender shall not at any time exceed its separate Revolving Loan Commitment. The obligations of each Revolving Lender hereunder shall be several and not joint. Except to the extent otherwise provided in Section 1.1(a)(iii), the aggregate amount of Revolving Credit Advances outstanding shall not exceed at any time the lesser of (A) the Maximum Amount and (B) the Aggregate Borrowing Base, in each case less the sum of the Letter of Credit Obligations and the Swing Line Loan outstanding at such time and any Reserves established by Agent ("Borrowing Availability"). Moreover, the sum of the Revolving Loan and Swing Line Loan outstanding to any Borrower shall not exceed at any time that Borrower's separate Borrowing Base. Until the Commitment Termination Date, Borrowers may from time to time borrow, repay and reborrow under this Section 1.1(a). Each Revolving Credit Advance shall be made on notice by Borrower Representative on behalf of the applicable Borrower to a representative of Agent identified in Schedule (1.1) at the address specified therein. Any such notice must be given no later than (1) 10:00 a.m. (California time) on the Business Day of the proposed Revolving Credit Advance, in the case of an Index Rate Loan, or
(2) 10:00 a.m. (California time) on the date that is three Business Days prior to the proposed Revolving Credit Advance, in the case of a LIBOR Loan. Each such notice (a "Notice of Revolving Credit Advance") shall be given in writing (by telecopy or overnight courier) substantially in the form of Exhibit 1.1(a)(i), and shall include the information required in such Exhibit and such other information as may be required by Agent. If any Borrower desires to have the Revolving Credit Advances bear interest by reference to a LIBOR Rate, Borrower Representative must comply with Section 1.5(e).

                           (ii) Each Borrower  shall execute and deliver to each
Revolving  Lender a note to  evidence  the  Revolving  Loan  Commitment  of such
Revolving Lender, which note shall be (A) in the principal amount of the Revolving Loan Commitment of such Revolving Lender, (B) dated the Closing Date and (C) substantially in the form of Exhibit 1.1(a)(ii) (each a "Revolving Note" and collectively the "Revolving Notes"). Each Revolving Note shall represent the obligation of the applicable Borrower to pay the amount of the applicable Revolving Lender's Revolving Loan Commitment or, if less, such Revolving
Lender's Pro Rata Share of the aggregate unpaid principal amount of all Revolving Credit Advances made to such Borrower together with interest thereon as prescribed in Section 1.5. The entire unpaid balance of the aggregate Revolving Loan and all other noncontingent Obligations shall be immediately due and payable in full in immediately available funds on the Commitment Termination Date.
                           (iii)  At the  request  of  Borrower  Representative,
Agent may (but shall have absolutely no obligation to), in its discretion, make Revolving Credit Advances to Borrowers on behalf of Revolving Lenders in amounts that cause the outstanding balance of the aggregate Revolving Loan to exceed the Aggregate Borrowing Base (less the Swing Line Loan) or that cause the outstanding balance of the Revolving Loan owing by any Borrower to exceed that Borrower's separate Borrowing Base (less the Swing Line Loan advanced to that Borrower) (any such excess Revolving Credit Advances are herein referred to collectively as "Overadvances"); provided, that (A) no such event or occurrence shall cause or constitute a waiver of Agent's, the Swing Line Lender's or Revolving Lenders' right to refuse to make any further Overadvances, Swing Line Advances or Revolving Credit Advances, or incur any Letter of Credit Obligations, as the case may be, at any time that an Overadvance exists or would result therefrom, and (B) any Overadvance shall not constitute a Default or Event of Default due to any Borrower's failure to comply with Section 1.3(b)(i) for so long as Agent permits such Overadvance to be outstanding. In addition, Overadvances may be made even if the conditions to lending set forth in Section 2 have not been met. All Overadvances shall constitute Index Rate Loans, shall bear interest at the Default Rate and shall be payable on demand. Except as otherwise provided in Section 1.11(b), the authority of Agent to make Overadvances (1) is limited to an aggregate amount not to exceed $500,000 at any time, (2) shall not cause the aggregate Revolving Loan to exceed the Maximum Amount, and (3) may be revoked prospectively by a written notice to Agent signed by Revolving Lenders holding fifty percent (50%) or more of the Revolving Loan Commitments.
                  (b)      Swing Line Facility.

                           (i)      Swing Line Advances.  Agent shall notify the
Swing Line Lender upon Agent's receipt of any Notice of Revolving Credit Advance. Subject to the terms and conditions hereof, the Swing Line Lender may, in its discretion, make available from time to time until the Commitment Termination Date advances (each, a "Swing Line Advance") in accordance with any such notice. The aggregate amount of Swing Line Advances outstanding shall not exceed at any time the lesser of (A) the Swing Line Commitment and (B) the lesser of (1) the Maximum Amount and (2) (except for Overadvances) the Aggregate Borrowing Base, in each case less the outstanding balance of the Revolving Loan at such time ("Swing Line Availability"). Moreover, except for Overadvances, the Swing Line Loan outstanding to any Borrower shall not exceed at any time such Borrower's separate Borrowing Base less the Revolving Loan outstanding to such Borrower. Until the Commitment Termination Date, Borrowers may from time to time borrow, repay and reborrow under this Section 1.1(b). Each Swing Line Advance shall be made pursuant to a Notice of Revolving Credit Advance delivered to Agent by Borrower Representative on behalf of the applicable Borrower in accordance with Section 1.1(a). Any such notice must be given no later than 10:00 a.m. (California time) on the Business Day of the proposed Swing Line Advance. Unless the Swing Line Lender has received at least one Business Day's prior written notice from Agent or Requisite Revolving Lenders instructing it not to make any Swing Line Advance, the Swing Line Lender shall, notwithstanding the failure of any condition precedent set forth in Section 2.2 (other than the condition precedent set forth in Section 2.2(e)) be entitled to fund such Swing Line Advance and, in connection with such Swing Line Advance, to have each Revolving Lender make Revolving Credit Advances in accordance with Section 1.1(b)(iii) and to purchase participating interests in accordance with Section 1.1(b)(iv). Notwithstanding any other provision of this Agreement or the other Loan Documents, the Swing Line Loan shall constitute an Index Rate Loan. Unless the Swing Line Lender has received at least one Business Day's prior written notice from Agent or Requisite Revolving Lenders instructing it not to make any Swing Line Advance, the Swing Line Lender shall, notwithstanding the failure of any condition precedent set forth in Section 2.2 (other than the condition precedent set forth in Section 2.2(e)) be entitled to fund such Swing Line Advance and, in connection with such Swing Line Advance, to have each Revolving Lender make Revolving Credit Advances in accordance with Section 1.1(b)(iii) and to purchase participating interests in accordance with Section 1.1(b)(iv). Borrowers shall repay the aggregate outstanding principal amount of the Swing Line Loan upon demand therefor by Agent, which repayment shall be made exclusively from the proceeds of Revolving Credit Advances made in accordance with the terms of this Agreement pursuant to Section 1.11(b) or otherwise.

                           (ii)     Swing Line Notes.  Each Borrower shall
execute and deliver to the Swing Line Lender a promissory note to evidence the Swing Line Commitment. Each note shall be (A) in the principal amount of the Swing Line Commitment, (B) dated the Closing Date, and (C) substantially in the form of Exhibit 1.1(b)(ii) (each a "Swing Line Note" and collectively the "Swing Line Notes"). Each Swing Line Note shall represent the obligation of the applicable Borrower to pay the amount of the Swing Line Commitment or, if less, the aggregate unpaid principal amount of all Swing Line Advances made to such Borrower together with interest thereon as prescribed in Section 1.5. The entire unpaid balance of the Swing Line Loan and all other noncontingent Obligations shall be immediately due and payable in full in immediately available funds on the Commitment Termination Date if not sooner paid in full.

                           (iii)    Refunding of Swing Line Loans.  The Swing
Line Lender, at any time and from time to time in its sole and absolute discretion, but not less frequently than weekly, shall on behalf of any Borrower (and each Borrower hereby irrevocably authorizes the Swing Line Lender to so act on its behalf) request each Revolving Lender (including the Swing Line Lender) to make a Revolving Credit Advance to such Borrower (which shall be an Index Rate Loan) in an amount equal to such Revolving Lender's Pro Rata Share of the principal amount of such Borrower's Swing Line Loan (the "Refunded Swing Line Loan") outstanding on the date such notice is given. Unless any of the events described in Sections 8.1(h) or 8.1(i) shall have occurred (in which event the procedures of Section 1.1(b)(iv) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of a Revolving Credit Advance are then satisfied, each Revolving Lender shall disburse directly to Agent its Pro Rata Share of a Revolving Credit Advance on behalf of the Swing Line Lender prior to 12:00 noon (California time) in immediately available funds on the Business Day next succeeding the date such notice is given. The proceeds of such Revolving Credit Advances shall be immediately paid to the Swing Line Lender and applied to repay the Refunded Swing Line Loan of the applicable Borrower.
                           (iv)     Participation in Swing Line Loans.  If,
prior to refunding a Swing Line Loan with a Revolving Credit Advance pursuant to
Section 1.1(b)(iii), one of the events described in Sections 8.1(h) or 8.1(i) shall have occurred, then, subject to the provisions of Section 1.1(b)(v) below, each Revolving Lender shall, on the date such Revolving Credit Advance was to have been made for the benefit of the applicable Borrower, purchase from the Swing Line Lender an undivided participation interest in the Swing Line Loan to such Borrower in an amount equal to its Pro Rata Share of such Swing Line Loan. Upon request, each Revolving Lender shall promptly transfer to the Swing Line Lender, in immediately available funds, the amount of its participation interest.
                           (v)      Revolving Lenders' Obligations Unconditional
Each Revolving Lender's obligation to make Revolving Credit Advances in accordance with Section 1.1(b)(iii) and to purchase participating interests in accordance with Section 1.1(b)(iv) shall be absolute and unconditional and shall not be affected by any circumstance, including: (A) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender may have against the Swing Line Lender, any Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of any Default or Event of Default; (C) any inability of any Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement on the date upon which such participating interest is to be purchased; or (D) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If any Revolving Lender does not make available to Agent or the Swing Line Lender, as applicable, the amount required pursuant to Sections 1.1(b)(iii) or 1.1(b)(iv), as the case may be, the Swing Line Lender shall be entitled to recover such amount on demand from such Revolving Lender, together with interest thereon for each day from the date of non-payment until such amount is paid in full at the Federal Funds Rate for the first two Business Days and at the Index Rate thereafter.
                  (c)   Reliance   on   Notices;    Appointment    of   Borrower
Representative. Agent shall be entitled to rely upon, and shall be fully protected in relying upon, any Notice of Authorized Representative, Notice of Revolving Credit Advance, Notice of Conversion/Continuation or similar notice believed by Agent to be genuine. Agent may assume that each person identified as an Authorized Representative executing and delivering any such notice was duly authorized, unless Agent has actual knowledge to the contrary or the most recent Notice of Authorized Representative received by Agent does not list such person as an Authorized Representative. Each Borrower hereby designates Itron as its representative and agent on its behalf for the purposes of issuing Notices of Revolving Credit Advances and Notices of Conversion/Continuation, giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, requesting Letters of Credit, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or Borrowers under the Loan Documents. Borrower Representative hereby accepts such appointment. Agent and each Lender shall be entitled to rely exclusively on the authority of each Person designated in the most current Notice of Authorized Representative received by Agent, and Agent shall have no duty or obligation to verify the authenticity of any Person purporting to be an Authorized Representative giving any telephonic notice permitted below. Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from Borrower Representative as a notice or communication from all Borrowers, and may give any notice or communication required or permitted to be given to any Borrower or Borrowers hereunder to Borrower Representative on behalf of such Borrower or Borrowers. Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower. In addition, as an accommodation to Borrowers, Agent may permit telephonic requests setting forth the information in a Notice of Revolving Credit Advance or Notice of Conversion/Continuation (in each case immediately confirmed in writing) from Borrower Representative. Unless Borrower Representative specifically directs Agent in writing not to accept or act upon telephonic communications, Agent shall have no liability to Borrowers for any loss or damage suffered by any Borrower as a result of Agent's honoring of any requests communicated to it
telephonically   and   purporting  to  have  been  sent  to  Agent  by  Borrower
Representative, and Agent shall have no duty to verify the origin of any such communication or the identity or authority of the Person sending it.

         1.3 Letters of Credit. Subject to and in accordance with the terms and conditions contained herein and in Annex B, Borrower Representative, on behalf of the applicable Borrower, shall have the right to request, and Revolving Lenders agree to incur, or purchase participations in, Letter of Credit Obligations in respect of each Borrower.

         1.4      Prepayments.

                  (a) Voluntary Prepayments. Borrowers may at any time on at least five Business Days' prior written notice by Borrower Representative to Agent terminate the Revolving Loan Commitment; provided, that upon such termination, all Loans and other Obligations shall be immediately due and payable in full and Borrowers shall make arrangements, in accordance with the terms and conditions of Annex B, for the satisfaction of any outstanding Letter of Credit Obligations. Any such voluntary prepayment and any such termination of the Revolving Loan Commitment must be accompanied by payment of the Fee required by Section 1.9(c), if any, Agent's and each Lender's out-of-pocket expenses, and payment of any LIBOR funding breakage costs in accordance with Section 1.13(b). Upon any such prepayment and termination of the Revolving Loan Commitment, each Borrower's right to request Revolving Credit Advances, or request that Letter of Credit Obligations be incurred on its behalf, or request Swing Line Advances, shall simultaneously be terminated.

                  (b)      Mandatory Prepayments.

                              (i)      If at any time the outstanding balance of
the aggregate  Revolving  Loan exceeds the lesser of (A) the Maximum  Amount and
(B) the Aggregate Borrowing Base, in each case less the aggregate outstanding Swing Line Loan at such time, then Borrowers shall immediately repay the aggregate outstanding Revolving Credit Advances to the extent required to eliminate such excess. If any such excess remains after repayment in full of the aggregate outstanding Revolving Credit Advances, Borrowers shall provide cash collateral for the Letter of Credit Obligations in the manner set forth in Annex B to the extent required to eliminate such excess. Furthermore, if at any time the outstanding balance of the Revolving Loan of any Borrower exceeds such Borrower's separate Borrowing Base less the outstanding balance of the Swing Line Loan of such Borrower at such time, then such Borrower shall immediately repay its Revolving Credit Advances in the amount of such excess (and, if necessary, shall provide cash collateral for its Letter of Credit Obligations as described above). Notwithstanding the foregoing, any Overadvance made pursuant to Section 1.1(a)(iii) shall be repaid only on demand.

                           (ii)     Except as otherwise permitted in any Loan
Documents, immediately upon receipt by any Credit Party of cash proceeds of any asset disposition or any sale of Stock of any Subsidiary of any Credit Party, Borrowers shall prepay the Loans, in each case in an amount equal to all such proceeds, net of (A) commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by Borrowers in connection therewith (in each case, paid to non-Affiliates), (B) transfer taxes, (C) amounts payable to holders of senior Liens (to the extent such Liens constitute Permitted Encumbrances hereunder), if any, and (D) an appropriate reserve for income taxes in accordance with GAAP in connection therewith.  Any such  prepayment  shall be applied in  accordance  with  Section
1.3(c).
                  (c) Application of Certain Mandatory Prepayments. Any prepayments made by any Borrower pursuant to Sections 1.3(b)(ii) or (b)(iii), or clause (d) below shall be applied as follows: first, to Fees and reimbursable expenses of Agent then due and payable pursuant to any of the Loan Documents; second, to interest then due and payable on such Borrower's Swing Line Loan; third to the principal balance of the Swing Line Loan outstanding to such Borrower until the same shall have been repaid in full; fourth to interest then due and payable on Revolving Credit Advances made to such Borrower; fifth to the principal balance of Revolving Credit Advances outstanding to such Borrower until the same shall have been repaid in full; sixth to any Letter of Credit Obligations of such Borrower to provide cash collateral therefor in the manner set forth in Annex B, until all such Letter of Credit Obligations have been fully cash collateralized in the manner set forth in Annex B; seventh to interest then due and payable on the Swing Line Loan of each other Borrower, pro rata; eighth to the principal balance of the Swing Line Loan outstanding to each other Borrower, pro rata, until the same shall have been repaid in full; ninth to interest then due and payable on the Revolving Credit Advances outstanding to each other Borrower, pro rata; tenth to the principal balance of the Revolving Credit Advances made to each other Borrower, pro rata, until the same shall have been paid in full, and last to any Letter of Credit Obligations of each other Borrower, pro rata, to provide cash collateral therefor in the manner set forth in Annex B, until all such Letter of Credit Obligations have been fully cash collateralized. Neither the Revolving Loan Commitment nor the Swing Line Commitment shall be permanently reduced by the amount of any such prepayments.

                  (d) Application of Prepayments from Insurance and Condemnation Proceeds. Prepayments from insurance or condemnation proceeds in accordance with Sections 5.4(c) or 5.4(d), respectively, shall be applied in accordance with
Section 1.3(c). Neither the Revolving Loan Commitment nor the Swing Line Loan Commitment shall be permanently reduced by the amount of any such prepayments. If the insurance or condemnation proceeds received as to a particular Borrower exceed the outstanding principal balances of the Loans to that Borrower or if the precise amount of insurance or condemnation proceeds allocable to Inventory as compared to Equipment, Fixtures and Real Estate are not otherwise determined, the allocation and application pursuant to Section 1.3(c) of those proceeds shall be reasonably determined by Agent.

                  (e) Application of Payments with Respect to Certain Restricted Payments. The net cash proceeds received by Itron from (i) its issuance of additional Subordinated Debt or common Stock pursuant to Section 6.14(f) shall be applied first, to the repurchase of Itron's Subordinated Debt, and then, to Agent and Lenders in accordance with Section 1.3(c), and (ii) either its restructure and reallocation of payments owing by Duquesne Light Company under the Duquesne Agreement or the financing of the Duquesne Project by a third party lender pursuant to Section 6.14(g) shall be allocated up to 30% (at the option of Itron) to the repurchase of Itron's Subordinated Debt until repaid in full and the remaining percentage of such proceeds to Agent and Lenders in accordance with Section 1.3(c).

                  (f) No Consent  to  Prohibited  Transactions.  Nothing in this
Section 1.3 shall be construed to constitute Agent's or any Lender's consent to any transaction that is not permitted by other provisions of this Agreement or the other Loan Documents.

         1.5 Use of Proceeds. Borrowers shall utilize the proceeds of the Revolving Loan and the Swing Line Advances solely for the Refinancing (and to pay any related transaction expenses), and for the financing of Borrowers' ordinary working capital and general corporate needs (but excluding in any event the making of any Restricted Payment not specifically permitted by Section 6.14). Disclosure Schedule (1.4) contains a description of Borrowers' sources and uses of funds as of the Closing Date, including Loans and Letter of Credit Obligations to be made or incurred on such date.

         1.6      Interest and Applicable Margins.

                  (a) Borrowers shall pay interest to Agent, for the ratable benefit of Lenders in accordance with the various Loans being made by each Lender, in arrears on each applicable Interest Payment Date, at the following rates: (i) with respect to the Revolving Credit Advances, the Index Rate plus the Applicable Revolver Index Margin per annum or, at the election of Borrower Representative, the applicable LIBOR Rate plus the Applicable Revolver LIBOR Margin per annum, based on the aggregate Revolving Credit Advances outstanding from time to time; and (ii) with respect to the Swing Line Loan, the Index Rate plus the Applicable Revolver Index Margin per annum.

                  The Applicable Revolver Index Margin and Applicable Revolver LIBOR Margin shall be 0.50% and 2.00% per annum, respectively, as of the Closing Date. The Applicable Margins shall be adjusted (up or down) prospectively on a quarterly basis as determined by the Fixed Charge Coverage Ratio of Borrowers and their Subsidiaries on a consolidated basis for the 12-month period then ended, commencing with the first day of the first calendar month that occurs more than five days after delivery of Borrowers' quarterly Financial Statements to Lenders for the Fiscal Quarter ending December 31, 2000. Adjustments in Applicable Margins will be determined by reference to the following grids:

               If Fixed Charge Coverage Ratio is:       Level of
                                                        Applicable Margins:
                            >3.0 to 1                         Level I
                                -
                    >2.5 to 1, but < 3.0 to 1                  Level I I
                                -
                    >2.0 to 1, but < 2.5 to 1                  Level III
                                -
                            <2.0 to  1                         Level IV



                                             Applicable Margins

                          Level I        Level II       Level III      Level IV

Applicable Revolver            0%          0.25%           0.50%          0.75%
Index Margin

Applicable Revolver         1.50%          1.75%           2.00%          2.25%
LIBOR Margin

                  All adjustments in the Applicable Margins after December 31, 2000, shall be implemented quarterly on a prospective basis, for each calendar month commencing at least five days after the date of delivery to Lenders of the quarterly unaudited or annual audited (as applicable) Financial Statements evidencing the need for an adjustment. Concurrently with the delivery of such Financial Statements, Borrower Representative shall deliver to Agent and Lenders a certificate, in the form of Exhibit 1.5(a), signed by its chief financial officer, setting forth in reasonable detail the basis for the continuance of, or any change in, the Applicable Margins. Failure to timely deliver such Financial Statements in accordance with Annex E shall, in addition to any other remedy provided for in this Agreement, result in an increase in the Applicable Margins to the highest level set forth in the foregoing grid until delivery of those Financial Statements demonstrating that such an increase is not required. If a Default or Event of Default shall have occurred and be continuing at the time any reduction in the Applicable Margins is to be implemented, that reduction shall be deferred until the first day of the first calendar month following the date on which such Default or Event of Default is waived or cured.

                  (b) If any payment on any Loan becomes due and payable on a day other than a Business Day, the maturity thereof will be extended to the next succeeding Business Day (except as set forth in the definition of LIBOR Period) and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

                  (c) All computations of Fees calculated on a per annum basis and interest shall be made by Agent on the basis of a 360-day year, in each case for the actual number of days occurring in the period for which such Fees or interest are payable. Each determination by Agent of an interest rate and Fees hereunder shall be final, binding and conclusive on Borrower (absent manifest error).

                  (d) So long as an Event of Default shall have occurred and be continuing under Sections 8.1(a), (h) or (i) or so long as any other Event of Default shall have occurred and be continuing, and at the election of Agent (or upon the written request of Requisite Lenders) confirmed by written notice from Agent to Borrower Representative, the interest rates applicable to the Loans and the Letter of Credit Fees shall be increased by two percentage points (2%) per annum above the rates of interest or the rate of such Fees otherwise applicable hereunder (the "Default Rate"), and all outstanding Obligations shall bear interest at the Default Rate applicable to such Obligations. Interest and Letter of Credit Fees at the Default Rate shall accrue from the initial date of such Default or Event of Default until that Default or Event of Default is cured or waived and shall be payable upon demand.

                  (e) Subject to the conditions precedent set forth in Section 2.2, Borrower Representative shall have the option to (i) request that any Revolving Credit Advance be made as a LIBOR Loan, (ii) convert at any time all or any part of outstanding Loans (other than the Swing Line Loan) from Index Rate Loans to LIBOR Loans, (iii) convert any LIBOR Loan to an Index Rate Loan, subject to payment of LIBOR breakage costs in accordance with Section 1.13(b) if such conversion is made prior to the expiration of the LIBOR Period applicable thereto, or (iv) continue all or any portion of any Loan (other than the Swing Line Loan) as a LIBOR Loan upon the expiration of the applicable LIBOR Period and the succeeding LIBOR Period of that continued Loan shall commence on the last day of the LIBOR Period of the Loan to be continued. Any Loan to be made or continued as, or converted into, a LIBOR Loan must be in a minimum amount of $2,000,000, and integral multiples of $500,000 in excess of such amount. Any such election must be made by 10:00 a.m. (California time) on the third Business Day prior to (A) the date of any proposed Advance that is to bear interest at the LIBOR Rate, (B) the end of each LIBOR Period with respect to any LIBOR Loans to be continued as such, or (C) the date on which Borrower Representative wishes to convert any Index Rate Loan to a LIBOR Loan for a LIBOR Period designated by Borrower Representative in such election. If no election is received with respect to a LIBOR Loan by 10:00 a.m. (California time) on the third Business Day prior to the end of the LIBOR Period with respect thereto (or if an Event of Default shall have occurred and be continuing or if the additional conditions precedent set forth in Section 2.2 shall not have been satisfied), that LIBOR Loan shall be converted to an Index Rate Loan at the end of its LIBOR Period. Borrower Representative must make such election by notice to Agent in writing, by telecopy or overnight courier. In the case of any conversion or continuation, such election must be made pursuant to a written notice (a "Notice of Conversion/Continuation") in the form of Exhibit 1.5(e).

                  (f) Notwithstanding anything to the contrary set forth in this
Section 1.5, if a court of competent jurisdiction determines in a final order that the rate of interest payable hereunder exceeds the highest rate of interest permissible under law (the "Maximum Lawful Rate"), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrowers shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this
Agreement. Thereafter, interest hereunder shall be paid at the rate(s) of interest and in the manner provided in Sections 1.5(a) through (e), unless and until the rate of interest again exceeds the Maximum Lawful Rate, and at that time this paragraph shall again apply. In no event shall the total interest received by any Lender pursuant to the terms hereof exceed the amount that such Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate. If the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made. If, notwithstanding the provisions of this Section 1.5(f), a court of competent jurisdiction shall finally determine that a Lender has received interest hereunder in excess of the Maximum Lawful Rate, Agent shall, to the extent permitted by applicable law, promptly apply such excess in the order specified in Section 1.11 and thereafter shall refund any excess to Borrowers or as a court of competent jurisdiction may otherwise order.

         1.7 Eligible Accounts. Based on the most recent Borrowing Base Certificate delivered by each Borrower to Agent and on other information available to Agent, Agent shall in its reasonable credit judgment determine which Accounts of each Borrower shall be "Eligible Accounts" for purposes of this Agreement. In determining whether a particular Account of any Borrower constitutes an Eligible Account, Agent shall not include any such Account to which any of the exclusionary criteria set forth below applies. Agent reserves the right, at any time and from time to time after the Closing Date in its reasonable credit judgment, to adjust any such criteria, to establish new criteria, to adjust advance rates, to establish Reserves, and to modify Reserves with respect to Eligible Accounts, subject to the approval of Supermajority Revolving Lenders in the event any such adjustments or the establishment of such new criteria or Reserves have the effect of making more credit available. Eligible Accounts shall not include any Account of any Borrower:

                  (a) that does not arise from the sale of goods or the performance of services by such Borrower in the ordinary course of its business;

                  (b) (i) upon which such Borrower's right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever or (ii) as to which such Borrower is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process or (iii) if the Account represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account Debtor's obligation to pay that invoice is subject to such Borrower's completion of further performance under such contract or is subject to the equitable Lien of a surety bond issuer;

                  (c) to the extent that any defense, counterclaim, setoff or dispute is asserted as to such Account;

                  (d) that represents a pre-billed Account or is not otherwise a true and correct statement of bona fide indebtedness incurred in the amount of the Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor;

                  (e) with respect to which an invoice, acceptable to Agent in form and substance, has not been sent to the applicable Account Debtor;

                  (f) that is not owned by such Borrower or is subject to any right, claim, security interest or other interest of any other Person, other than Liens in favor of Agent, on behalf of itself and Lenders;

                  (g) that arises from a sale to any director, officer, other employee or Affiliate (other than (i) Centra Gas, (ii) Avista Corporation, (iii) Houston Industries, Inc., (iv) Reliant Resources Corporation or (v) Arkla Finance Corp.) of any Credit Party, or to any entity that has any common officer or director with any Credit Party;

                  (h) that is the obligation of an Account Debtor that is the United States government or a political subdivision thereof, or any state or municipality or department, agency or instrumentality thereof unless Agent, in its sole discretion, has agreed to the contrary in writing and such Borrower, if necessary or desirable, has complied with the Federal Assignment of Claims Act of 1940 or any applicable state statute or municipal ordinance of similar purpose and effect, with respect to such obligation;

                  (i) that is the obligation of an Account Debtor located in a foreign country other than Canada (excluding the provinces of Quebec and Newfoundland and the Northwest Territories) unless payment thereof is assured by a letter of credit assigned and delivered to Agent, satisfactory to Agent as to form, amount and issuer;

                  (j) to the extent such Borrower or any Subsidiary thereof is liable for goods sold or services rendered by the applicable Account Debtor to such Borrower or any Subsidiary thereof but only to the extent of the potential offset;

                  (k) that arises with respect to goods that are delivered on a bill-and-hold, cash-on-delivery basis or placed on consignment, guaranteed sale or other terms by reason of which the payment by the Account Debtor is or may be conditional;

                  (l) that is in default; provided, that without limiting the generality of the foregoing, an Account shall be deemed in default upon the occurrence of any of the following:

                           (i) such Account is not paid within the earlier of 60 days following its due date or 90 days following its original invoice date;

                           (ii) the Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due; or

                           (iii) a petition is filed by or against any Account Debtor obligated upon such Account under any bankruptcy law or any other federal, state or foreign (including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors;

                  (m) that is an obligation of an Account Debtor with respect to which fifty percent (50%) or more of the Dollar amount of all Accounts owing by such Account Debtor are ineligible under the other criteria set forth in this
Section 1.6;

                  (n) as to which Agent's Lien thereon, on behalf of itself and Lenders, is not a first priority perfected Lien;

                  (o) as to which any of the representations or warranties pertaining to Accounts in the Loan Documents is untrue;

                  (p) to the extent such Account is evidenced by a judgment Instrument or Chattel Paper;

                  (q) to the extent such Account exceeds any credit limit established by Agent, in its reasonable credit judgment, following prior notice of such limit by Agent to Borrower Representative;

                  (r) to the extent that such Account, together with all other Accounts owing by such Account Debtor and its Affiliates as of any date of determination exceed 25% of all Eligible Accounts;

                  (s) that is payable in any currency other than Dollars; or

                  (t) that is otherwise unacceptable to Agent in its reasonable credit judgment.

         1.8 Eligible Inventory. Based on the most recent Borrowing Base Certificate delivered by each Borrower to Agent and on any other information available to Agent, Agent shall in its reasonable credit judgment determine which Inventory of each Borrower shall be "Eligible Inventory" for purposes of this Agreement. In determining whether any particular Inventory of any Borrower constitutes Eligible Inventory, Agent shall not include any such Inventory to which any of the exclusionary criteria set forth below applies. Agent reserves the right, at any time and from time to time after the Closing Date in its reasonable credit judgment, to adjust any such criteria, to establish new criteria, to adjust advance rates, to establish Reserves, and to modify Reserves with respect to Eligible Inventory, subject to the approval of Supermajority Revolving Lenders in the event any such adjustments or the establishment of such new criteria or Reserves have the effect of making more credit available. Eligible Inventory shall not include any Inventory of any Borrower that:

                 (a) is not owned by such Borrower free and clear of all Liens and rights of any other Person (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure such Borrower's performance with respect to such Inventory), except the Liens in favor of Agent, on behalf of itself and Lenders, and Permitted
Encumbrances  in favor of  landlords  and  bailees  to the extent  permitted  in
Section 5.9 (subject to Reserves established by Agent in accordance with Section 5.9);

                 (b) (i) is not located on premises owned or leased by such Borrower or stored at a public warehouse, in each case located within the United States of America and referenced in Disclosure Schedule (3.2), (ii) is located at a public warehouse, unless (A) the warehouseman has executed a bailee letter in form and substance acceptable to Agent and (B) Agent has determined the amount of, and is maintaining, a Reserve against the Borrowing Base with respect to the Inventory located at such public warehouse, (iii) is located at one of such Borrower's owned or leased locations, unless either (A) the mortgagee or landlord, as applicable, has executed a mortgagee's waiver or a landlord's waiver, as the case may be, in form and substance acceptable to Agent or (B) Agent has determined the amount of, and is maintaining, a Reserve against the Borrowing Base with respect to the Inventory located at such owned or leased location, (iv) is located at any site if the aggregate book value of Inventory at any such location is less than $100,000, or (v) is located at any outside processing facility or is otherwise in the custody of third parties for processing or manufacture, including any Inventory that, upon its sale or delivery, would constitute an Eligible Unbilled Account, unless, with respect to such Inventory that is in the custody of the entity to be created in accordance with the transaction described in Disclosure Schedule (6.2) for processing at Itron's facility located at E. 15913 Euclid Avenue, Spokane, Washington, (A) such entity shall have executed a bailee letter in form and substance acceptable to Agent, (B) such Inventory shall be segregated from the other Inventory of such entity, and (C) such Borrower shall have complied with such other criteria as Agent may establish from time to time in its reasonable credit judgment; provided, that Inventory that otherwise complies with the criteria set forth in clauses (A) through (C) of this clause (v) shall only constitute Eligible Inventory to the extent that the book value of such Inventory, when added to the book value of all other Inventory that constitutes Eligible Inventory pursuant to such criteria, does not exceed $10,000,000;

                 (c)      is placed on consignment or is in transit;

                 (d) is covered by a negotiable document of title, unless such document has been delivered to Agent with all necessary endorsements, free and clear of all Liens except those in favor of Agent on behalf of itself and Lenders;

                 (e) in Agent's reasonable determination is excess, obsolete, unsalable, shopworn, seconds, damaged or unfit for sale;

                 (f)   consists  of  display   items  or  packing  or  shipping
materials, manufacturing supplies, items used for repairs or maintenance or work-in-process Inventory;

                 (g) consists of goods that have been returned by the buyer, unless such goods are inspected by such Borrower and returned unopened in their original packaging;

                 (h) is not of a type held for sale in the ordinary course of such Borrower's business;

                 (i) is not subject to a first priority perfected Lien in favor of Agent, on behalf of itself and Lenders;

                 (j) does not comply with any of the representations or warranties pertaining to Inventory set forth in the Loan Documents;

                 (k) consists of any costs associated with "freight-in" charges;

                 (l) consists of Hazardous Materials or goods that can be transported or sold only with licenses that are not readily available;

                 (m)  is not covered by casualty insurance acceptable to Agent;

                 (n) is subject to licensing or distribution agreements unless Agent has obtained all consents, approvals and other documents required, in its sole discretion, to provide Agent with the ability under such licensing or distribution agreements and applicable laws and regulations to sell or dispose of such Inventory;

                 (o) consists of goods delivered by such Borrower pursuant to the Duquesne Agreement, the Houston Agreement or the Philadelphia Agreement; or

                 (p) is otherwise unacceptable to Agent in its reasonable credit judgment.

         1.9 Cash Management System. On or prior to the Closing Date, Borrowers will establish and will maintain until the Termination Date, the cash management system described in Annex C (the "Cash Management Systems").

         1.10     Fees.

                  (a) Borrowers shall pay to GE Capital, individually, the Fees specified in that certain fee letter of even date herewith, among Borrowers and GE Capital (the "GE Capital Fee Letter"), at the times specified for payment therein.

                  (b) As additional compensation for the Revolving Lenders, Borrowers shall pay to Agent, for the ratable benefit of such Lenders, in arrears, on the first Business Day of each month prior to the Commitment Termination Date and on the Commitment Termination Date, a Fee for Borrowers' non-use of available funds in an amount equal to (i) three-eighths of one percent (0.375%) per annum (calculated on the basis of a 360 day year for actual days elapsed) multiplied by (ii) (A) the Aggregate Borrowing Base (as in effect from time to time) minus (B) the average for the period of the daily closing balances of the aggregate Revolving Loan and the Swing Line Loan outstanding during the period for which such Fee is due.

                  (c) If Borrowers prepay the Revolving Loan and terminate the Revolving Loan Commitment on or prior to the first anniversary of the Closing
Date, whether voluntarily or involuntarily and whether before or after acceleration of the Obligations, then Borrowers shall pay to Agent, for the benefit of Lenders as liquidated damages and compensation for the costs of being prepared to make funds available hereunder an amount equal to (i) one percent (1%) multiplied by (ii) the Maximum Amount.

                  (d) Borrowers shall pay to Agent, for the ratable benefit of Revolving Lenders, the Letter of Credit Fee as provided in Annex B.

         1.11 Receipt of Payments. Borrowers shall make each payment under this Agreement not later than 2:00 p.m. (California time) on the day when due in immediately available funds in Dollars to the Collection Account. For purposes of computing Fees or determining Borrowing Availability or Net Borrowing Availability as of any date, all payments shall be deemed received on the Business Day of receipt by Agent of immediately available funds therefor in the Collection Account prior to 11:00 a.m. (California time). For purposes of computing interest only, all payments shall be deemed received one Business Day after receipt of immediately available funds therefor in the Collection Account prior to 2:00 p.m. (California time). Payments received after 2:00 p.m. (California time) on any Business Day or on a day that is not a Business Day shall be deemed to have been received on the following Business Day.

         1.12     Application and Allocation of Payments.

                  (a) So long as no Event of Default shall have occurred and be continuing: (i) payments consisting of proceeds of Accounts received in the ordinary course of business shall be applied first to the Swing Line Loan and second to the Revolving Loan; (ii) voluntary prepayments shall be applied as determined by Borrower Representative, subject to the applicable provisions of
Section 1.3; and (iii) mandatory prepayments and other specific payments described in Section 1.3 shall be applied as set forth therein. As to each other payment, and as to all payments made when an Event of Default shall have occurred and be continuing or following the Commitment Termination Date, each Borrower hereby irrevocably waives the right to direct the application of any and all payments received from or on behalf of such Borrower, and each Borrower hereby irrevocably agrees that Agent shall have the continuing exclusive right to apply any and all such payments against the Obligations of Borrowers as Agent may deem advisable notwithstanding any previous entry by Agent in the Loan Account or any other books and records. In the absence of a specific determination by Agent with respect thereto, payments shall be applied to amounts then due and payable in the following order: (A) to Fees and Agent's expenses reimbursable hereunder; (B) to interest on the Swing Line Loan; (C) to principal payments on the Swing Line Loan; (D) to interest on the other Loans, ratably in proportion to the interest accrued as to each Loan; (E) to principal payments on the other Loans and to provide cash collateral for Letter of Credit Obligations in the manner described in Annex B, ratably to the aggregate, combined principal balance of the other Loans and outstanding Letter of Credit Obligations; and (F) to all other Obligations, including expenses of Lenders to the extent reimbursable under Section 11.3.

                  (b) Agent is authorized to, and at its sole election may, charge to the Revolving Loan balance on behalf of each Borrower and cause to be paid all Fees, expenses, Charges, costs (including insurance premiums in accordance with Section 5.4(a)) and interest and principal to the extent that such principal payment consists of a repayment of the Swing Line Loan upon demand by Agent pursuant to Section 1.1(b)(i) owing by Borrowers under this Agreement or any of the other Loan Documents if and to the extent Borrowers fail to pay promptly any such amounts as and when due, even if such charges would cause the aggregate amount of Revolving Credit Advances and Swing Line Advances outstanding after giving effect to such charges to exceed Borrowing Availability or would cause the balance of the Revolving Loan and the Swing Loan of any Borrower to exceed such Borrower's separate Borrowing Base. At Agent's option and to the extent permitted by law, any charges so made shall constitute part of the Revolving Loan hereunder.

         1.13 Loan Account and Accounting. Agent shall maintain a loan account (the "Loan Account") on its books to record: (a) all Revolving Credit Advances;
(b) all payments made by Borrowers; and (c) all other debits and credits as provided in this Agreement with respect to the Loans or any other Obligations. All entries in the Loan Account shall be made in accordance with Agent's customary accounting practices as in effect from time to time. The balance in the Loan Account, as recorded on Agent's most recent printout or other written statement, shall, absent manifest error, be presumptive evidence of the amounts due and owing to Agent and Lenders by each Borrower; provided, that any failure to so record or any error in so recording shall not limit or otherwise affect any Borrower's duty to pay the Obligations. Agent shall render to Borrower Representative a monthly accounting of transactions with respect to the Loans setting forth the balance of the Loan Account as to each Borrower for the immediately preceding month. Unless Borrower Representative notifies Agent in writing of any objection to any such accounting (specifically describing the basis for such objection), within 60 days after the date thereof, each and every such accounting shall be deemed final, binding and conclusive on Borrowers (absent manifest error) in all respects as to all matters reflected therein. Only those items expressly objected to in such notice shall be deemed to be disputed by Borrowers.

         1.14     Indemnity.

                  (a) Each Credit Party that is a signatory hereto shall jointly and severally indemnify and hold harmless each of Agent, Lenders and their respective Affiliates, and each such Person's respective officers, directors, employees, attorneys, agents and representatives (each, an "Indemnified Person"), from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including attorneys' fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal) that may be instituted or asserted against or incurred by any such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents and the administration of such credit, and in connection with or arising out of the transactions contemplated hereunder and thereunder and any actions or failures to act in connection therewith, including any and all Environmental Liabilities and legal costs and expenses arising out of or incurred in connection with disputes between or among any parties to any of the Loan Documents (collectively, "Indemnified Liabilities"); provided, that no such Credit Party shall be liable for any indemnification to an Indemnified Person to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense results from the gross negligence or willful misconduct of such Indemnified Person or any Affiliate of such Indemnified Person, as finally determined by a court of competent jurisdiction. NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO ANY LOAN DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES THAT MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER ANY LOAN DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.

                  (b) To induce Lenders to provide the LIBOR Rate option on the terms provided herein, if: (i) any LIBOR Loans are repaid in whole or in part prior to the last day of any applicable LIBOR Period (whether such repayment is made pursuant to any provision of this Agreement or any other Loan Document or occurs as a result of acceleration, by operation of law or otherwise); (ii) any Borrower shall default in payment when due of the principal amount of or interest on any LIBOR Loan; (iii) any Borrower shall default in making any borrowing of, conversion into or continuation of LIBOR Loans after Borrower Representative has given notice requesting the same in accordance herewith; or
(iv) any Borrower shall fail to make any prepayment of a LIBOR Loan after Borrower Representative has given a notice thereof in accordance herewith, then Borrowers shall jointly and severally indemnify and hold harmless each Lender from and against all losses, costs and expenses resulting from or arising from any of the foregoing. Such indemnification shall include any loss (including loss of margin) or expense arising from the reemployment of funds obtained by it or from fees payable to terminate deposits from which such funds were obtained. For the purpose of calculating amounts payable to a Lender under this subsection, each Lender shall be deemed to have actually funded its relevant LIBOR Loan through the purchase of a deposit bearing interest at the LIBOR Rate in an amount equal to the amount of that LIBOR Loan and having a maturity comparable to the relevant Interest Period; provided, that each Lender may fund each of its LIBOR Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this subsection. This covenant shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder. As promptly as practicable under the circumstances, each Lender shall provide Borrower Representative with its written calculation of all amounts payable pursuant to this Section 1.13(b), and such calculation shall be binding on the parties hereto unless Borrower Representative shall object in writing within 30 days of receipt thereof, specifying the basis for such objection in detail.

         1.15 Access. Each Credit Party that is a party hereto shall, during normal business hours, from time to time upon one Business Day's prior notice as frequently as Agent determines to be appropriate: (a) provide Agent and any of its officers, employees and agents access to its properties, facilities, advisors and employees (including officers) of each Credit Party and to the Collateral; (b) permit Agent and any of its officers, employees and agents to inspect, audit and make extracts from any Credit Party's books and records; and
(c) permit Agent and its officers, employees and agents to inspect, review, evaluate and make test verifications and counts of the Accounts, Inventory and other Collateral of any Credit Party. If a Default or Event of Default shall have occurred and be continuing or if access is necessary to preserve or protect the Collateral as determined by Agent, each such Credit Party shall provide such access to Agent and to each Lender at all times and without advance notice. Furthermore, so long as any Event of Default shall have occurred and be continuing, Borrowers shall cooperate with Agent and Lenders to provide Agent and each Lender with access to Borrowers' suppliers and customers. Each Credit Party shall make available to Agent and its counsel, as quickly as is reasonably possible under the circumstances, originals or copies of all books and records that Agent may reasonably request. Each Credit Party shall deliver any document or instrument necessary for Agent, as it may from time to time request, to obtain records from any service bureau or other Person that maintains records for such Credit Party, and shall maintain duplicate records or supporting documentation on media, including computer tapes and discs owned by such Credit Party. Agent will give Lenders at least ten days' prior written notice of regularly scheduled audits. Representatives of the Lenders may accompany Agent's representatives on regularly scheduled audits at no charge to Borrowers.

         1.16     Taxes.

                  (a) Any and all payments by each Borrower hereunder (including any payments made pursuant to Section 12) or under the Notes shall be made, in accordance with this Section 1.15, free and clear of and without deduction for any and all present or future Taxes. If any Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder (including any sum payable pursuant to Section 12) or under the Notes, (i) the sum payable shall be increased as much as shall be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 1.15) Agent or Lenders, as applicable, receive an amount equal to the sum they would have received had no such deductions been made, (ii) such Borrower shall make such deductions, and (iii) such Borrower shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law. Within 30 days after the date of any payment of Taxes, Borrower Representative shall furnish to Agent the original or a certified copy of a receipt evidencing payment thereof.

                  (b) Each Credit Party that is a signatory hereto shall jointly and severally indemnify and, within 30 days of demand therefor, pay Agent and each Lender for the full amount of Taxes (including any Taxes imposed by any jurisdiction on amounts payable under this Section 1.15) paid by Agent or such Lender, as appropriate, in connection with the transactions contemplated under the Loan Documents and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted.

                  (c) Each Lender organized under the laws of a jurisdiction outside the United States (a "Foreign Lender") as to which payments to be made under this Agreement or under the Notes are exempt from United States withholding tax under an applicable statute or tax treaty shall provide to Borrower Representative and Agent a properly completed and executed IRS Forms 4224 (or IRS Forms W-8ECI) or IRS Forms 1001 (or IRS Forms W-8BEN) or other applicable form, certificate or document prescribed by the IRS or the United States certifying as to such Foreign Lender's entitlement to such exemption (a "Certificate of Exemption"). Any foreign Person that seeks to become a Lender under this Agreement shall provide a Certificate of Exemption to Borrower Representative and Agent prior to becoming a Lender hereunder. No foreign Person may become a Lender hereunder if such Person is unable to deliver a Certificate of Exemption.

         1.17     Capital Adequacy; Increased Costs; Illegality.

                  (a) If any Lender shall have determined that the adoption after the date hereof of any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by any Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law) from any central bank or other Governmental Authority increases or would have the effect of increasing the amount of capital, reserves or other funds required to be maintained by such Lender and thereby reducing the rate of return on such Lender's capital as a consequence of its obligations hereunder, then Borrowers shall from time to time upon demand by such Lender (with a copy of such demand to Agent) pay to Agent, for the account of such Lender, additional amounts sufficient to compensate such Lender for such reduction. A certificate as to the amount of that reduction and showing the basis of the computation thereof submitted by such Lender to Borrower Representative and to Agent shall be final, binding and conclusive on Borrower (absent manifest error) for all purposes.

                  (b) If, due to either (i) the introduction of or any change in any law or regulation (or any change in the interpretation thereof) or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in each case adopted after the Closing Date, there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining any Loan, then
Borrowers shall, from time to time upon demand by such Lender (with a copy of such demand to Agent), pay to Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to Borrower Representative and to Agent by such Lender, shall be final, binding and conclusive on Borrowers (absent manifest error) for all purposes. Each Lender agrees that, as promptly as practicable after it becomes aware of any circumstances referred to above that would result in any such increased cost, the affected Lender shall, to the extent not inconsistent with such Lender's internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by Borrowers pursuant to this Section 1.16(b).

                  (c) Notwithstanding anything to the contrary contained herein, if the introduction of or any change in any law or regulation (or any change in the interpretation thereof) shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender to agree to make or to make or to continue to fund or maintain any LIBOR Loan, then, unless that Lender is able to make or to continue to fund or to maintain such LIBOR Loan at another branch or office of that Lender without, in that Lender's opinion, adversely affecting it or its Loans or the income obtained therefrom, on notice thereof and demand therefor by such Lender to Borrower Representative through Agent, (i) the obligation of such Lender to agree to make or to make or to continue to fund or maintain LIBOR Loans shall terminate, and (ii) each Borrower shall forthwith prepay in full all outstanding LIBOR Loans owing by such Borrower to such Lender, together with interest accrued thereon, unless Borrower Representative on behalf of such Borrower, within five Business Days after the delivery of such notice and demand, converts all such LIBOR Loans into Index Rate Loans.

                  (d)  (i)   Within   30  days   after   receipt   by   Borrower
Representative of written notice and demand from any Lender (an "Affected Lender") for payment of additional amounts or increased costs as provided in Sections 1.15(a), 1.16(a) or 1.16(b), Borrower Representative may, at its option, notify Agent and such Affected Lender of its intention to replace the Affected Lender. So long as no Default or Event of Default shall have occurred and be continuing, Borrower Representative, with the consent of Agent, which consent shall not be unreasonably withheld, may obtain, at Borrowers' expense, a replacement Lender ("Replacement Lender") for the Affected Lender, which
Replacement Lender must be satisfactory to Agent. If Borrower Representative obtains a Replacement Lender within 90 days following notice of its intention to do so, the Affected Lender must sell and assign its Loans and Commitments to such Replacement Lender for an amount equal to the principal balance of all Loans held by the Affected Lender and all accrued interest and Fees with respect thereto through the date of such sale; provided, that Borrowers shall have reimbursed such Affected Lender for the additional amounts or increased costs that it is entitled to receive under this Agreement through the date of such sale and assignment.

                           (ii)   Notwithstanding the foregoing, Borrowers shall
not have the right to obtain a Replacement Lender if the Affected Lender rescinds its demand for increased costs or additional amounts within 15 days following its receipt of Borrowers' notice of intention to replace such Affected Lender. Furthermore, if Borrowers give a notice of intention to replace and fail to replace such Affected Lender within 90 days thereafter, then Borrowers (A) shall not be permitted to replace such Affected Lender under this Section 1.16(d) based on the increased costs or additional amounts demanded by such Affected Lender in the written notice and demand for payment of such costs or amounts received by Borrowers from such Affected Lender and (B) shall promptly pay all increased costs or additional amounts demanded by such Affected Lender pursuant to Sections 1.15(a), 1.16(a) and 1.16(b); provided, that Borrowers shall retain the right to replace any Lender that may become an Affected Lender based on any subsequent written notice and demand for payment of additional amounts or increased costs not the subject of any prior demand by such Lender.

         1.18 Single Loan. All Loans to each Borrower and all of the other Obligations of each Borrower arising under this Agreement and the other Loan Documents shall constitute one general obligation of that Borrower secured, until the Termination Date, by all of the Collateral.

2.       CONDITIONS PRECEDENT

         2.1 Conditions to the Initial Loans. No Lender shall be obligated to make any Loan or incur any Letter of Credit Obligations on the Closing Date, or to take, fulfill, or perform any other action hereunder, until the following conditions have been satisfied or provided for in a manner satisfactory to Agent, or waived in writing by Agent and Lenders:

                  (a) Credit Agreement; Loan Documents. This Agreement or counterparts hereof shall have been duly executed by and delivered to Borrowers, each other Credit Party, Agent and Lenders, and Agent shall have received such documents, instruments, agreements and legal opinions as Agent shall request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including all those listed in the Schedule of Documents, each in form and substance satisfactory to Agent.

                  (b) Repayment of Prior Lender Obligations; Satisfaction of Outstanding L/Cs. (i) Agent shall have received a fully executed original of a pay-off letter satisfactory to Agent confirming that all of the Prior Lender Obligations will be repaid in full from the proceeds of the initial Revolving Credit Advance and all Liens upon any of the property of Borrowers or any of their Subsidiaries in favor of Prior Lender shall be terminated by Prior Lender immediately upon such payment; and (ii) all letters of credit issued or guaranteed by Prior Lender shall have been cash collateralized, supported by a guaranty of Agent or supported by a Letter of Credit issued pursuant to Annex B, as mutually agreed upon by Agent, Borrowers and Prior Lender.

                  (c) Approvals. Agent shall have received (i) satisfactory evidence that the Credit Parties have obtained all required consents and approvals of all Persons, including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Loan Documents and the consummation of the Related Transactions; or (ii) an officer's certificate in form and substance satisfactory to Agent affirming that no such consents or approvals are required.

                  (d) Opening Availability. The Eligible Accounts and Eligible Inventory supporting the initial Revolving Credit Advance and the initial Letter of Credit Obligations incurred and the amount of the Reserves to be established on the Closing Date shall be sufficient in value, as determined by Agent, to provide Borrowers, collectively, with Net Borrowing Availability, after giving effect to the initial Revolving Credit Advance made to each Borrower, the incurrence of any initial Letter of Credit Obligations and the consummation of the Related Transactions (on a pro forma basis, with trade payables being paid currently, and expenses and liabilities being paid in the ordinary course of business and without acceleration of sales) of at least $9,800,000.

                  (e) Payment of Fees. Borrowers shall have paid the Fees required to be paid on the Closing Date in the respective amounts specified in
Section 1.9 (including the Fees specified in the GE Capital Fee Letter), and shall have reimbursed Agent for all fees, costs and expenses of closing presented as of the Closing Date.

                  (f)  Capital  Structure;   Other  Indebtedness.   The  capital
structure of each Credit Party and the terms and conditions of all Indebtedness of each Credit Party shall be acceptable to Agent in its sole discretion.

                  (g) Due Diligence. Agent shall have completed its business and legal due diligence, including a roll forward of its previous Collateral audit, with results satisfactory to Agent.

                  (h) Consummation of Related Transactions. Agent shall have received fully executed copies of each of the Related Transactions Documents, each of which shall be in form and substance satisfactory to Agent and its counsel. The Related Transactions shall have been consummated in accordance with the terms of the Related Transactions Documents.

         2.2 Further Conditions to Each Loan. Except as otherwise expressly provided herein, no Lender shall be obligated to fund any Loan, convert or continue any Loan as a LIBOR Loan or incur any Letter of Credit Obligation, if, as of the date thereof:

                  (a) any representation or warranty by any Credit Party contained herein or in any other Loan Document shall be untrue or incorrect as of such date, except to the extent that such representation or warranty expressly relates to an earlier date and except for changes therein expressly permitted or expressly contemplated by this Agreement; and Agent or Requisite Revolving Lenders shall have determined not to make any Loan or incur any Letter of Credit Obligation so long as such representation or warranty continues to be untrue or incorrect;

                  (b) any event or circumstance having a Material Adverse Effect shall have occurred since the date hereof;

                  (c) any Default or Event of Default shall have occurred and be continuing or would result after giving effect to any Loan or the incurrence of any Letter of Credit Obligations, and Agent or Requisite Revolving Lenders shall have determined not to make any Loan or incur any Letter of Credit Obligation so long as such Default or Event of Default is continuing;

                  (d) after giving effect to any Revolving Credit Advance (or the incurrence of any Letter of Credit Obligations), (i) the outstanding principal amount of the aggregate Revolving Loan would exceed the lesser of the Aggregate Borrowing Base and the Maximum Amount, in each case less the then outstanding principal amount of the Swing Line Loan, or (ii) the outstanding principal amount of the Revolving Loan of the applicable Borrower would exceed such Borrower's separate Borrowing Base less the outstanding principal amount of the Swing Line Loan to that Borrower; or

                  (e) after giving effect to any Swing Line Advance, (i) the outstanding principal amount of the Swing Line Loan would exceed Swing Line Availability, or (ii) the outstanding principal amount of the Swing Line Loan of the applicable Borrower would exceed such Borrower's separate Borrowing Base less the outstanding principal amount of the Revolving Loan to such Borrower.

The request and acceptance by any Borrower of the proceeds of any Loan, the incurrence of any Letter of Credit Obligations or the conversion or continuation of any Loan into, or as, a LIBOR Loan, as the case may be, shall be deemed to constitute, as of the date of such request, acceptance or incurrence, (i) a representation and warranty by Borrowers that the conditions in this Section 2.2 have been satisfied and (ii) a reaffirmation by Borrowers of the cross-guaranty provisions set forth in Section 12 and of the granting and continuance of Agent's Liens, on behalf of itself and Lenders, pursuant to the Collateral Documents.

3.       REPRESENTATIONS AND WARRANTIES

         To induce Lenders to make Revolving Credit Advances and Swing Line Advances and to incur Letter of Credit Obligations, the Credit Parties executing this Agreement, jointly and severally, make the following representations and warranties to Agent and each Lender with respect to all Credit Parties, each and all of which shall survive the execution and delivery of this Agreement.

         3.1 Corporate Existence; Compliance with Law. Each Credit Party: (a) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation; (b) is duly qualified to conduct business and is in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not result in exposure to losses, damages or liabilities in excess of $250,000; (c) has the requisite corporate power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease and to conduct its business as now, heretofore and proposed to be conducted; (d) has all licenses, permits, consents or approvals from or by, and has made all filings with, and has given all notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct; (e) is in compliance with its charter and bylaws; and (f) subject to specific representations set forth herein regarding ERISA, Environmental Laws, tax and other laws, is in compliance with all applicable provisions of law, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

         3.2 Executive Offices; Collateral Locations; FEIN. As of the Closing Date, the current location of each Credit Party's chief executive office and the warehouses and premises within which any Collateral is stored or located are set forth in Disclosure Schedule (3.2), and none of such locations has changed within the 12 months preceding the Closing Date. In addition, Disclosure Schedule (3.2) lists the federal employer identification number of each Credit Party.

         3.3 Corporate Power, Authorization, Enforceable Obligations. The execution, delivery and performance by each Credit Party of the Loan Documents to which it is a party and the creation of all Liens provided for therein: (a) are within such Credit Party's corporate power; (b) have been duly authorized by all necessary or proper corporate and shareholder action; (c) do not contravene any provision of such Credit Party's charter or bylaws; (d) do not violate any law or regulation, or any order or decree of any court or Governmental Authority; (e) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which such Credit Party is a party or by which such Credit Party or any of its property is bound; (f) do not result in the creation or imposition of any Lien upon any of the property of such Credit Party other than those in favor of Agent, on behalf of itself and Lenders, pursuant to the Loan Documents; and (g) do not require the consent or approval of any Governmental Authority or any other Person, except those referred to in Section 2.1(c), all of which will have been duly obtained, made or complied with prior to the Closing Date. On or prior to the Closing Date, each of the Loan Documents shall have been duly executed and delivered by each Credit Party that is a party thereto and each such Loan Document shall then constitute a legal, valid and binding obligation of such Credit Party enforceable against it in accordance with its terms.

         3.4 Financial Statements and Projections. Except for the Projections, all Financial Statements concerning Itron and its Subsidiaries that are referenced below have been prepared in accordance with GAAP consistently applied throughout the periods covered (except as disclosed therein and except, with respect to unaudited Financial Statements, for the absence of footnotes and normal year-end audit adjustments) and present fairly in all material respects the financial position of the Persons covered thereby as at the dates thereof and the results of their operations and cash flows for the periods then ended.

                  (a) The following Financial Statements attached hereto as Disclosure Schedule (3.4(a)) have been delivered on the date hereof:

                         (i) The audited consolidated balance sheets at December
31, 1997, and December 31, 1998, and the related statements of income and cash flows of Itron and its Subsidiaries for the Fiscal Years then ended, certified by Deloitte & Touche LLP.
                        (ii) The unaudited balance sheet(s) at November 30, 1999, and the related statement(s) of income and cash flows of Itron and its Subsidiaries for the11 Fiscal Months then ended.

                  (b) Pro Forma. The Pro Forma delivered on the date hereof and attached hereto as Disclosure Schedule (3.4(b)) was prepared by Borrowers giving pro forma effect to the Related Transactions, was based on the unaudited consolidated balance sheets of Itron and its Subsidiaries dated November 30, 1999, and was prepared in accordance with GAAP, with only such adjustments thereto as would be required in accordance with GAAP.

                  (c) Projections.  The Projections delivered on the date hereof and attached hereto as Disclosure Schedule (3.4(c)) have been prepared by Borrowers on a consolidated basis in light of the past operations of their businesses, but including future payments of known contingent liabilities, and reflect projections for the four year period beginning on January 1, 2000, on a month-by-month basis for the first year and on a year-by-year basis thereafter. The Projections are based upon estimates and assumptions stated therein, all of which Borrowers believe to be reasonable and fair in light of current conditions and current facts known to Borrowers and, as of the Closing Date, reflect Borrowers' good faith and reasonable estimates of the future financial performance of Borrowers and of the other information projected therein for the period set forth therein.

         3.5 Material Adverse Effect. Between December 31, 1998, and the Closing
Date: (a) no Credit Party has incurred any obligations, contingent or noncontingent liabilities, liabilities for Charges, long-term leases or unusual forward or long-term commitments that are not reflected in the Pro Forma and that, alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect; (b) no contract, lease or other agreement or instrument has been entered into by any Credit Party or has become binding upon any Credit Party's assets and no law or regulation applicable to any Credit Party has been adopted that has had or could reasonably be expected to have a Material Adverse Effect; and (c) no Credit Party is in default and to the best of Borrowers' knowledge no third party is in default under any material contract, lease or other agreement or instrument to which such Credit Party is a party that alone or in the aggregate could reasonably be expected to have a Material Adverse Effect. Between December 31, 1998, and the Closing Date, no event has occurred that alone or together with other events could reasonably be expected to have a Material Adverse Effect other than events disclosed in writing to Agent prior to the Closing Date and events reflected on the unaudited Financial Statements dated November 30, 1999.

         3.6 Ownership of Property; Liens. As of the Closing Date, the real estate ("Real Estate") listed in Disclosure Schedule (3.6) constitutes all of the real property owned, leased, subleased, or used by any Credit Party. Each Credit Party owns good and marketable fee simple title to all of its owned Real Estate, and valid and marketable leasehold interests in all of its leased Real Estate, all as described in Disclosure Schedule (3.6), and copies of all such leases or a summary of terms thereof satisfactory to Agent have been delivered to Agent. Disclosure Schedule (3.6) further describes any Real Estate with respect to which any Credit Party is a lessor, sublessor or assignor as of the Closing Date. Each Credit Party also has good title to, or valid leasehold interests in, all of its personal property and assets. As of the Closing Date, none of the properties and assets of any Credit Party are subject to any Liens other than Permitted Encumbrances, and there are no facts, circumstances or conditions known to any Credit Party that may result in any Liens (including Liens arising under Environmental Laws) other than Permitted Encumbrances. As of the Closing Date, no portion of any Credit Party's Real Estate has suffered any material damage by fire or other casualty loss that has not heretofore been repaired and restored in all material respects to its original condition or otherwise remedied. As of the Closing Date, all material permits required to have been issued or appropriate to enable the Real Estate to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect.

         3.7 Labor Matters. As of the Closing Date (a) no strikes or other material labor disputes against any Credit Party are pending or, to any Credit Party's knowledge, threatened; (b) hours worked by and payment made to employees of each Credit Party comply with the Fair Labor Standards Act and each other federal, state, local or foreign law applicable to such matters; (c) all payments due from any Credit Party for employee health and welfare insurance have been paid or accrued as a liability on the books of such Credit Party; (d) except as set forth in Disclosure Schedule (3.7), no Credit Party is a party to or bound by any collective bargaining agreement, management agreement, consulting agreement, employment agreement, bonus plan or agreement or stock option, restricted stock, stock appreciation right or any similar plan, agreement or arrangement (and true and complete copies of any agreements described in Disclosure Schedule (3.7) have been delivered to Agent); (e) there is no organizing activity involving any Credit Party pending or, to any Credit Party's knowledge, threatened by any labor union or group of employees; (f) there are no representation proceedings pending or, to any Credit Party's knowledge, threatened with the National Labor Relations Board, and no labor organization or group of employees of any Credit Party has made a pending demand for recognition; and (g) except as set forth in Disclosure Schedule (3.7), there are no complaints or charges against any Credit Party pending or, to the knowledge of any Credit Party, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by any Credit Party of any individual.

         3.8 Ventures, Subsidiaries and Affiliates; Outstanding Stock and Indebtedness. Except as set forth in Disclosure Schedule (3.8), no Credit Party has any Subsidiaries, is engaged in any joint venture or partnership with any other Person, or is an Affiliate of any other Person. All of the issued and outstanding Stock of each Credit Party is owned by each of the Stockholders and in the amounts set forth in Disclosure Schedule (3.8). There are no outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which any Credit Party may be required to issue, sell, repurchase or redeem any of its Stock or other equity securities or any Stock or other equity securities of its Subsidiaries. All outstanding Indebtedness of each Credit Party as of the Closing Date is described in Section 6.3 (including Disclosure Schedule (6.3)).

         3.9 Government Regulation. No Credit Party is an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940. No Credit Party is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, or any other federal or state statute that restricts or limits its ability to incur Indebtedness or to perform its obligations hereunder. The making of the Loans by Lenders to Borrowers, the incurrence of the Letter of Credit Obligations on behalf of Borrowers, the application of the proceeds thereof and repayment thereof and the consummation of the Related Transactions will not violate any provision of any such statute or any rule, regulation or order issued by the Securities and Exchange Commission.

         3.10 Margin Regulations. No Credit Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin security" as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as "Margin Stock"). No Credit Party owns any Margin Stock, and none of the proceeds of the Loans or other extensions of credit under this Agreement will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause any of the Loans or other extensions of credit under this Agreement to be considered a "purpose credit" within the meaning of Regulations T, U or X of the Federal Reserve Board. No Credit Party will take or permit to be taken any action that might cause any Loan Document to violate any regulation of the Federal Reserve Board.

         3.11 Taxes. All tax returns, reports and statements, including information returns, required by any Governmental Authority to be filed by any Credit Party have been filed with the appropriate Governmental Authority and all Charges have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof (or any such fine, penalty, interest, late charge or loss has been paid), excluding Charges or other amounts being contested in accordance with Section 5.2(b). Proper and accurate amounts have been withheld by each Credit Party from its respective employees for all periods in compliance in all material respects with all applicable federal, state, local and foreign laws and such withholdings have been timely paid to the respective Governmental Authorities. Disclosure Schedule (3.11) sets forth as of the Closing Date those taxable years for which any Credit Party's tax returns are currently being audited by the IRS or any other applicable Governmental Authority, and any assessments or threatened assessments in connection with such audit, or otherwise currently outstanding. Except as described in Disclosure Schedule (3.11), no Credit Party has executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges. None of the Credit Parties or their respective predecessors are liable for any Charges: (a) under any agreement (including any tax sharing agreements) or (b) to each Credit Party's knowledge, as a transferee. As of the Closing Date, no Credit Party has agreed or been requested to make any adjustment under IRC Section 481(a), by reason of a change in accounting method or otherwise, that would have a Material Adverse Effect.

         3.12     ERISA.

                  (a) Disclosure Schedule (3.12) lists all Plans and separately identifies all Pension Plans, including all Title IV Plans, Multiemployer Plans, ESOPs and Welfare Plans, including all Retiree Welfare Plans. Copies of all such listed Plans, together with a copy of the latest IRS/DOL 5500-series form for each such Plan, have been delivered to Agent. Except with respect to Multiemployer Plans, each Qualified Plan has been determined by the IRS to qualify under Section 401 of the IRC, and the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501 of the IRC, and nothing has occurred that would cause the loss of such qualification or tax-exempt status. Each Plan is in compliance with the applicable provisions of ERISA and the IRC, including the timely filing of all reports required under the IRC or ERISA. Neither any Credit Party nor any ERISA Affiliate has failed to make any contribution or pay any amount due as required by either Section 412 of the IRC or Section 302 of ERISA or the terms of any such Plan. Neither any Credit Party nor any ERISA Affiliate has engaged in a "prohibited transaction," as defined in Section 4975 of the IRC, in connection with any Plan, that would subject any Credit Party to a material tax on prohibited transactions imposed by
Section 4975 of the IRC.

                  (b) Except as set forth in Disclosure Schedule (3.12): (i) no Title IV Plan has any Unfunded Pension Liability; (ii) no ERISA Event or event described in Section 4062(e) of ERISA with respect to any Title IV Plan has occurred or is reasonably expected to occur; (iii) there are no pending, or to the knowledge of any Credit Party, threatened claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any Person as fiduciary or sponsor of any Plan;
(iv) no Credit Party or ERISA Affiliate has incurred or reasonably expects to incur any liability as a result of a complete or partial withdrawal from a Multiemployer Plan; (v) within the last five years no Title IV Plan of any Credit Party or any ERISA Affiliate (determined at any time within the last five years) has been terminated, whether or not in a "standard termination" as that term is used in Section 4041(b)(1) of ERISA, nor has any Title IV Plan of any Credit Party or any ERISA Affiliate (determined at any time within the last five years) with Unfunded Pension Liabilities been transferred outside of the "controlled group" (within the meaning of Section 4001(a)(14) of ERISA) of any Credit Party or ERISA Affiliate (determined at such time); (vi) except in the case of any ESOP, Stock of all Credit Parties and their ERISA Affiliates makes up, in the aggregate, no more than 10% of the assets of any Plan, measured on the basis of fair market value as of the latest valuation date of any Plan; and
(vii) no liability under any Title IV Plan has been satisfied with the purchase of a contract from an insurance company that is not rated AAA by the Standard & Poor's Corporation or an equivalent rating by another nationally recognized rating agency.

         3.13 No Litigation. No action, claim, lawsuit, demand, investigation or proceeding is now pending or, to the knowledge of any Credit Party, threatened against any Credit Party before any Governmental Authority or before any arbitrator or panel of arbitrators (collectively, "Litigation") that (a) challenges any Credit Party's right or power to enter into or perform any of its obligations under the Loan Documents to which it is a party, or the validity or enforceability of any Loan Document or any action taken thereunder, or (b) has a reasonable risk of being determined adversely to any Credit Party and that, if so determined, could have a Material Adverse Effect. Except as set forth in Disclosure Schedule (3.13), as of the Closing Date there is no Litigation pending or threatened that seeks damages in excess of $250,000 in the aggregate or injunctive relief against, or alleges criminal misconduct by, any Credit Party.

         3.14 Brokers. No broker or finder acting on behalf of any Person brought about the obtaining, making or closing of the Loans or the Related Transactions, and no Credit Party has any obligation to any Person in respect of any finder's or brokerage fees in connection therewith.

         3.15 Intellectual Property. As of the Closing Date, each Credit Party owns or has rights to use all Intellectual Property necessary to continue to conduct its business as now or heretofore conducted by it or proposed to be conducted by it, and each Patent, Trademark, Copyright and License is listed, together with application or registration numbers, as applicable, in Disclosure Schedule (3.15). Each Credit Party conducts its business and affairs without infringement of or interference with any Intellectual Property of any other Person that could reasonably be expected to have a Material Adverse Effect. Except as set forth in Disclosure Schedule (3.15), no Credit Party is aware of any infringement or claim of infringement by others of any of any Credit Party's Intellectual Property.

         3.16 Full Disclosure. No information contained in this Agreement, any of the other Loan Documents, any Projections, Financial Statements or Collateral Reports or other reports from time to time delivered hereunder or any written statement furnished by or on behalf of any Credit Party to Agent or any Lender pursuant to the terms of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. The Liens granted to Agent, on behalf of itself and Lenders, pursuant to the Collateral Documents will at all times be fully perfected first priority Liens in and to the Collateral described therein, subject, as to priority, only to Permitted Encumbrances with respect to the Collateral other than Accounts.

         3.17     Environmental Matters.

                  (a) Except as set forth in Disclosure Schedule (3.17), as of the Closing Date: (i) the Credit Parties are and have been in compliance with all Environmental Laws, except for such noncompliance that would not result in Environmental Liabilities that could reasonably be expected to have a Material Adverse Effect; (ii) the Credit Parties have obtained, and are in compliance with, all Environmental Permits required by Environmental Laws for the operations of their respective businesses as presently conducted or as proposed to be conducted, except where the failure to so obtain or comply with such Environmental Permits would not result in Environmental Liabilities that could reasonably be expected to have a Material Adverse Effect, and all such Environmental Permits are valid, uncontested and in good standing; (iii) no Credit Party is involved in operations or knows of any facts, circumstances or conditions, including any Releases of Hazardous Materials, that are likely to result in any Environmental Liabilities of such Credit Party that could reasonably be expected to have a Material Adverse Effect, and no Credit Party has permitted any current or former tenant or occupant of the Real Estate to engage in any such operations; (iv) there is no Litigation arising under or related to any Environmental Laws, Environmental Permits or Hazardous Material that seeks damages, penalties, fines, costs or expenses in excess of $100,000 or injunctive relief against, or that alleges criminal misconduct by, any Credit Party; (v) no notice has been received by any Credit Party identifying it as a "potentially responsible party" or requesting information under CERCLA or analogous state statutes, and to the knowledge of the Credit Parties, there are no facts, circumstances or conditions that may result in any Credit Party being identified as a "potentially responsible party" under CERCLA or analogous state statutes; and (vi) the Credit Parties have provided to Agent copies of all existing environmental reports, reviews and audits and all written information pertaining to actual or potential Environmental Liabilities, in each case relating to any Credit Party.

                  (b) Each Credit Party hereby acknowledges and agrees that Agent (i) is not now, and has not ever been, in control of any of the Real
Estate or any Credit Party's affairs, and (ii) does not have the capacity through the provisions of the Loan Documents or otherwise to influence any Credit Party's conduct with respect to the ownership, operation or management of any of its Real Estate or compliance with Environmental Laws or Environmental Permits.

         3.18 Insurance. Disclosure Schedule (3.18) lists all insurance policies of any nature maintained, as of the Closing Date, for current occurrences by each Credit Party, as well as a summary of the terms of each such policy.

         3.19 Deposit and Disbursement Accounts. Disclosure Schedule (3.19) lists all banks and other financial institutions at which any Credit Party maintains deposit or other accounts as of the Closing Date, including any Disbursement Accounts, and such Schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

         3.20 Government Contracts. Except as set forth in Disclosure Schedule (3.20), as of the Closing Date, no Credit Party is a party to any contract or agreement with any Governmental Authority and no Credit Party's Accounts are subject to the Federal Assignment of Claims Act (31 U.S.C. Section 3727) or any similar state or local law.

         3.21 Customer and Trade Relations. As of the Closing Date, there exists no actual or, to the knowledge of any Credit Party, threatened termination or cancellation of, or any material adverse modification or change in: (a) the business relationship of any Credit Party with any customer or group of customers whose purchases during the preceding 12 months caused them to be ranked among the ten largest customers of such Credit Party; or (b) the business relationship of any Credit Party with any supplier material to its operations.

         3.22 Agreements and Other Documents. As of the Closing Date, each Credit Party has provided to Agent or its counsel, on behalf of Lenders, accurate and complete copies (or summaries) of all of the following agreements or documents to which it is subject, each of which is listed in Disclosure Schedule (3.22): (a) supply agreements and purchase agreements not terminable by such Credit Party within 60 days following written notice issued by such Credit Party and involving transactions in excess of $1,000,000 per annum; (b) leases of Equipment having a remaining term of one year or longer and requiring aggregate rental and other payments in excess of $500,000 per annum; (c) licenses and permits held by the Credit Parties, the absence of which could be reasonably likely to have a Material Adverse Effect; (d) instruments and documents evidencing Indebtedness of such Credit Party and any Lien granted by such Credit Party with respect thereto; and (e) instruments and agreements evidencing the issuance of any equity securities, warrants, rights or options to purchase equity securities of such Credit Party.

         3.23 Solvency. Both before and after giving effect to: (a) the Loans and Letter of Credit Obligations to be made or incurred on the Closing Date or such other date as Loans and Letter of Credit Obligations requested hereunder are made or incurred; (b) the disbursement of the proceeds of such Loans pursuant to the instructions of Borrower Representative; (c) the Refinancing and the consummation of the other Related Transactions; and (d) the payment and accrual of all transaction costs in connection with the foregoing, each Credit Party is and will be Solvent.

         3.24 Year 2000 Representations. Each Credit Party has completed a Year 2000 Assessment and a Year 2000 Corrective Plan, copies of which have been delivered to Agent, and each Credit Party completed all Year 2000 Corrective Actions and Year 2000 Implementation Testing as of November 15, 1999. Each Credit Party has eliminated all Year 2000 Problems, except where the failure to correct the same could not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate.

         3.25 Subordinated Debt. As of the Closing Date, (a) Borrowers have delivered to Agent a complete and correct copy of each of (i) the Indenture between Itron and Chemical Trust Company of California, a California corporation, as trustee, dated as of March 12, 1997, and (ii) the Indenture between Itron and Chase Manhattan Trust Company of California, formerly known as Chemical Trust Company of California, a California corporation, as trustee, dated as of March 12, 1999 (collectively, the "Indentures"), and (b) neither of the Indentures has been amended, supplemented or otherwise modified. Borrower Representative has the corporate power and authority to incur the Indebtedness evidenced by the Subordinated Notes. The subordination provisions of the Subordinated Notes are enforceable against the holders of the Subordinated Notes by Agent and Lenders. All Obligations, including the Obligations to pay principal of and interest on the Loans, constitute senior Indebtedness entitled to the benefits of the subordination provisions contained in the Subordinated Notes. The principal of and interest on the Notes, all Letter of Credit Obligations and all other Obligations will constitute "senior debt" as that or any similar term is or may be used in any other instrument evidencing or applicable to any other Subordinated Debt. Borrowers acknowledge that Agent and each Lender are entering into this Agreement and are extending the Commitments in reliance upon the subordination provisions of the Subordinated Notes and this
Section 3.25.

         3.26 Unbilled Accounts. With respect to any Eligible Unbilled Account of any Borrower, (a) such Borrower intends for the goods giving rise to such Unbilled Account to be installed within 60 days after shipment and accepted and invoiced within 75 days after shipment, and (b) such Unbilled Account is only being currently reported as an Eligible Unbilled Account if and for so long as not more than 60 days have elapsed since the date of shipment of the goods giving rise to such Unbilled Account.

4.       FINANCIAL STATEMENTS AND INFORMATION

         4.1      Reports and Notices.

                  (a) Each Credit Party executing this Agreement hereby agrees that, from and after the Closing Date and until the Termination Date, it shall deliver to Agent or Lenders, as required, the Financial Statements, notices, Projections and other information at the times, to the Persons and in the manner set forth in Annex E.

                  (b) Each Credit Party executing this Agreement hereby agrees that, from and after the Closing Date and until the Termination Date, it shall deliver to Agent or Lenders, as required, the various Collateral Reports (including Borrowing Base Certificates in the form of Exhibit 4.1(b)) at the times, to the Persons and in the manner set forth in Annex F.

         4.2 Communication with Accountants. Each Credit Party executing this Agreement authorizes Agent and, so long as a Default or Event of Default shall have occurred and be continuing, each Lender, to communicate directly with its independent certified public accountants, including Deloitte & Touche LLP, and authorizes and shall instruct those accountants and advisors to disclose and make available to Agent and each Lender any and all Financial Statements and other supporting financial documents, schedules and information relating to any Credit Party (including copies of any issued management letters) with respect to the business, financial condition and other affairs of any Credit Party.

5.       AFFIRMATIVE COVENANTS

         Each Credit Party executing this Credit Agreement jointly and severally agrees as to all Credit Parties that from and after the date hereof and until the Termination Date:

         5.1 Maintenance of Existence and Conduct of Business. Each Credit Party shall: (a) do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and its rights and franchises; (b) continue to conduct its business substantially as now conducted or as otherwise permitted hereunder; (c) at all times maintain, preserve and protect all of its assets and properties used or useful in the conduct of its business, and keep the same in good repair, working order and condition in all material respects (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices; and (d) transact business only in such corporate and trade names as are set forth in Disclosure Schedule (5.1).

         5.2      Payment of Obligations.

                  (a) Subject to Section 5.2(b), each Credit Party shall pay and discharge or cause to be paid and discharged promptly all (i) Charges payable by it, including Charges imposed upon it, its income and profits, or any of its property (real, personal or mixed) and all Charges with respect to tax, social security and unemployment withholding with respect to its employees, and (ii) lawful claims for labor, materials, supplies and services or otherwise, in each case before any thereof shall become past due.

                  (b) Each Credit Party may in good faith contest, by appropriate proceedings, the validity or amount of any Charges, Taxes or claims described in Section 5.2(a); provided, that: (i) at the time of commencement of any such contest no Event of Default shall have occurred and be continuing; (ii) adequate reserves with respect to such contest are maintained on the books of such Credit Party, in accordance with GAAP; (iii) no Lien shall be imposed to secure payment of such Charges, Taxes or claims but that is superior to any of the Liens securing payment of the Obligations (other than a Lien in favor of a Governmental Authority for which such Governmental Authority has not taken steps to perfect such Lien that would have priority if certain steps had been taken), and such contest is maintained and prosecuted with diligence and operates to suspend collection or enforcement of such Charges, Taxes or claims; (iv) none of the Collateral could reasonably be expected to be forfeited or lost as a result of such contest; (v) such Credit Party shall promptly pay or discharge such contested Charges, Taxes or claims and all additional charges, interest, penalties and expenses, if any, and shall deliver to Agent evidence acceptable to Agent of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to such Credit Party or the conditions set forth in this Section 5.2(b) are no longer met; and (vi) Agent has not advised Borrowers in writing that Agent reasonably believes that nonpayment or nondischarge thereof could have or result in a Material Adverse Effect.

         5.3 Books and Records. Each Credit Party shall keep adequate books and records with respect to its business activities in which proper entries, reflecting all financial transactions, are made in accordance with GAAP and on a basis consistent with the Financial Statements attached as Disclosure Schedule (3.4(a)).

         5.4      Insurance; Damage to or Destruction of Collateral.

                  (a) The Credit Parties shall, at their sole cost and expense, maintain the policies of insurance described in Disclosure Schedule (3.18) in form and with insurers reasonably acceptable to Agent. If any Credit Party at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above, or to pay all premiums relating thereto, Agent may at any time or times thereafter obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto that Agent deems advisable. Agent shall have no obligation to obtain insurance for any Credit Party or pay any premiums therefor. By doing so, Agent shall not be deemed to have waived any Default or Event of Default arising from any Credit Party's failure to maintain such insurance or pay any premiums therefor. All sums so disbursed, including attorneys' fees, court costs and other charges related thereto, shall be payable on demand by Borrowers to Agent and shall be additional Obligations hereunder secured by the Collateral.

                  (b) Agent reserves the right at any time upon any change in any Credit Party's risk profile (including any change in the product mix maintained by any Credit Party or any laws affecting the potential liability of such Credit Party) to require additional forms and limits of insurance to, in Agent's opinion, adequately protect both Agent's and Lenders' interests in all or any portion of the Collateral and to ensure that each Credit Party is protected by insurance in amounts and with coverage customary for its industry. If requested by Agent, each Credit Party shall deliver to Agent from time to time a report of a reputable insurance broker, satisfactory to Agent, with respect to its insurance policies.

                  (c) Each  Credit  Party  shall  deliver to Agent,  in form and substance satisfactory to Agent, endorsements to (i) all "All Risk" and business interruption insurance naming Agent, on behalf of itself and Lenders, as loss payee, and (ii) all general liability and other liability policies naming Agent, on behalf of itself and Lenders, as additional insured. Each Credit Party irrevocably makes, constitutes and appoints Agent (and all officers, employees or agents designated by Agent), so long as any Event of Default shall have occurred and be continuing or the anticipated insurance proceeds exceed $1,000,000, as such Credit Party's true and lawful agent and attorney-in-fact for the purpose of making, settling and adjusting claims under such "All Risk" policies of insurance, endorsing the name of such Credit Party on any check or other item of payment for the proceeds of such "All Risk" policies of insurance and for making all determinations and decisions with respect to such "All Risk" policies of insurance. Agent shall have no duty to exercise any rights or powers granted to it pursuant to the foregoing power-of-attorney. Borrower Representative shall promptly notify Agent of any loss, damage, or destruction to the Collateral in the amount of $100,000 or more, whether or not covered by insurance. After deducting from such proceeds the reasonable expenses, if any, incurred by Agent in the collection or handling thereof, Agent may, at its option, (A) permit or require such Credit Party to use such money, or any part thereof, to replace, repair, restore or rebuild the Collateral in a diligent and expeditious manner with materials and workmanship of substantially the same quality as existed before the loss, damage or destruction or (B) apply such proceeds to the reduction of the Obligations in accordance with Section 1.3(d); (provided, that in the case of insurance proceeds pertaining to any Credit Party other than Borrowers, such insurance proceeds shall be applied to the Loans owing by Borrowers), or permit or require each Credit Party to use such money, or any part thereof, to replace, repair, restore or rebuild the Collateral in a diligent and expeditious manner with materials and workmanship of substantially the same quality as existed before the loss, damage or destruction. Notwithstanding the foregoing, if the casualty giving rise to such insurance proceeds could not reasonably be expected to have a Material Adverse Effect and such insurance proceeds do not exceed $1,000,000 in the aggregate, Agent shall permit the applicable Credit Party to replace, restore, repair or rebuild the property; provided, that if such Credit Party shall not have completed or entered into binding agreements to complete such replacement, restoration, repair or rebuilding within 180 days of such casualty, Agent may apply such insurance proceeds to the Obligations in accordance with Section 1.3(d). All insurance proceeds that are to be made available to any Borrower to replace, repair, restore or rebuild the Collateral shall be applied by Agent to reduce the outstanding principal balance of the Revolving Loan of such Borrower (which application shall not result in a permanent reduction of the Revolving Loan Commitment) and upon such application, Agent shall establish a Reserve against the separate Borrowing Base of the affected Borrower in an amount equal to the amount of such proceeds so applied. All insurance proceeds made available to any Credit Party that is not a Borrower to replace, repair, restore or rebuild Collateral shall be deposited in a cash collateral account. Thereafter, such funds shall be made available to such Credit Party to provide funds to replace, repair, restore or rebuild the Collateral as follows: (C) Borrower Representative shall request a Revolving Credit Advance be made to such Credit Party in the amount requested to be released; (D) so long as the conditions set forth in Section 2.2 have been met, Revolving Lenders shall make such Revolving Credit Advance; and (E) the Reserve established with respect to such insurance proceeds shall be reduced by the amount of such Revolving Credit Advance. To the extent not used to replace, repair, restore or rebuild the Collateral, such insurance proceeds shall be applied in accordance with Section 1.3(d).

         5.5 Compliance with Laws. Each Credit Party shall comply with all federal, state, local and foreign laws and regulations applicable to it, including those relating to FCC, licensing, ERISA and labor matters and Environmental Laws and Environmental Permits, except to the extent that the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

         5.6 Supplemental Disclosure. From time to time as may be requested by Agent (which request will not be made more frequently than once each year absent the occurrence and continuance of a Default or an Event of Default), the Credit Parties shall supplement each Disclosure Schedule hereto, or any representation herein or in any other Loan Document, with respect to any matter hereafter arising that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or as an exception to such representation or that is necessary to correct any information in such Disclosure Schedule or representation that has been rendered inaccurate thereby (and, in the case of any supplements to any Disclosure Schedule, such Disclosure Schedule shall be appropriately marked to show the changes made therein); provided, that (a) no such supplement to any such Disclosure Schedule or representation shall be or be deemed a waiver of any Default or Event of Default resulting from the matters disclosed therein, except as consented to by Agent and Requisite Revolving Lenders in writing, and (b) no supplement shall be required as to representations and warranties that relate solely to the Closing Date.

         5.7 Intellectual Property. Each Credit Party shall conduct its business and affairs without infringement of or interference with any Intellectual Property of any other Person, except to the extent the failure to so conduct its business, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

         5.8 Environmental Matters. Each Credit Party shall and shall cause each Person within its control to: (a) conduct its operations and keep and maintain its Real Estate in compliance with all Environmental Laws and Environmental Permits other than noncompliance that could not reasonably be expected to have a Material Adverse Effect; (b) implement any and all investigation, remediation, removal and response actions that are reasonably appropriate or necessary to comply with Environmental Laws and Environmental Permits pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, in, under, above, to, from or about any of its Real Estate, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; (c) notify Agent promptly after such Credit Party becomes aware of any violation of Environmental Laws or Environmental Permits or any Release on, at, in, under, above, to, from or about any Real Estate that is reasonably likely to result in Environmental Liabilities in excess of $100,000; and (d) promptly forward to Agent a copy of any order, notice, request for information or any communication or report received by such Credit Party in connection with any such violation or Release or any other matter relating to any Environmental Laws or Environmental Permits that could reasonably be expected to result in Environmental Liabilities in excess of $100,000, in each case whether or not the Environmental Protection Agency or any Governmental Authority has taken or threatened any action in connection with any such violation, Release or other matter. If Agent at any time has a reasonable basis to believe that there may be a violation of any Environmental Laws or Environmental Permits by any Credit Party or any Environmental Liability arising thereunder, or a Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, that, in each case, could reasonably be expected to have a Material Adverse Effect, then each Credit Party shall, upon Agent's written request (i) cause the performance of such environmental audits including subsurface sampling of soil and groundwater, and preparation of such environmental reports, in each case at Borrowers' expense, as Agent may from time to time reasonably request, all of which shall be conducted by reputable environmental consulting firms reasonably acceptable to Agent and shall be in form and substance reasonably acceptable to Agent, and (ii) permit Agent or its representatives to have access to all Real Estate for the purpose of conducting such environmental audits and testing as Agent deems reasonably appropriate, including subsurface sampling of soil and groundwater. Borrowers shall reimburse Agent for the reasonable costs of such audits and tests and the same will constitute a part of the Obligations secured hereunder.

         5.9 Landlords' Agreements, Mortgagee Agreements and Bailee Letters. Each Credit Party shall use reasonable efforts to obtain a landlord's agreement, mortgagee agreement or bailee letter, as applicable, from the lessor of each leased property, mortgagee of owned property or bailee with respect to any warehouse, processor or converter facility or other location where Collateral having an aggregate book value in excess of $100,000 is stored or located, which agreement or letter shall contain a waiver or subordination of all Liens or claims that the landlord, mortgagee or bailee may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to Agent. With respect to such locations or warehouse space leased or owned as of the Closing Date, if Agent has not received a landlord or mortgagee agreement or bailee letter as of the Closing Date, any Borrower's Eligible Inventory at that location shall, in Agent's discretion, be excluded from the Borrowing Base or be subject to such Reserves as may be established by Agent in its reasonable credit judgment. After the Closing Date, no real property or warehouse space that is not set forth in Disclosure Schedule (3.2) shall be leased, acquired or used by any Credit Party and no Inventory of any Credit Party shall be shipped to a processor or converter under arrangements established after the Closing Date, in each case without the prior written consent of Agent (which consent will not be unreasonably withheld, but, in Agent's discretion, may be conditioned upon the exclusion from the Borrowing Base of Eligible Inventory at that location or the establishment of Reserves acceptable to Agent) or unless and until a satisfactory landlord or mortgagee agreement or bailee letter, as appropriate, shall first have been obtained with respect to such location; provided, that no such agreement or letter shall be necessary if the aggregate book value at such location is less than $100,000. Each Credit Party shall timely and fully pay and perform its obligations under all leases and other agreements with respect to each leased location or public warehouse where assets having an aggregate book value in excess of $100,000 are or may be located.

         5.10 Further Assurances. Each Credit Party executing this Agreement agrees that it shall and shall cause each other Credit Party to, at such Credit Party's expense and upon request of Agent, duly execute and deliver, or cause to be duly executed and delivered, to Agent such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of Agent to carry out more effectively the provisions and purposes of this Agreement or any other Loan Document.

6.       NEGATIVE COVENANTS

         Each Credit Party executing this Agreement jointly and severally agrees as to all Credit Parties that, without the prior written consent of Agent and the Requisite Revolving Lenders, from and after the date hereof until the Termination Date:

         6.1 Mergers, Subsidiaries, Etc. No Credit Party shall directly or indirectly, by operation of law or otherwise, take any of the following actions:

                  (a) form or acquire any Subsidiary (other than the SCE Subsidiary); provided, that Itron may form one or more SPV Subsidiaries so long as any such SPV Subsidiary either (1) will not receive the proceeds of any Loan (except as otherwise permitted in clause (e) of Section 6.2), or (2) will receive the proceeds of any Loan and is not financed by a third party lender (i.e., with funds other than the Obligations) and satisfies each of the following terms and conditions:

                           (i) Agent shall receive at least 30 days' prior written notice of the proposed creation of such SPV Subsidiary, which notice shall include a reasonably detailed description of the types and locations of assets to be held by such SPV Subsidiary and the book value of the assets at each such location;

                           (ii) such SPV Subsidiary shall only hold assets located in the United States or Canada (other than the provinces of Quebec and Newfoundland and the Northwest Territories) and comprising a business, or those assets of a business, of the type engaged in by Borrowers as of the Closing Date, and which business would not subject Agent or any Lender to regulatory or third party approvals in connection with the exercise of its rights and remedies under this Agreement or any other Loan Documents other than approvals applicable to the exercise of such rights and remedies with respect to Borrowers prior to the creation of such SPV Subsidiary;

                           (iii) except as otherwise permitted in this Section 6, no additional Indebtedness, Guaranteed Indebtedness, contingent obligations or other liabilities shall be incurred, assumed or otherwise be reflected on a consolidated balance sheet of Itron after giving effect to the creation of such SPV Subsidiary, except (A) Loans made hereunder and (B) ordinary course trade payables, accrued expenses and unsecured Indebtedness of such SPV Subsidiary; and

                           (iv) upon the creation of such SPV Subsidiary, such SPV Subsidiary shall become a "Borrower" hereunder and a "Grantor" under the Security Agreement, Agent will be granted a first priority perfected Lien (subject to Permitted Encumbrances) in all assets of such SPV Subsidiary except to the extent prohibited by applicable law and regulations, and such SPV Subsidiary and the other Credit Parties shall have executed such documents and taken such other actions as may be required by Agent in connection therewith; or

                  (b) merge with, consolidate with, acquire all or substantially all of the assets or capital Stock of, or otherwise combine with or acquire, any Person, except that (i) any Borrower may merge with another Borrower; provided, that Borrower Representative is the survivor of any such merger to which it is a party, (ii) any Subsidiary of a Credit Party may be merged into such Credit Party so long as such Credit Party is the survivor, and (iii) any Credit Party (other than a Borrower) may be merged with another Credit Party (other than a Borrower).

         6.2 Investments; Loans and Advances. Except as otherwise expressly permitted by this Section 6, no Credit Party shall make or permit to exist any investment in, or make, accrue or permit to exist loans or advances of money to, any Person, through the direct or indirect lending of money, holding of securities or otherwise, except that: (a) Credit Parties may hold investments comprised of notes payable, or stock or other securities issued by Account Debtors to any Credit Party pursuant to negotiated agreements with respect to settlement of such Account Debtor's Accounts in the ordinary course of business, so long as the aggregate amount of such Accounts so settled by Credit Parties does not exceed $100,000 in any Fiscal Year; (b) each Credit Party may maintain its existing investments in its Subsidiaries as of the Closing Date; (c) Borrowers may make investments not to exceed $1,000,000 in the aggregate outstanding at any time in joint ventures with the prior written consent of Agent and Requisite Revolving Lenders; (d) Itron may make the contemplated investments and loans described in Disclosure Schedule (6.2); (e) Itron may fund that portion of expenditures incurred by an SPV Subsidiary, in connection with Outsourcing Contracts, that are not funded by a third party lender (i.e., with funds other than the Obligations) and are otherwise permitted under paragraphs
(a) and (d) of Annex G; (f) Itron may make loans or otherwise advance funds to a Subsidiary that is not domiciled in the United States of America and is not a Credit Party that are not related to an Outsourcing Contract and are used by such Subsidiary (i) for working capital purposes or (ii) in the ordinary course of such Subsidiary's business in an amount not to exceed (A) $1,500,000 in any Fiscal Year and (B) $3,000,000 in the aggregate outstanding at any time; provided, that, for purposes of this Section 6.2(f), (I) any non-cash repayments of loans by such Subsidiary to Itron shall not be applied as a credit against the outstanding amount of such loans or other advances and (II) if the proceeds of such loans or advances are to be used for Capital Expenditures, then such Capital Expenditures are permitted under paragraph (a) of Annex G; (g) Itron may make loans or otherwise advance funds to a Subsidiary that is not domiciled in the United States of America and is not a Credit Party that are not related to an Outsourcing Contract and are used by such Subsidiary in connection with the restructuring, closing, consolidation and reorganization activities described in Disclosure Schedule (B); in an amount not to exceed (i) $4,500,000 in the Fiscal Year ending December 31, 2000, and (ii) $5,000,000 in the aggregate over the term of this Agreement; and (h) so long as Agent has not delivered an Activation Notice, Credit Parties may make investments, subject to Control Letters in favor of Agent for the benefit of Lenders or otherwise subject to a perfected security interest in favor of Agent for the benefit of Lenders, in (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof maturing within one year from the date of acquisition thereof, (ii) commercial paper maturing no more than one year from the date of creation thereof and currently having the highest rating obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc., (iii) certificates of deposit maturing no more than one year from the date of creation thereof issued by commercial banks incorporated under the laws of the United States of America, each having combined capital, surplus and undivided profits of not less than $300,000,000 and having a senior secured rating of "A" or better by a nationally recognized rating agency (an "A Rated Bank"), and (iv) time deposits maturing no more than 30 days from the date of creation thereof with A Rated Banks.

         6.3      Indebtedness.

                  (a) No Credit Party shall create, incur, assume or permit to exist any Indebtedness, except (without duplication) (i) Indebtedness secured by purchase money security interests and Capital Leases permitted in clause (l) of the definition of Permitted Encumbrances, (ii) the Loans and the other Obligations, (iii) deferred taxes, (iv) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law, (v) existing and contemplated Indebtedness described in Disclosure Schedule (6.3) and refinancings thereof or amendments or modifications thereto that do not have the effect of increasing the principal amount thereof or changing the amortization thereof (other than to extend the same) and that are otherwise on terms and conditions no less favorable to any Credit Party, Agent or any Lender, as reasonably determined by Agent, than the terms of the Indebtedness being refinanced, amended or modified, (vi) Subordinated Debt, (vii) Indebtedness that is without recourse to any Credit Party, (viii) unsecured Indebtedness that supports the obligations of any Credit Party with respect to Outsourcing Contracts or Turnkey Contracts, and (ix) Indebtedness consisting of intercompany loans and advances made by any Borrower to any Credit Party; provided, that: (A) such Credit Party shall have executed and delivered to such Borrower, on the Closing Date, a demand note ("Intercompany Note") to evidence any such intercompany Indebtedness owing at any time by such Credit Party to such Borrower which Intercompany Note shall be in form and substance satisfactory to Agent and shall be pledged and delivered to Agent pursuant to the applicable Security Agreement as additional collateral security for the Obligations; (B) each Credit Party shall record all intercompany transactions on its books and records in a manner reasonably satisfactory to Agent; (C) the obligations of each Credit Party under any such Intercompany Note shall be subordinated to the Obligations hereunder in a manner satisfactory to Agent; (D) at the time any such intercompany loan or advance is made by any Borrower to any Credit Party and after giving effect thereto, such Borrower shall be Solvent; (E) no Default or Event of Default would occur and be continuing after giving effect to any such proposed intercompany loan; and (F) in the case of any intercompany Indebtedness, the Borrower advancing such funds shall have Net Borrowing Availability under its separate Borrowing Base of not less than $1,000,000 after giving effect to such intercompany loan.

                  (b) No Credit Party shall, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness, other than: (i) the Obligations; (ii) Indebtedness secured by a Permitted Encumbrance if the asset securing such Indebtedness has been sold or otherwise disposed of in accordance with Sections 6.8(b) or (c); and (iii) Subordinated Debt to the extent permitted by Section 6.14.

         6.4      Employee Loans and Affiliate Transactions.

                  (a) Except as otherwise expressly permitted in this Section 6 with respect to Affiliates, no Credit Party shall enter into or be a party to any transaction with any other Credit Party or any Affiliate thereof except in the ordinary course of and pursuant to the reasonable requirements of such Credit Party's business and upon fair and reasonable terms that are no less favorable to such Credit Party than would be obtained in a comparable arm's length transaction with a Person not an Affiliate of such Credit Party; provided, that each sale of Inventory by any Borrower to an SPV Subsidiary that is not a Borrower, which sale is in excess of $250,000, shall be on terms requiring payment in cash not later than 60 days after shipment of such Inventory. In addition, if any such transaction or series of related transactions involves payments in excess of $200,000 in the aggregate (other than transactions relating to sales of Inventory to, or Accounts owing from, (i) Centra Gas, (ii) Avista Corporation, (iii) Houston Industries, Inc., (iv) Reliant Resources Corporation or (v) Arkla Finance Corp.), the terms of these transactions must be disclosed in advance to Agent and Lenders. All such transactions existing as of the date hereof are described in Disclosure Schedule (6.4(a)).

                  (b) No Credit Party shall enter into any lending or borrowing transaction with any employees of any Credit Party, except loans to its respective employees on an arm's length basis in the ordinary course of business consistent with past practices for travel expenses, relocation costs and similar purposes and stock option financing up to a maximum of $100,000 to any employee and up to a maximum of $250,000 in the aggregate at any one time outstanding.

         6.5 Capital Structure and Business. No Credit Party shall (a) make any changes in any of its business objectives, purposes or operations that could in any way adversely affect the repayment of the Loans or any of the other Obligations or could have or result in a Material Adverse Effect, (b) except as otherwise permitted in Section 6.1, Section 6.14(f) or Section 6.14(g), change its capital structure with respect to Stock (including securities convertible into Stock) as described in Disclosure Schedule (3.8) by means of the issuance of any shares of Stock, warrants or other securities convertible into Stock or any revision of the terms of its outstanding Stock; provided, that Itron may (i) make a Qualified Public Offering of its common Stock so long as no Change of Control occurs after giving effect thereto or (ii) grant options or issue shares of Stock (A) in connection with the employee stock ownership plan described in Disclosure Schedule (3.8) or (B) otherwise to its employees, or (c) amend its charter or bylaws in a manner that would adversely affect Agent or Lenders or such Credit Party's duty or ability to repay the Obligations. No Credit Party shall engage in any business other than the types of businesses currently engaged in by it.

         6.6 Guaranteed Indebtedness. No Credit Party shall create, incur, assume or permit to exist any Guaranteed Indebtedness except (a) by endorsement of instruments or items of payment for deposit to the general account of any Credit Party, (b) for Guaranteed Indebtedness incurred for the benefit of any other Credit Party if the primary obligation is expressly permitted by this Agreement and (c) for Guaranteed Indebtedness that is unsecured for which the primary obligor is an SPV Subsidiary in connection with third party lender financing (i.e., with funds other than the Obligations).

         6.7 Liens. No Credit Party shall create, incur, assume or permit to exist any Lien on or with respect to its Accounts or any of its other properties or assets (whether now owned or hereafter acquired) except for (a) Liens in existence on the date hereof and summarized in Disclosure Schedule (6.7) and other Permitted Encumbrances, (b) Liens granted in connection with any third party lender financing of the Duquesne Project, which Liens shall be on terms reasonably acceptable to Agent, and (c) Liens granted on the capital Stock of any SPV Subsidiary that is not a Borrower in connection with any third party financing of such SPV Subsidiary. In addition, no Credit Party shall become a party to any agreement, note, indenture or instrument or take any other action that would prohibit the creation of a Lien on any of its properties or other assets in favor of Agent, on behalf of itself and Lenders, as additional collateral for the Obligations, except (i) operating leases, Capital Leases or Licenses that prohibit Liens upon the assets that are subject thereto, (ii) any agreement, note, indenture or instrument granted in connection with any third party lender financing of the Duquesne Project, which agreement, note, indenture or instrument shall be on terms reasonably acceptable to Agent, and (iii) Liens granted on the capital Stock of any SPV Subsidiary that is not a Borrower in connection with any third party financing of such SPV Subsidiary.

         6.8 Sale of Stock and Assets. Except as otherwise permitted in Section 6.14(f), Section 6.14(g) or Section 6.19, no Credit Party shall sell, transfer, convey, assign, contribute or otherwise dispose of any of its properties or other assets, including its capital Stock or the capital Stock of any of its Subsidiaries (whether in a public or a private offering or otherwise but subject, in the case of Itron, to the provisions of Section 6.5(b)) or any of its Accounts, other than:

                  (a)  the sale of Inventory in the ordinary course of business;

                  (b) the sale, transfer, conveyance or other disposition by a Credit Party of Equipment, Fixtures or Real Estate that is obsolete or no longer used or useful in such Credit Party's business and having a value not exceeding $100,000 in any single transaction or $500,000 in the aggregate in any Fiscal Year;

                  (c) other Equipment and Fixtures having a value not exceeding $100,000 in any single transaction or $500,000 in the aggregate in any Fiscal Year;

                  (d) the contemplated transaction described in Disclosure Schedule (6.2);

                  (e) the sale, transfer, conveyance, assignment, contribution or other disposition of any of its properties or other assets to an SPV Subsidiary that is a Borrower; and

                  (f) the sale, transfer, conveyance, assignment, contribution or other disposition of the properties or other assets (in each case, a "Permitted Transfer") by Itron to an SPV Subsidiary that is not a Borrower in connection with the closing of a financing by a third party lender (i.e., with funds other than the Obligations) of such SPV Subsidiary upon terms and conditions satisfactory to Agent in its reasonable credit judgment, and provided that each of the following conditions are satisfied:

                           (i) Agent shall receive at least 30 days' prior written notice of such Permitted Transfer and related financing, which notice shall include a reasonably detailed description of the purposes of such Permitted Transfer;

                           (ii) the proceeds of such third party financing shall be (A) paid to a Borrower in cash, (B) equal to or greater than the book value of the portion of the transferred assets that constitute Eligible Accounts and Eligible Inventory and are included in the calculation of such Borrower's Borrowing Base at such time, and (C) applied to the Loans in the manner set forth in Section 1.11;

                           (iii) the amount equal to (A) the book value of the transferred assets (excluding the short-term and long-term portions of the Contracts Receivable transferred by Itron to such SPV Subsidiary), minus (B) the proceeds of such financing, is an amount that, at the time of such transfer, is otherwise permitted under paragraphs (a) and
         (d) of Annex G;

                           (iv) concurrently with delivery of the notice referred to in clause (i) above, Borrowers shall have delivered to Agent, in form and substance satisfactory to Agent, (A) a pro forma
         consolidated  and   consolidating   balance  sheet  of  Itron  and  its
         Subsidiaries (the "Subsidiary Pro Forma"), based on recent financial data, which shall fairly represent the assets, liabilities, financial condition and results of operations of Itron and its Subsidiaries in accordance with GAAP consistently applied, but taking into account such Permitted Transfer, the funding of the third party finance and all Loans in connection therewith, and such Subsidiary Pro Forma shall reflect that, on a pro forma basis, (I) such SPV Subsidiary will be able to perform all of its obligations to third parties, (II) no Event of Default would result after giving effect to such Permitted Transfer, and (III) Borrowers would have been in compliance with the financial covenants set forth in Annex G for the four quarter period reflected in the Compliance Certificate most recently delivered to Agent pursuant to Annex E prior to the creation of such Permitted Transfer (after giving effect to such transfer and all Loans funded in connection therewith as if made on the first day of such period), and (B) the certification of the Chief Financial Officer of Itron that (1) such Subsidiary Pro Forma fairly represents the information described in clause (A) above in accordance with GAAP, and (2) any other information presented is true, correct and complete in all material respects and that there was no Event of Default in existence as of such time or that would result after giving effect to such Permitted Transfer; and

                           (v) at the time of such Permitted Transfer and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing.

With respect to any disposition of assets or other properties permitted pursuant to clauses (b) and (c) above, Agent agrees on reasonable prior written notice to release its Lien on such assets or other properties in order to permit the applicable Credit Party to effect such disposition and shall execute and deliver to Borrowers, at Borrowers' expense, appropriate UCC termination statements and other releases as reasonably requested by Borrowers in connection therewith.

         6.9 ERISA. No Credit Party shall, or shall cause or permit any ERISA Affiliate to, cause or permit to occur an event that could result in the imposition of a Lien under Section 412 of the IRC or Section 302 or 4068 of ERISA.

         6.10 Financial Covenants. Borrowers shall not breach or fail to comply with any of the financial covenants set forth in Annex G (the "Financial Covenants").

         6.11  Hazardous  Materials.  No Credit  Party  shall  cause or permit a
Release of any Hazardous Material on, at, in, under, above, to, from or about any of the Real Estate where such Release would (a) violate in any respect, or form the basis for any Environmental Liabilities under, any Environmental Laws or Environmental Permits or (b) otherwise adversely impact the value or marketability of any of the Real Estate or any of the Collateral, other than such violations or impacts that could not reasonably be expected to have a Material Adverse Effect.

         6.12 Sale-Leasebacks. Except in connection with sales and leases expressly permitted under this Section 6, no Credit Party shall engage in any sale-leaseback, synthetic lease or similar transaction involving any of its assets; provided, that Itron shall be permitted to enter into a sale-leaseback transaction with respect to its facility located at 2818 North Sullivan Road, Spokane, Washington, so long as the terms of such transaction are disclosed in advance to, and are consented to by (which consent shall not unreasonably be withheld by), Agent.

         6.13 Cancellation of Indebtedness. No Credit Party shall cancel any claim or debt owing to it, except for reasonable consideration negotiated on an arm's length basis and in the ordinary course of its business consistent with past practices.

         6.14 Restricted Payments. No Credit Party shall make any Restricted Payment, except, without duplication, any of the following:

                  (a) intercompany loans and advances between Borrowers to the extent permitted by Section 6.3;

                  (b) dividends and distributions by Subsidiaries of any Borrower paid to such Borrower;

                  (c)      employee loans permitted under Section 6.4(b);

                  (d) scheduled payments of interest with respect to the Subordinated Debt;

                  (e) redemption, purchase, retirement, defeasance, sinking fund or similar payments made to holders of Itron's Subordinated Debt or redemption, purchase, repurchase or retirement payments to holders of Itron's common Stock, which payments to such holders of Subordinated Debt or common Stock shall not exceed in the aggregate (i) $10,000,000 during the period from the Closing Date through and including the Commitment Termination Date and (ii) $7,000,000 during any immediately trailing 12-month period, measured as of any date for the 12-month period then ended;

                  (f) the repurchase of Itron's Subordinated Debt in an amount not to exceed the net cash proceeds received by Itron from the issuance of additional Subordinated Debt or common Stock by Itron, in each case so long as such issuance would not result in a Default or Event of Default; and

                  (g) the repurchase of Itron's Subordinated Debt in an amount not to exceed 30% of the net cash proceeds received by Itron from (i) Duquesne Light Company upon the consummation of the restructure and reallocation of payments owing to Itron by Duquesne Light Company under the Duquesne Agreement, or (ii) a third party lender (i.e., with funds other than the Obligations) that finances the Duquesne Project in accordance with terms and conditions satisfactory to Agent in its reasonable credit judgment, provided, that (i) no Default or Event of Default shall have occurred and be continuing or would result after giving effect to any payment pursuant to clauses (d), (e), (f) or (g) above, (ii) the aggregate amount of redemption, purchase, repurchase or retirement payments to holders of Itron's common Stock under clause (e) above shall not exceed $5,000,000 during the period from the Closing Date through and including the Commitment Termination Date, and (iii) with respect to any payment pursuant to clauses (e), (f) or (g) above, Borrowers collectively shall have Net Borrowing Availability of not less than $5,000,000 after giving effect (including pro forma effect during the 90-day period prior to such payment) to any such payment at all times during the period from the date that is 90 days prior to any such payment and through and including the date that is 90 days after such payment.

         6.15 Change of Corporate Name or Location; Change of Fiscal Year. No Credit Party shall (a) change its corporate name or (b) change its chief executive office, principal place of business, corporate offices or warehouses or locations at which Collateral is held or stored, or the location of its records concerning the Collateral, in each case without at least 30 days' prior written notice to Agent and after Agent's written acknowledgment that any reasonable action requested by Agent in connection therewith, including to continue the perfection of any Liens in favor of Agent, on behalf of Lenders, in any Collateral, has been completed or taken, and provided that any such new location shall be in the continental United States of America. Without limiting the generality of the foregoing, no Credit Party shall change its name, identity or corporate structure in any manner that might make any financing or continuation statement filed in connection herewith seriously misleading within the meaning of Section 9402(7) of the Code or any other then applicable provision of the Code except upon prior written notice to Agent and Lenders and after Agent's written acknowledgment that any reasonable action requested by Agent in connection therewith, including to continue the perfection of any Liens in favor of Agent, on behalf of Lenders, in any Collateral, has been completed or taken. No Credit Party shall change its Fiscal Year.

         6.16 No Impairment of Intercompany Transfers. No Credit Party shall directly or indirectly enter into or become bound by any agreement, instrument, indenture or other obligation (other than this Agreement and the other Loan Documents) that could directly or indirectly restrict, prohibit or require the consent of any Person with respect to the payment of dividends or distributions or the making or repayment of intercompany loans by a Subsidiary of any Borrower to any Borrower or between Borrowers.

         6.17 No Speculative Transactions. No Credit Party shall engage in any transaction involving commodity options, futures contracts or similar transactions, except solely to hedge against fluctuations in the prices of commodities owned or purchased by it and the values of foreign currencies receivable or payable by it and interest swaps, caps or collars.

         6.18 Changes Relating to Subordinated Debt and Other Indebtedness. No Credit Party shall change or amend the terms of any Subordinated Debt (or any indenture or agreement in connection therewith) if the effect of such amendment is to: (a) increase the interest rate on such Subordinated Debt; (b) change the dates upon which payments of principal or interest are due on such Subordinated Debt other than to extend such dates; (c) change any default or event of default other than to delete or make less restrictive any default provision therein, or add any covenant with respect to such Subordinated Debt; (d) change the redemption or prepayment provisions of such Subordinated Debt other than to extend the dates therefor or to reduce the premiums payable in connection therewith; (e) grant any security or collateral to secure payment of such Subordinated Debt; or (f) change or amend any other term if such change or amendment would materially increase the obligations of such Credit Party thereunder or confer additional material rights on the holder of such Subordinated Debt in a manner adverse to any Credit Party, Agent or any Lender. No Credit Party shall change or amend the terms of any documents, agreement or instrument relating to Indebtedness of such Credit Party secured by a Permitted Encumbrance if the effect of such change or amendment is to grant any additional collateral to secure payment of such Indebtedness or if such change or amendment would materially increase the obligations of such Credit Party thereunder or confer additional material rights on the applicable secured party in a manner adverse to any Credit Party, Agent or any Lender.

         6.19 SCE Project. Itron shall not finance the SCE Project through a third party lender (i.e., with funds other than the Obligations) unless (a) as a result of such financing, the SCE Equipment and certain other assets with respect thereto are transferred to the SCE Subsidiary and none of the assets (other than the capital Stock of the SCE Subsidiary) of any Borrower or any other Credit Party shall become subject to any Lien in favor of a third party lender, and (b) the proceeds of such financing shall be (i) paid to Itron in cash at closing, (ii) equal to or greater than the gross book value of the portion of the transferred assets that constituted Eligible Accounts and Eligible Inventory and were included in the calculation of the Borrowing Base at such time, and (iii) applied to the Loans in the manner set forth in Section 1.11; provided, that such transfer shall only be permitted so long as the amount equal to (A) the book value of the transferred assets, minus (B) the proceeds of such financing, is an amount that, at the time of such transfer, is otherwise permitted under paragraphs (a) and (d) of Annex G. Upon the consummation of any such financing, the receipt by Itron of the proceeds thereof and application of such proceeds to the Loans in the manner set forth in Section 1.11, Agent will, on reasonable prior written notice, release its Lien on the SCE Equipment, the SCE Agreement and the Accounts arising under the SCE Agreement in order to permit Itron to effect such transaction and shall execute and deliver to Itron, at Itron's expense, appropriate UCC termination statements and other releases as reasonably requested by Itron in connection therewith.

         6.20 Bank Accounts. No Credit Party shall alter or otherwise modify the zero balance account designation of any Disbursement Account identified as a "ZBA" account in Disclosure Schedule 3.19.

7.       TERM

         7.1 Termination. The financing arrangements contemplated hereby shall be in effect until the Commitment Termination Date, and the Loans and all other Obligations shall be automatically due and payable in full on such date.

         7.2 Survival of Obligations Upon Termination of Financing Arrangements. Except as otherwise expressly provided in the Loan Documents, no termination or cancellation (regardless of cause or procedure) of any financing arrangement under this Agreement shall in any way affect or impair the obligations, duties and liabilities of the Credit Parties or the rights of Agent and Lenders relating to any unpaid portion of the Loans or any other Obligations, due or not due, liquidated, contingent or unliquidated, or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is required after the Commitment Termination Date. Except as otherwise expressly provided herein or in any other Loan Document, all undertakings, agreements, covenants, warranties and representations of or binding upon the Credit Parties, and all rights of Agent and each Lender, all as contained in the Loan Documents, shall not terminate or expire, but rather shall survive any such termination or cancellation and shall continue in full force and effect until the Termination Date; provided, that the provisions of Section 11, the payment obligations under Sections 1.15 and 1.16, and the indemnities contained in the Loan Documents shall survive the Termination Date.

8.       EVENTS OF DEFAULT; RIGHTS AND REMEDIES

         8.1 Events of Default. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an "Event of Default" hereunder:

                  (a) Any Borrower (i) shall fail to make any payment of principal of, or interest on, or Fees owing in respect of, the Loans or any of the other Obligations when due and payable, or (ii) shall fail to pay or reimburse Agent or Lenders for any expense reimbursable hereunder or under any other Loan Document within ten days following Agent's written demand for such reimbursement or payment of expenses.

                  (b) Any Credit Party shall fail or neglect to perform, keep or observe any of the provisions of Sections 1.4, 1.8, 5.4 or 6, or any of the provisions set forth in Annexes C or G, respectively.

                  (c) Any Borrower shall fail or neglect to perform, keep or observe any of the provisions of Section 4 or any provisions set forth in Annexes E or F, respectively, and the same shall remain unremedied for three Business Days or more.

                  (d) Any Credit Party shall fail or neglect to perform, keep or observe any other provision of this Agreement or of any of the other Loan Documents (other than any provision embodied in or covered by any other clause of this Section 8.1) and the same shall remain unremedied for 20 days or more following the earlier of (i) receipt by such Credit Party of written notice of such failure and (ii) such Credit Party's knowledge of such failure.

                  (e) A default or breach shall occur under (i) any other agreement, document or instrument to which any Credit Party is a party that is not cured within any applicable grace period therefor, and such default or breach (A) involves the failure to make any payment when due in respect of any Indebtedness (other than the Obligations) of any Credit Party in excess of $250,000 in the aggregate, or (B) causes, or permits any holder of such Indebtedness or a trustee to cause, Indebtedness or a portion thereof in excess of $250,000 in the aggregate to become due prior to its stated maturity or prior to its regularly scheduled dates of payment, regardless of whether such default is waived, or such right is exercised, by such holder or trustee, or (ii) any of the Subordinated Debt Documents that is not cured within any applicable grace period therefor.

                  (f) Any information contained in any Borrowing Base Certificate (excluding immaterial clerical errors) shall be untrue or incorrect in any respect, or any representation or warranty herein or in any Loan Document or in any written statement, report, financial statement or certificate (other than a Borrowing Base Certificate) made or delivered to Agent or any Lender by any Credit Party is untrue or incorrect in any material respect as of the date when made or deemed made.

                  (g) Assets of any Credit Party with a fair market value of $100,000 or more shall be attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of any Credit Party and such condition continues for 30 days or more.

                  (h) A case or proceeding shall have been commenced against any Credit Party seeking a decree or order in respect of such Credit Party (i) under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such Credit Party or for any substantial part of such Credit Party's assets, or (iii) ordering the winding-up or liquidation of the affairs of such Credit Party, and such case or proceeding shall remain undismissed or unstayed for 60 days or more or a decree or order granting the relief sought in such case or proceeding shall be entered by a court of competent jurisdiction over such case or proceeding.

                  (i) Any Credit Party shall (i) file a petition seeking relief under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) consent to or fail to contest in a timely and appropriate manner the institution of proceedings thereunder or the filing of any such petition or the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such Credit Party or for any substantial part of such Credit Party's assets,
(iii) make an assignment for the benefit of creditors, (iv) take any corporate action in furtherance of any of the foregoing, or (v) admit in writing its inability to, or shall be generally unable to, pay its debts as such debts become due.

                  (j) A final judgment or judgments for the payment of money in excess of $250,000 in any one case or $500,000 in the aggregate at any time outstanding shall be rendered against any Credit Party and the same shall not, within 30 days after the entry thereof, have been discharged or execution thereof stayed or bonded pending appeal, or shall not have been discharged prior to the expiration of any such stay.

                  (k) Any material provision of any Loan Document shall for any reason cease to be valid, binding and enforceable in accordance with its terms (or any Credit Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms), or any Lien created under any Loan Document shall cease to be a valid and perfected first priority Lien (except as otherwise permitted herein or therein) in any of the Collateral purported to be covered thereby.

                  (l) Any Change of Control shall occur.

                  (m) (i) Any material damage to, or loss, theft, or destruction of, any Collateral, whether or not insured or insurable, or (ii) any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty or similar event, as a result of which revenue-producing activities cease or are substantially curtailed at any facility of Borrowers generating more than 20% of Borrowers' consolidated revenues for the Fiscal Year preceding such event and such cessation or curtailment continues for more than 20 days.

                  (n) Any default or breach by Itron that could reasonably be expected to have a Material Adverse Effect shall occur and be continuing under the Duquesne Agreement, or the Duquesne Agreement shall be terminated (other than a termination for convenience by Duquesne Light Company under any provision of the Duquesne Agreement giving Duquesne Light Company the right to terminate upon the payment from Duquesne Light Company to Itron of the applicable amount set forth in Disclosure Schedule (C)) for any reason.

         8.2      Remedies.

                  (a) If any Default or Event of Default shall have occurred and be continuing, then Agent may (and at the written request of the Requisite Revolving Lenders, shall), without notice, (i) suspend this facility with respect to further Advances or the incurrence of further Letter of Credit Obligations, whereupon any further Advances and the incurrence of further Letter of Credit Obligations shall be made or extended in Agent's sole discretion (or in the sole discretion of the Requisite Revolving Lenders, if such suspension occurred at their direction) so long as such Default or Event of Default is continuing, and (ii) except as otherwise expressly provided herein, increase the rate of interest applicable to the Loans and the Letter of Credit Fees to the Default Rate.

                  (b) If any Event of Default shall have occurred and be continuing, Agent may (and at the written request of the Requisite Revolving Lenders shall), without notice: (i) terminate this facility with respect to further Revolving Credit Advances or the incurrence of further Letter of Credit Obligations; (ii) declare all or any portion of the Obligations, including all or any portion of any Loan, to be forthwith due and payable, and require that the Letter of Credit Obligations be cash collateralized as provided in Annex B, all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrowers and each other Credit Party; or (iii) exercise any rights and remedies provided to Agent under the Loan Documents or at law or in equity, including all remedies provided under the Code; provided, that upon the occurrence of an Event of Default specified in Sections 8.1(g),
(h) or (i), all of the Obligations, including the aggregate Revolving Loan, shall become immediately due and payable without declaration, notice or demand by any Person.

         8.3 Waivers by Credit Parties. Except as otherwise provided for in this Agreement or by applicable law, each Credit Party waives (including for purposes of Section 12): (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Agent on which any Credit Party may in any way be liable, and hereby ratifies and confirms whatever Agent may do in this regard, (b) all rights to notice and a hearing prior to Agent's taking possession or control of, or Agent's replevy, attachment or levy upon, the Collateral or any bond or security that might be required by any court prior to allowing Agent to exercise any of its remedies, and (c) the benefit of all valuation, appraisal, marshalling and exemption laws.

9.       ASSIGNMENT AND PARTICIPATIONS; APPOINTMENT OF AGENT

         9.1      Assignment and Participations.

                  (a) The Credit Parties signatory hereto consent to any Lender's assignment of, or sale of participations in, at any time or times, the Loan Documents, Loans, Letter of Credit Obligations or any Commitment or of any portion thereof or interest therein, including any Lender's rights, title, interests, remedies, powers or duties thereunder, whether evidenced by a writing or not. Any assignment by a Lender shall: (i) require the consent of (A) Borrower Representative (so long as no Default or Event of Default has occurred and is continuing), which consent shall not be unreasonably withheld or delayed, and (B) Agent (which shall not be unreasonably withheld or delayed) and the execution of an assignment agreement (an "Assignment Agreement") substantially in the from attached hereto as Exhibit 9.1(a) and otherwise in form and substance satisfactory to, and acknowledged by, Agent; (ii) be conditioned on such assignee Lender representing to the assigning Lender and Agent that it is purchasing the applicable Loans to be assigned to it for its own account, for investment purposes and not with a view to the distribution thereof; (iii) if a partial assignment, be in an amount at least equal to $5,000,000 and, after giving effect to any such partial assignment, the assigning Lender shall have retained Commitments in an amount at least equal to $5,000,000; and (iv) include a payment to Agent of an assignment fee of $3,500. In the case of an assignment by a Lender under this Section 9.1, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations of all other Lenders hereunder. The assigning Lender shall be relieved of its obligations hereunder with respect to its Commitments or assigned portion thereof from and after the date of such assignment. Each Borrower hereby acknowledges and agrees that any permitted assignment shall give rise to a direct obligation of Borrowers to the assignee and that the assignee shall be considered to be a "Lender." In all instances, each Lender's liability to make Loans hereunder shall be several and not joint and shall be limited to such Lender's Pro Rata Share of the applicable Commitment. In the event Agent or any Lender so assigns or otherwise transfers all or any part of a Note, Agent or any such Lender shall so notify Borrowers and Borrowers shall, upon the request of Agent or such Lender, execute new Notes in exchange for the Notes being assigned. Notwithstanding the foregoing provisions of this Section 9.1(a), any Lender may at any time pledge or assign all or any portion of such Lender's rights under this Agreement and the other Loan Documents to a Federal Reserve Bank; provided, that no such pledge or assignment shall release such Lender from such Lender's obligations hereunder or under any other Loan Document.

                  (b) Any participation by a Lender of all or any part of its Commitments shall be in an amount at least equal to $5,000,000, and with the understanding that all amounts payable by Borrowers hereunder shall be determined as if that Lender had not sold such participation, and that the holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder except actions directly affecting (i) any reduction in the principal amount of, or interest rate or Fees payable with respect to, any Loan in which such holder participates, (ii) any extension of the scheduled amortization of the principal amount of any Loan in which such holder participates or the final maturity date thereof, and (iii) any release of all or substantially all of the Collateral (other than in accordance with the terms of this Agreement, the Collateral Documents or the other Loan Documents). Solely for purposes of Sections 1.13, 1.15, 1.16 and 9.8, each Borrower acknowledges and agrees that a participation shall give rise to a direct obligation of Borrowers to the participant and the participant shall be considered to be a "Lender." Except as set forth in the preceding sentence no Borrower or Credit Party shall have any obligation or duty to any participant. Neither Agent nor any Lender (other than the Lender selling a participation) shall have any duty to any participant and may continue to deal solely with the Lender selling a participation as if no such sale had occurred.

                  (c) Except as expressly provided in this Section 9.1, no Lender shall, as between Borrowers and that Lender, or Agent and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Loans, the Notes or other Obligations owed to such Lender.

                  (d) Each Credit Party executing this Agreement shall assist any Lender permitted to sell assignments or participations under this Section
9.1 as reasonably required to enable the assigning or selling Lender to effect any such permitted assignment or participation, including the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested and, if requested by Agent, the preparation of informational materials for, and the participation of management in meetings with, potential assignees or participants. Each Credit Party executing this Agreement shall certify the correctness, completeness and accuracy of all descriptions of the Credit Parties and their respective affairs contained in any selling materials provided by them and all other information provided by them and included in such materials, except that any Projections delivered by Borrowers shall only be certified by Borrowers as having been prepared by Borrowers in compliance with the representations contained in Section 3.4(c).

                  (e) Any Lender may furnish any information concerning Borrowers in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants); provided, that such Lender shall obtain from assignees or participants confidentiality covenants substantially equivalent to those contained in Section 11.8.

                  (f) So long as no Event of Default shall have occurred and be continuing, no Lender shall assign or sell participations in any portion of its Loans or Commitments to a potential Lender or participant if, as of the date of the proposed assignment or sale, the assignee Lender or participant would be subject to capital adequacy or similar requirements under Section 1.16(a), increased costs under Section 1.16(b), an inability to fund LIBOR Loans under
Section 1.16(c), or withholding taxes in accordance with Section 1.16(d).

         9.2      Appointment of Agent.

                  (a) GE Capital is hereby appointed to act on behalf of all Lenders as Agent under this Agreement and the other Loan Documents. The provisions of this Section 9.2 are solely for the benefit of Agent and Lenders and no Credit Party nor any other Person shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement and the other Loan Documents, Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Credit Party or any other Person. Agent shall have no duties or responsibilities except for those expressly set forth in this Agreement and the other Loan Documents. The duties of Agent shall be mechanical and administrative in nature and Agent shall not have, or be deemed to have, by reason of this Agreement, any other Loan Document or otherwise a fiduciary relationship in respect of any Lender. Neither Agent nor any of its Affiliates nor any of their respective officers, directors, employees, agents or representatives shall be liable to any Lender for any action taken or omitted to be taken by it hereunder or under any other Loan Document, or in connection herewith or therewith, except for damages solely caused by its or their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.

                  (b) If Agent shall request instructions from Requisite Lenders, Requisite Revolving Lenders, Supermajority Revolving Lenders or all affected Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, then Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from Requisite Lenders, Requisite Revolving Lenders, Supermajority Revolving Lenders or all affected Lenders, as the case may be, and Agent shall not incur liability to any Person by reason of so refraining. Agent shall be fully justified in failing or refusing to take any action hereunder or under any other Loan Document (i) if such action would, in the reasonable opinion of Agent, be contrary to law or the terms of this Agreement or any other Loan Document, (ii) if such action would, in the reasonable opinion of Agent, expose Agent to Environmental Liabilities or (iii) if Agent shall not first be indemnified to its reasonable satisfaction against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of Requisite Revolving Lenders, Supermajority Revolving Lenders or all affected Lenders, as applicable.

         9.3 Agent's Reliance, Etc. Neither Agent nor any of its Affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for damages caused by its or their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. Without limiting the generality of the foregoing, Agent: (a) may treat the payee of any Note as the holder thereof until Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to Agent; (b) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to Agent or any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Credit Party or to inspect the Collateral (including the books and records) of any Credit Party; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (f) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopy, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

         9.4 GE Capital and Affiliates. With respect to its Commitments hereunder, GE Capital shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include GE Capital in its individual capacity. GE Capital and its Affiliates may lend money to, invest in, and generally engage in any kind of business with, any Credit Party, any of their Affiliates and any Person who may do business with or own securities of any Credit Party or any such Affiliate, all as if GE Capital were not Agent and without any duty to account therefor to Lenders. GE Capital and its Affiliates may accept fees and other consideration from any Credit Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders. Each Lender acknowledges the potential conflict of interest between GE Capital as a Lender holding disproportionate interests in the Loans, and GE Capital as Agent.

         9.5 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based on the Financial Statements referred to in Section 3.4(a) and such other documents and information as it has deemed appropriate, made its own credit and financial analysis of the Credit Parties and its own decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Each Lender acknowledges the potential conflict of interest of each other Lender as a result of Lenders holding disproportionate interests in the Loans, and expressly consents to, and waives any claim based upon, such conflict of interest.

         9.6 Indemnification. Lenders agree to indemnify Agent (to the extent not reimbursed by Borrowers and without limiting the obligations of Credit Parties hereunder), ratably according to their respective Pro Rata Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by Agent in connection therewith; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from Agent's gross negligence or wilful misconduct as finally determined by a court of competent jurisdiction. Without limiting the foregoing, each Lender agrees to reimburse Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that Agent is not reimbursed for such expenses by Credit Parties.

         9.7 Successor Agent. Agent may resign at any time by giving not less than 30 days' prior written notice thereof to Lenders and Borrower Representative. Upon any such resignation, the Requisite Revolving Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Requisite Revolving Lenders and shall have accepted such appointment within 30 days after the resigning Agent's giving notice of resignation, then the resigning Agent may, on behalf of Lenders, appoint a successor Agent, which shall be a Lender if a Lender is willing to accept such appointment, or otherwise shall be a commercial bank or financial institution or a subsidiary of a commercial bank or financial institution if such commercial bank or financial institution is organized under the laws of the United States of America or of any State thereof and has a combined capital and surplus of at least $300,000,000. If no successor Agent has been appointed pursuant to the foregoing within 30 days after the date such notice of resignation was given by the resigning Agent, such resignation shall become effective and the Requisite Revolving Lenders shall thereafter perform all the duties of Agent hereunder until such time, if any, as the Requisite Revolving Lenders appoint a successor Agent as provided above. Any successor Agent appointed by Requisite Revolving Lenders hereunder shall be subject to the approval of Borrower Representative, such approval not to be unreasonably withheld or delayed; provided, that such approval shall not be required if a Default or an Event of Default shall have occurred and be continuing. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent. Upon the earlier of the acceptance of any appointment as Agent hereunder by a successor Agent or the effective date of the resigning Agent's resignation, the resigning Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents, except that any indemnity rights or other rights in favor of such resigning Agent shall continue. After any resigning Agent's resignation hereunder, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was acting as Agent under this Agreement and the other Loan Documents.

         9.8 Setoff and Sharing of Payments. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, and subject to the provisions of Section 9.9(f), upon the occurrence and during the continuance of any Event of Default, each Lender and each holder of any Note is hereby authorized at any time or from time to time, without notice to any Credit Party or to any other Person, any such notice being hereby expressly waived, to offset and to appropriate and to apply any and all balances held by it at any of its offices for the account of any Credit Party (regardless of whether such balances are then due to such Credit Party) and any other properties or assets at any time held or owing by that Lender or that holder to or for the credit or for the account of Credit Parties against and on account of any of the Obligations that are not paid when due. Any Lender or holder of any Note exercising a right to offset or otherwise receiving any payment on account of the Obligations in excess of its Pro Rata Share thereof shall purchase for cash (and the other Lenders or holders shall sell) such participations in each such other Lender's or holder's Pro Rata Share of the Obligations as would be necessary to cause such Lender to share the amount so offset or otherwise received with each other Lender or holder in accordance with their respective Pro Rata Shares. Each Lender's obligation under this Section 9.8 shall be in addition to and not in limitation of its obligations to purchase a participation in an amount equal to its Pro Rata Share of the Swing Line Loans under Section
1.1. Each Credit Party agrees, to the fullest extent permitted by law, that (a) any Lender or holder may exercise its right to offset with respect to amounts in excess of its Pro Rata Share of the Obligations and may sell participations in such amounts so offset to other Lenders and holders and (b) any Lender or holders so purchasing a participation in the Loans made or other Obligations held by other Lenders or holders may exercise all rights of setoff, bankers' lien, counterclaim or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of the Loans and the other Obligations in the amount of such participation. Notwithstanding the foregoing, if all or any portion of the setoff amount or payment otherwise received is thereafter recovered from the Lender that has exercised the right of setoff, the purchase of participations by that Lender shall be rescinded and the purchase price restored without interest.

         9.9     Advances; Non-Funding Lenders; Information; Actions in Concert.

                  (a)      Advances; Payments.

                           (i)     Revolving Lenders shall refund or participate
in the Swing Line Loan in accordance with clauses (iii) and (iv) of Section 1.1(b). If the Swing Line Lender declines to make a Swing Line Loan or if Swing Line Availability is zero, Agent shall notify Revolving Lenders promptly after receipt of a Notice of Revolving Credit Advance and in any event prior to 1:00 p.m. (California time) on the date such Notice of Revolving Advance is received, by telecopy, telephone or other similar form of transmission. Each Revolving Lender shall make the amount of such Lender's Pro Rata Share of each Revolving Credit Advance available to Agent in same day funds by wire transfer to Agent's account as set forth in Annex H not later than 12:00 noon (California time) on the requested funding date, in the case of an Index Rate Loan, and not later than 10:00 a.m. (California time) on the required funding date, in the case of a LIBOR Loan. After receipt of such wire transfers (or, in the Agent's sole discretion, before receipt of such wire transfers), subject to the terms hereof, Agent shall make the requested Revolving Credit Advance to the Borrower designated by Borrower Representative in the Notice of Revolving Credit Advance. All payments by each Revolving Lender shall be made without setoff, counterclaim or deduction of any kind.

                           (ii) On the second Business Day of each calendar week
or more frequently as aggregate cumulative payments in excess of $5,000,000 are received with respect to the Loans (other than the Swing Line Loan) (each, a "Settlement Date"), Agent shall advise each Lender by telephone or telecopy of the amount of such Lender's Pro Rata Share of principal, interest and Fees paid for the benefit of Lenders with respect to each applicable Loan. Provided that each Lender has made all payments required to be made by it and has purchased all participations required to be purchased by it under this Agreement and the other Loan Documents as of such Settlement Date, Agent shall pay to each Lender such Lender's Pro Rata Share of principal, interest and Fees paid by Borrowers since the previous Settlement Date for the benefit of such Lender on the Loans held by it. Such payments shall be made by wire transfer to such Lender's account (as specified by such Lender in Annex H or the applicable Assignment Agreement) not later than 1:00 p.m. (California time) on the next Business Day following each Settlement Date.

                  (b) Availability of Lender's Pro Rata Share. Agent may assume that each Revolving Lender will make its Pro Rata Share of each Revolving Credit Advance available to Agent on each funding date. If such Pro Rata Share is not, in fact, paid to Agent by such Revolving Lender when due, Agent will be entitled to recover such amount on demand from such Revolving Lender without setoff, counterclaim or deduction of any kind. If any Revolving Lender fails to pay the amount of its Pro Rata Share forthwith upon Agent's demand, Agent shall promptly notify Borrower Representative and Borrowers shall immediately repay such amount to Agent. Nothing in this Section 9.9(b) or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Agent to advance funds on behalf of any Revolving Lender or to relieve any Revolving Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrowers may have against any Revolving Lender as a result of any default by such Revolving Lender hereunder. To the extent that Agent advances funds to any Borrower on behalf of any Revolving Lender and is not reimbursed therefor on the same Business Day as such Revolving Credit Advance is made, Agent shall be entitled to retain for its account all interest accrued on such Revolving Credit Advance until reimbursed by the applicable Revolving Lender.

                  (c)      Return of Payments.

                           (i)    If Agent pays an amount to a Lender under this
Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrowers and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.

                           (ii) If Agent  determines at any time that any amount
received by Agent under this Agreement must be returned to any Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to any Borrower or such other Person without setoff, counterclaim or deduction of any kind.

                  (d) Non-Funding Lenders. The failure of any Revolving Lender (such Revolving Lender, a "Non-Funding Lender") to make any Revolving Credit Advance or to purchase any participation in any Swing Line Loan to be made or purchased by it on the date specified therefor shall not relieve any other Revolving Lender (each such other Revolving Lender, an "Other Lender") of its obligations to make such Revolving Credit Advance or purchase such participation on such date, but neither any Other Lender nor Agent shall be responsible for the failure of any Non-Funding Lender to make an Advance to be made, or to purchase a participation to be purchased, by such Non-Funding Lender, and no Non-Funding Lender shall have any obligation to Agent or any Other Lender for the failure by such Non-Funding Lender. Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a "Lender" or a "Revolving Lender" (or be included in the calculation of "Requisite Revolving Lenders" or "Supermajority Revolving Lenders" hereunder) for any voting or consent rights under or with respect to any Loan Document.

                  (e) Dissemination of Information. Agent shall use reasonable efforts to provide Lenders with any notice of Default or Event of Default received by Agent from, or delivered by Agent to, any Credit Party, with notice of any Event of Default of which Agent has actually become aware and with notice of any action taken by Agent following any Event of Default; provided, that Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable solely to Agent's gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. Lenders acknowledge that Borrowers are required to provide Financial Statements and Collateral Reports to Lenders in accordance with Annexes E and F hereto and agree that Agent shall have no duty to provide the same to Lenders.

                  (f) Actions in Concert. Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or the Notes (including exercising any rights of setoff) without first obtaining the prior written consent of Agent or Requisite Revolving Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Notes shall be taken in concert and at the direction or with the consent of Agent.

10.      SUCCESSORS AND ASSIGNS

         This Agreement and the other Loan Documents shall be binding on and shall inure to the benefit of each Credit Party, Agent, Lenders and their respective successors and assigns (including, in the case of any Credit Party, a debtor-in-possession on behalf of such Credit Party), except as otherwise provided herein or therein. No Credit Party may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the other Loan Documents without the prior express written consent of
Agent and Requisite Lenders. Any such purported assignment, transfer, hypothecation or other conveyance by any Credit Party without the prior express written consent of Agent and Requisite Lenders shall be void. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of each Credit Party, Agent and Lenders with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Loan Documents.

11.      MISCELLANEOUS

         11.1 Complete Agreement; Modification of Agreement. The Loan Documents constitute the complete agreement between the parties with respect to the subject matter thereof and may not be modified, altered or amended except as set forth in Section 11.2. Any letter of interest, commitment letter, fee letter (other than the GE Capital Fee Letter) or confidentiality agreement between any Credit Party and Agent or any Lender or any of their respective Affiliates, predating this Agreement and relating to a financing of substantially similar form, purpose or effect shall be superseded by this Agreement.

         11.2 Amendments and Waivers. (a) Except for actions expressly permitted to be taken by Agent, no amendment, modification, termination or waiver of any provision of this Agreement, any of the Notes or any other Loan Document, or any consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Agent and Borrowers, and by Requisite Revolving Lenders, Supermajority Revolving Lenders or all affected Lenders, as applicable. Except as set forth in clauses (b) and (c) below, all such amendments, modifications, terminations or waivers requiring the consent of any Lenders shall require the written consent of Requisite Revolving Lenders.

                  (b) No amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement that increases the percentage advance rates set forth in the definition of the Itron Borrowing Base, the UTS Borrowing Base or any other component of the Aggregate Borrowing Base, or that makes less restrictive the nondiscretionary criteria for exclusion from Eligible Accounts and Eligible Inventory set forth in Sections 1.6 and 1.7, shall be effective unless the same shall be in writing and signed by Agent, Supermajority Revolving Lenders and Borrowers. No amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement that waives compliance with the conditions precedent set forth in
Section 2.2 to the making of any Loan or the incurrence of any Letter of Credit Obligations shall be effective unless the same shall be in writing and signed by Agent, Requisite Revolving Lenders and Borrowers. Notwithstanding anything contained in this Agreement to the contrary, no waiver or consent with respect to any Default (if in connection therewith Agent or Requisite Revolving Lenders, as the case may be, have exercised its or their right to suspend the making or incurrence of further Revolving Credit Advances or Letter of Credit Obligations pursuant to Section 8.2(a)) or any Event of Default shall be effective for purposes of the conditions precedent to the making of Loans or the incurrence of Letter of Credit Obligations set forth in Section 2.2 unless the same shall be in writing and signed by Agent, Requisite Revolving Lenders and Borrowers.

                  (c) No amendment, modification, termination or waiver shall, unless in writing and signed by Agent and each Lender directly affected thereby:
(i) increase the principal amount of any Lender's Commitment (which action shall be deemed to directly affect all Lenders); (ii) reduce the principal of, rate of interest on or Fees payable with respect to any Loan or Letter of Credit Obligations of any affected Lender; (iii) extend any scheduled payment date or final maturity date of the principal amount of any Loan of any affected Lender;
(iv) waive, forgive, defer, extend or postpone any payment of interest or Fees as to any affected Lender; (v) release any Guaranty or, except as otherwise permitted herein or in the other Loan Documents, permit any Credit Party to sell or otherwise dispose of any Collateral with a value exceeding $5,000,000 in the aggregate (which action shall be deemed to directly affect all Lenders); (vi) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that shall be required for Lenders or any of them to take any action hereunder; and (vii) amend or waive this Section 11.2 or the definitions of the terms "Requisite Lenders," "Requisite Revolving Lenders" or "Supermajority Revolving Lenders" insofar as such definitions affect the substance of this Section 11.2. Furthermore, no amendment, modification, termination or waiver affecting the rights or duties of Agent under this Agreement or any other Loan Document shall be effective unless in writing and signed by Agent, in addition to Lenders required hereinabove to take such action. Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination or waiver shall be required for Agent to take additional Collateral pursuant to any Loan Document. No amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the holder of such Note. No notice to or demand on any Credit Party in any case shall entitle such Credit Party or any other Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 11.2 shall be binding upon each holder of the Notes at the time outstanding and each future holder of the Notes.

                  (d)  If,   in   connection   with  any   proposed   amendment,
modification, waiver or termination (a "Proposed Change"):

                           (i) requiring the consent of all affected Lenders, the consent of Supermajority Revolving Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this clause (i) and in clauses (ii) and (iii) below being referred to as a "Non-Consenting Lender"),

                           (ii) requiring the consent of Supermajority Revolving
                  Lenders, the consent of Requisite Revolving Lenders is obtained, but the consent of Supermajority Revolving Lenders is not obtained,

                           (iii) requiring the consent of Requisite Revolving Lenders, the consent of Revolving Lenders holding 51% or more of the aggregate Revolving Loan Commitments is obtained, but the consent of Requisite Revolving Lenders is not obtained, then, so long as Agent is not a Non-Consenting Lender, at Borrower Representative's request, Agent or a Person acceptable to Agent shall have the right with Agent's consent and in Agent's sole discretion (but shall have no obligation) to purchase from such Non-Consenting Lenders, and such Non-Consenting Lenders agree that they shall, upon Agent's request, sell and assign to Agent or such Person, all of the Commitments of such Non-Consenting Lenders for an amount equal to the principal balance of all Loans held by such Non-Consenting Lenders and all accrued interest and Fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.

                  (e) Upon indefeasible payment in full in cash and performance of all of the Obligations (other than indemnification Obligations under Section 1.13), termination of the Commitments and a release of all claims against Agent and Lenders, and so long as no suits, actions, proceedings or claims are pending or threatened against any Indemnified Person asserting any damages, losses or liabilities that are Indemnified Liabilities, Agent shall deliver to Borrowers termination statements, mortgage releases and other documents necessary or appropriate to evidence the termination of the Liens securing payment of the Obligations.

         11.3 Fees and Expenses. Borrowers shall reimburse Agent for all out-of-pocket expenses incurred in connection with the negotiation and preparation of the Loan Documents (including the reasonable fees and expenses of all of its special loan counsel, advisors, consultants and auditors retained in connection with the Loan Documents and the Related Transactions and advice in connection therewith). Borrowers shall reimburse Agent (and, with respect to clauses (c), (d) and (e) below, all Lenders) for all fees, costs and expenses, including the fees, costs and expenses of counsel or other advisors (including environmental and management consultants and appraisers) for advice, assistance, or other representation in connection with:

                  (a) the forwarding to Borrowers or any other Person on behalf of Borrowers by Agent of the proceeds of the Loans;

                  (b) any amendment, modification or waiver of, consent with respect to, or termination of, any of the Loan Documents or Related Transactions Documents or advice in connection with the administration of the Loans made pursuant hereto or its rights hereunder or thereunder;

                  (c) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Agent, any Lender, any Borrower or any other Person, and whether as a party, witness or otherwise) in any way relating to the Collateral, any of the Loan Documents or any other agreement to be executed or delivered in connection herewith or therewith, including any litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case commenced by or against any or all of the Borrowers or any other Person that may be obligated to Agent by virtue of the Loan Documents, including any such litigation, contest, dispute, suit, proceeding or action arising in connection with any work-out or restructuring of the Loans during the pendency of one or more Events of Default; provided, that in the case of reimbursement of counsel for Lenders other than Agent, such reimbursement shall be limited to one counsel for all such Lenders;

                  (d) any attempt to enforce any remedies of Agent against any or all of the Credit Parties or any other Person that may be obligated to Agent or any Lender by virtue of any of the Loan Documents, including any such attempt to enforce any such remedies in the course of any work-out or restructuring of the Loans during the pendency of one or more Events of Default; provided, that in the case of reimbursement of counsel for Lenders other than Agent, such reimbursement shall be limited to one counsel for all such Lenders;

                  (e) any work-out or restructuring of the Loans during the pendency of one or more Events of Default; and

                  (f) efforts to (i) monitor the Loans or any of the other Obligations, (ii) evaluate, observe or assess any of the Credit Parties or their respective affairs, and (iii) verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral;

including all reasonable attorneys' and other professional and service providers' fees arising from such services, including those in connection with any appellate proceedings, and all expenses, costs, charges and other fees incurred by such counsel and others in connection with or relating to any of the events or actions described in this Section 11.3, all of which shall be payable, on demand, by Borrowers to Agent. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: fees, costs and expenses of accountants, environmental advisors, appraisers, investment bankers, management and other consultants and paralegals; court costs and expenses; photocopying and duplication expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram or telecopy charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal or other advisory services.

         11.4 No Waiver. Agent's or any Lender's failure, at any time or times, to require strict performance by the Credit Parties of any provision of this Agreement or any other Loan Document shall not waive, affect or diminish any right of Agent or such Lender thereafter to demand strict compliance and performance herewith or therewith. Any suspension or waiver of an Event of Default shall not suspend, waive or affect any other Event of Default whether the same is prior or subsequent thereto and whether the same or of a different type. Subject to the provisions of Section 11.2, none of the undertakings, agreements, warranties, covenants and representations of any Credit Party contained in this Agreement or any of the other Loan Documents and no Default or Event of Default by any Credit Party shall be deemed to have been suspended or waived by Agent or any Lender, unless such waiver or suspension is by an instrument in writing signed by an officer of or other authorized employee of Agent and the applicable required Lenders, and directed to Borrowers specifying such suspension or waiver.

         11.5 Remedies. Agent's and Lenders' rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies that Agent or any Lender may have under any other agreement, including the other Loan Documents, by operation of law or otherwise. Recourse to the Collateral shall not be required.

         11.6 Severability. Wherever possible, each provision of this Agreement and the other Loan Documents shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement or any other Loan Document shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement or such other Loan Document.

         11.7 Conflict of Terms. Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

         11.8 Confidentiality. Agent and each Lender agree to use commercially reasonable efforts (equivalent to the efforts Agent or such Lender applies to maintaining the confidentiality of its own confidential information) to maintain as confidential all confidential information provided to them by the Credit Parties and designated as confidential for a period of two years following receipt thereof, except that Agent and any Lender may disclose such information
(a) to Persons employed or engaged by Agent or such Lender in evaluating, approving, structuring or administering the Loans and the Commitments; (b) to any bona fide assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 11.8 (and any such bona fide assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any Governmental Authority or reasonably believed by Agent or such Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, in the opinion of Agent's or such Lender's counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any Litigation to which Agent or such Lender is a party; or (f) that ceases to be confidential through no fault of Agent or any Lender.

         11.9 GOVERNING LAW. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE LOAN DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THE LOAN DOCUMENTS AND THE OBLIGATIONS SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE (WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS THEREOF) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. EACH CREDIT PARTY HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN SAN FRANCISCO COUNTY, CITY OF SAN FRANCISCO, CALIFORNIA SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE CREDIT PARTIES, AGENT AND LENDERS PERTAINING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS; PROVIDED, THAT AGENT, LENDERS AND THE CREDIT PARTIES ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF SAN FRANCISCO COUNTY, CITY OF SAN FRANCISCO, CALIFORNIA; PROVIDED FURTHER, THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF AGENT. EACH CREDIT PARTY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH CREDIT PARTY HEREBY WAIVES ANY OBJECTION THAT SUCH CREDIT PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH CREDIT PARTY HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH CREDIT PARTY AT THE ADDRESS SET FORTH IN ANNEX I OF THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH CREDIT PARTY'S ACTUAL RECEIPT THEREOF OR THREE DAYS AFTER DEPOSIT IN THE UNITED STATES MAILS, PROPER POSTAGE PREPAID.

         11.10 Notices. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other parties, or whenever any of the parties desires to give or serve upon any other parties any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be deemed to have been validly served, given or delivered: (a) upon the earlier of actual receipt and three Business Days after deposit in the United States Mail, registered or certified mail, return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by telecopy or other similar facsimile transmission (with such telecopy or facsimile promptly confirmed by delivery of a copy by personal delivery or United States Mail as otherwise provided in this Section 11.10); (c) one Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated in Annex I or to such other address (or facsimile number) as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than Borrower Representative or Agent) designated in Annex I to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

         11.11 Section Titles. The Section titles and Table of Contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

         11.12  Counterparts.  This  Agreement  may be executed in any number of
separate   counterparts,   each  of  which  shall  collectively  and  separately
constitute one agreement.

         11.13 WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG AGENT, LENDERS AND ANY CREDIT PARTY ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS RELATED THERETO.

         11.14 Press Releases. Each Credit Party executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure (other than required filings with the Securities and Exchange Commission) using the name of GE Capital or its affiliates or referring to this Agreement, the other Loan Documents or the Related Transactions Documents without at least two Business Days' prior notice to GE Capital and without the prior written consent of GE Capital unless (and only to the extent that) such Credit Party or Affiliate is required to do so under law and then, in any event, such Credit Party or Affiliate will consult with GE Capital before issuing such press release or other public disclosure (other than required filings with the Securities and Exchange Commission). Each Credit Party consents to the publication by Agent or any Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement; provided, that Agent or such Lender provides a draft of such tombstone or material to Borrower Representative for review and comment before publication thereof.

         11.15 Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Borrower for liquidation or reorganization, should any Borrower become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any Borrower's assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a "voidable preference," "fraudulent conveyance," or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

         11.16 Advice of Counsel. Each of the parties represents to each other party hereto that it has discussed this Agreement and, specifically, the provisions of Sections 11.9 and 11.13, with its counsel.

         11.17 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

         11.18 WASHINGTON STATUTE OF FRAUDS. ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

12.      CROSS-GUARANTY

         12.1 Cross-Guaranty. Each Borrower hereby agrees that such Borrower is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to Agent and Lenders and their respective successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations owed or hereafter owing to Agent and Lenders by each other Borrower. Each Borrower agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, and that its obligations under this Section 12 shall be absolute and unconditional, irrespective of, and unaffected by,

                  (a) the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which any Borrower is or may become a party (except to the extent expressly set forth in any such amendment or change);

                  (b) the absence of any action to enforce this Agreement (including this Section 12) or any other Loan Document or the waiver or consent by Agent and Lenders with respect to any of the provisions thereof;

                  (c) the existence, value or condition of, or failure to perfect its Lien against, any security for the Obligations or any action, or the absence of any action, by Agent and Lenders in respect thereof (including the release of any such security);

                  (d)      the insolvency of any Credit Party; or

                  (e) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor,

it being agreed by each Borrower that its obligations under this Section 12 shall not be discharged until the payment and performance, in full, of the Obligations has occurred. Each Borrower shall be regarded, and shall be in the same position, as principal debtor with respect to the Obligations guaranteed hereunder.

         12.2 Waivers by Borrowers. Each Borrower expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel Agent or Lenders to marshall assets or to proceed in respect of the Obligations guaranteed hereunder against any other Credit Party, any other party or against any security for the payment and performance of the Obligations before proceeding against, or as a condition to proceeding against, such Borrower. It is agreed among each Borrower, Agent and Lenders that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for the provisions of this Section 12 and such waivers, Agent and Lenders would decline to enter into this Agreement.

         12.3 Benefit of Guaranty. Each Borrower agrees that the provisions of this Section 12 are for the benefit of Agent and Lenders and their respective successors, transferees, endorsees and permitted assigns, and nothing herein contained shall impair, as between any other Borrower and Agent or Lenders, the obligations of such other Borrower under the Loan Documents.

         12.4 Subordination of Subrogation, Etc. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, and except as set forth in Section 12.7, each Borrower hereby expressly and irrevocably subordinates to payment of the Obligations any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor until the Obligations are indefeasibly paid in full in cash. Each Borrower acknowledges and agrees that this subordination is intended to benefit Agent and Lenders and shall not limit or otherwise affect such Borrower's liability hereunder or the enforceability of this Section 12, and that Agent, Lenders and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this
Section 12.4.

         12.5 Election of Remedies. If Agent or any Lender may, under applicable law, proceed to realize its benefits under any of the Loan Documents giving Agent or such Lender a Lien upon any Collateral, whether owned by any Borrower or by any other Person, either by judicial foreclosure or by non-judicial sale or enforcement, Agent or any Lender may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Section 12. If, in the exercise of any of its rights and remedies, Agent or any Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Borrower or any other Person, whether because of any applicable laws pertaining to "election of remedies" or the like, each Borrower hereby consents to such action by Agent or such Lender and waives any claim based upon such action, even if such action by Agent or such Lender shall result in a full or partial loss of any rights of subrogation that each Borrower might otherwise have had but for such action by Agent or such Lender. Any election of remedies that results in the denial or impairment of the right of Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower's obligation to pay the full amount of the Obligations. In the event Agent or any Lender shall bid at any foreclosure or trustee's sale or at any private sale permitted by law or the Loan Documents, Agent or such Lender may bid all or less than the amount of the Obligations and the amount of such bid need not be paid by Agent or such Lender but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Agent, Lender or any other party is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 12, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

         12.6 Limitation. Notwithstanding any provision herein contained to the contrary, each Borrower's liability under this Section 12 (which liability is in any event in addition to amounts for which such Borrower is primarily liable under Section 1) shall be limited to an amount not to exceed as of any date of determination the greater of:

                  (a) the net amount of all Loans advanced to any other Borrower under this Agreement and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower; and

                  (b) the amount that could be claimed by Agent and Lenders from such Borrower under this Section 12 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Borrower's right of contribution and indemnification from each other Borrower under Section 12.7.

         12.7     Contribution with Respect to Guaranty Obligations.

                  (a) To the extent that any Borrower shall make a payment under this Section 12 of all or any of the Obligations (other than Loans made to that Borrower for which it is primarily liable) (a "Guarantor Payment") that, taking into account all other Guarantor Payments then previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payment in the same proportion that such Borrower's "Allocable Amount" (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Borrowers as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Obligations and termination of the Commitments, such Borrower shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

                  (b) As of any date of determination, the "Allocable Amount" of any Borrower shall be equal to the maximum amount of the claim that could then be recovered from such Borrower under this Section 12 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

                  (c) This Section 12.7 is intended only to define the relative rights of Borrowers and nothing set forth in this Section 12.7 is intended to or shall impair the obligations of Borrowers, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement, including Section 12.1. Nothing contained in this
Section 12.7 shall limit the liability of any Borrower to pay the Loans made directly or indirectly to that Borrower and accrued interest, Fees and expenses with respect thereto for which such Borrower shall be primarily liable.

                  (d)  The  parties  hereto   acknowledge  that  the  rights  of
contribution and indemnification hereunder shall constitute assets of the Borrower to which such contribution and indemnification is owing.

                  (e) The rights of the indemnifying Borrowers against other Credit Parties under this Section 12.7 shall be exercisable upon the full and indefeasible payment of the Obligations and the termination of the Commitments.

         12.8  Liability  Cumulative.  The  liability  of  Borrowers  under this
Section 12 is in addition to and shall be cumulative with all liabilities of each Borrower to Agent and Lenders under this Agreement and the other Loan Documents to which such Borrower is a party or in respect of any Obligations or obligation of the other Borrower, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

                           ITRON, INC., as a Borrower

                                 By:   /s/ David G. Remington
                                 Name:     David G. Remington
                                 Title:    VP & CFO

                           UTILITY TRANSLATION SYSTEMS, INC., as a Borrower

                                 By:   /s/ David G. Remington
                                 Name:     David G. Remington
                                 Title:    VP & CFO

                           GENERAL ELECTRIC CAPITAL CORPORATION, as Agent and a Lender

                                 By:    /s/ Mark Mascia
                                 Name:      Mark Mascia
                                 Duly Authorized Signatory
Revolving Loan
Commitment (including
a Swing Line Commitment
of $3,500,000):

$35,000,000

                  The following Persons are signatories to this Agreement in their capacity as Credit Parties and not as Borrowers.

"Credit Parties"





ITRON FINANCE, INC.

By: /s/ David G. Remington
Name:   David G. Remington
Title:  VP & CFO





ITRON INTERNATIONAL, INC.

By: /s/ David G. Remington
Name:   David G. Remington
Title:  VP & CFO

                                CREDIT AGREEMENT
                               ANNEX A (Recitals)
                                       to
                                CREDIT AGREEMENT


                                   DEFINITIONS

                  Capitalized terms used in the Loan Documents shall have (unless otherwise provided elsewhere in the Loan Documents) the following respective meanings, and all references in the following definitions to Sections, Exhibits, Schedules or Annexes shall refer to Sections, Exhibits, Schedules or Annexes of the Agreement:

                  "Account   Debtor"  shall  mean  any  Person  who  may  become
obligated to any other Person under, with respect to, or on account of, an Account.

                  "Accounting Changes" shall have the meaning assigned to it in Annex G.

                  "Accounts" shall mean all "accounts," as such term is defined in the Code, now owned or hereafter acquired by any Person, including (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by Chattel Paper, Documents or Instruments), whether arising out of goods sold or services rendered by it or from any other transaction (including any such obligations that may be characterized as an account or contract right under the Code), (b) all of such Person's rights in, to and under all purchase orders or receipts for goods or services, (c) all of such Person's rights to any goods represented by any of the foregoing (including unpaid sellers' rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all monies due or to become due to such Person under all purchase orders and contracts for the sale of goods or the performance of services or both by such Person or in connection with any other transaction (whether or not yet earned by performance on the part of such Person), including the right to receive the proceeds of said purchase orders and contracts, and (e) all collateral security and guaranties of any kind given by any other Person with respect to any of the foregoing.

                  "Activation Event" and "Activation Notice" shall have the meanings assigned to them in Annex C.

                  "Advance" shall mean any Revolving Credit Advance or Swing Line Advance, as the context may require.

                  "Affiliate" shall mean, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, five percent (5%) or more of the Stock having ordinary voting power in the election of directors of such Person,
(b) each Person that controls, is controlled by or is under common control with such Person, (c) each of such Person's officers, directors, joint venturers and partners or (d) in the case of Borrowers, the immediate family members, spouses and lineal descendants of individuals who are Affiliates of any Borrower. For the purposes of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, that the term "Affiliate" shall specifically exclude Agent and each Lender.

                  "Agent" shall mean GE Capital, in its capacity as Agent for Lenders, or its successor appointed pursuant to Section 9.7.

                  "Aggregate Borrowing Base" shall mean, as of any date of determination, an amount equal to the sum of the Itron Borrowing Base and the UTS Borrowing Base.

                  "Agreement" shall mean the Credit Agreement by and among Borrowers, the other Credit Parties party thereto, GE Capital, as Agent and a Lender, and the other Lenders from time to time party thereto, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof.

                  "Appendices" shall have the meaning assigned to it in the recitals to the Agreement.

                  "Applicable Margins" shall mean, collectively, the Applicable Revolver Index Margin and the Applicable Revolver LIBOR Margin.

                  "Applicable Revolver Index Margin" shall mean the per annum interest rate margin from time to time in effect and payable in addition to the Index Rate applicable to the Revolving Loan, as determined by reference to
Section 1.5(a).

                  "Applicable Revolver LIBOR Margin" shall mean the per annum interest rate from time to time in effect and payable in addition to the LIBOR Rate applicable to the Revolving Loan, as determined by reference to Section 1.5(a).

                  "Assignment Agreement" shall have the meaning assigned to it in Section 9.1(a).

                  "Authorized Representative" shall mean a person designated by Borrower Representative in the most recent Notice of Authorized Representative received by Agent.

                  "Bankruptcy Code" shall mean the provisions of title 11 of the United States Code, 11 U.S.C. ss.ss. 101 et seq.

                  "Borrower" shall mean each of Itron, UTS or any other Person that becomes a "Borrower" in accordance with Section 6.1(a)(2)(iv) of the Agreement.

                  "Borrower Accounts" shall have the meaning assigned to it in Annex C.

                  "Borrower Representative" shall mean Itron, in its capacity as Borrower Representative pursuant to the provisions of Section 1.1(c), acting through an Authorized Representative.

                  "Borrowers" shall mean Itron, UTS and any other Person that becomes a "Borrower" in accordance with Section 6.1(a)(2)(iv) of the Agreement.

                  "Borrowing Availability" shall have the meaning assigned to it in Section 1.1(a)(i).

                  "Borrowing Base" shall mean, as the context may require, the Itron Borrowing Base or the UTS Borrowing Base.

                  "Borrowing Base Certificate" shall mean a certificate to be executed and delivered from time to time by each Borrower in the form attached to the Agreement as Exhibit 4.1(b).

                  "Business Day" shall mean any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the States of California or New York and in reference to LIBOR Loans shall mean any such day that is also a LIBOR Business Day.

                  "Capital Expenditures" shall mean, with respect to any Person, all expenditures (by the expenditure of cash or the incurrence of Indebtedness) by such Person during any measuring period for any fixed assets or improvements or for replacements, substitutions or additions thereto that have a useful life of more than one year and that are required to be capitalized under GAAP.

                  "Capital Lease" shall mean, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.

                  "Capital Lease Obligation" shall mean, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.

                  "Cash Collateral Account" shall have the meaning assigned to it in Annex B.

                  "Cash Equivalents" shall have the meaning assigned to it in Annex B.

                  "Cash Management System" shall have the meaning assigned to it in Section 1.8.

                  "Change of Control" shall mean the occurrence of any of the following without the prior written consent of Agent and Lenders: (a) any Person or group of Persons (within the meaning of the Securities Exchange Act) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act) of 20% or more of the issued and outstanding shares of capital Stock of Itron having the right to vote for the election of directors of Itron under ordinary circumstances; (b) during any period of 12 consecutive calendar months, individuals who at the beginning of such period constituted the board of directors of Itron (together with any new directors whose election by the board of directors of Itron or whose nomination for election by the Stockholders of Itron was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election were previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office; or (c) Itron shall cease to own and control all of the economic and voting rights associated with all of the outstanding capital Stock of each of the Credit Parties.

                  "Charges" shall mean all federal, state, county, city, municipal, local, foreign or other governmental taxes (including taxes owed to the PBGC at the time due and payable), levies, assessments, charges, liens, claims or encumbrances upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts of any Person,
(d) any Person's ownership or use of any properties or other assets, or (e) any other aspect of any Person's business.

                  "Chattel Paper" shall mean any "chattel paper," as such term is defined in the Code, now owned or hereafter acquired by any Person, wherever located.

                  "Closing Date" shall mean January 18, 2000.

                  "Code" shall mean the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of California; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent's or any Lender's Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of California, the term "Code" shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

                  "Collateral" shall mean the property covered by the Security Agreement and the other Collateral Documents and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Agent, on behalf of itself and Lenders, to secure the Obligations.

                  "Collateral Documents" shall mean the Security Agreement, the Guaranties, and all similar agreements entered into guaranteeing payment of, or granting a Lien upon property as security for payment of, the Obligations.

                  "Collateral Reports" shall mean the reports with respect to the Collateral referred to in Annex F.

                  "Collection Account" shall mean that certain account of Agent, account number 502-328-54 in the name of Agent at Bankers Trust Company in New York, New York, ABA No. 021 001 033, or such other account as may be designated in writing by Agent as the "Collection Account."

                  "Commitment Termination Date" shall mean the earliest of (a) January 18, 2004, (b) the date of termination of Lenders' obligations to make Revolving Credit Advances and to incur Letter of Credit Obligations or permit existing Loans to remain outstanding pursuant to Section 8.2(b), and (c) the date of indefeasible prepayment in full by Borrowers of the Loans, the cancellation and return (or stand-by guarantee) of all Letters of Credit or the cash collateralization of all Letter of Credit Obligations pursuant to Annex B, and the permanent reduction of the Revolving Loan Commitment and the Swing Line Commitment to zero dollars ($0), in each case in accordance with the provisions of Section 1.3(a).

                  "Commitments" shall mean (a) as to any Lender, the aggregate of such Lender's Revolving Loan Commitment (including without duplication the Swing Line Lender's Swing Line Commitment) as set forth on the signature page to the Agreement or in the most recent Assignment Agreement executed by such Lender and (b) as to all Lenders, the aggregate of all Lenders' Revolving Loan Commitments (including without duplication the Swing Line Lender's Swing Line Commitment), which aggregate commitment shall be $35,000,000 on the Closing Date, as such amount may be adjusted, if at all, from time to time in accordance with the Agreement.

                  "Compliance Certificate" shall have the meaning assigned to it in Annex E.

                  "Contract Receivable" shall have the meaning assigned to it in accordance with the cost-to-cost percentage of completion long term contract method of accounting.

                  "Contracts"  shall  mean  all  contracts,   undertakings,   or
agreements (other than rights evidenced by Chattel Paper, Documents or Instruments) in or under which such Person may now or hereafter have any right, title or interest, including any agreement relating to the terms of payment or the terms of performance of any Account.

                  "Control Letter" shall mean a letter agreement between Agent and (a) the issuer of uncertificated securities with respect to uncertificated securities in the name of any Credit Party, (b) a securities intermediary with respect to securities, whether certificated or uncertificated, securities entitlements and other financial assets held in a securities account in the name of any Credit Party, (c) a futures commission merchant or clearing house with respect to commodity accounts and commodity contracts held by any Credit Party, whereby, among other things, the issuer, securities intermediary or futures commission merchant, as applicable, disclaims any security interest in the applicable financial assets, acknowledges the Lien of Agent, on behalf of itself and Lenders, on such financial assets, and agrees to follow the instructions or entitlement orders of Agent without further consent by the affected Credit Party.

                  "Copyright License" shall mean any and all rights now owned or hereafter acquired by any Person under any written agreement granting any right to use any Copyright or Copyright registration.

                  "Copyrights" shall mean all of the following now owned or existing or hereafter adopted or acquired by any Person: (a) all copyrights and General Intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States or territory thereof, or any other country or any political subdivision thereof, and (b) all extensions or renewals thereof.

                  "Credit Parties" shall mean Borrowers and each of their respective domestic Subsidiaries other than (a) SPV Subsidiaries that do not receive the proceeds of any Loan (except as otherwise permitted in clause (e) of Section 6.2) and are financed by a third party lender (i.e., with funds other than the Obligations) and (b) Existing SPV Subsidiaries.

                  "Default" shall mean any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

                  "Default Rate" shall have the meaning assigned to it in
Section 1.5(d).

                  "Disbursement Account" shall have the meaning assigned to it in Annex C.

                  "Disclosure Schedules" shall mean the Schedules prepared by Borrowers and denominated as Disclosure Schedules (1.4) through (6.7) in the Index to the Agreement.

                  "Documents" shall mean any "documents," as such term is defined in the Code, now owned or hereafter acquired by any Person, wherever located.

                  "Dollars" or "$" shall mean lawful currency of the United States of America.

                  "Duquesne Agreement" shall mean that certain Amended and Restated Utility Automated Meter Data Acquisition Equipment Lease and Services Agreement, dated as of January 15, 1996, between Itron and Duquesne Light Company, as the same may be amended, supplemented, restated or otherwise modified from time to time.

                  "Duquesne Project" shall mean the provision by Itron of automated meter data acquisition equipment and related services in accordance with the terms of the Duquesne Agreement.

                  "EBITDA" shall mean, with respect to any Person for any fiscal period, without duplication, an amount equal to (a) consolidated net income of such Person, plus (b) Interest Expense, plus (c) Taxes, plus (d) to the extent deducted in determining such net income, depreciation, amortization and similar non-cash charges, plus (e) to the extent deducted in determining such net income, extraordinary losses, minus (f) to the extent recognized in determining such net income, extraordinary gains, in each case of such Person for such period.

                  "Eligible Accounts" shall have the meaning assigned to it in
Section 1.6.

                  "Eligible Inventory" shall have the meaning assigned to it in
 Section 1.7.

                  "Eligible Unbilled Account" shall mean an Unbilled Account that (a) complies with all of the criteria in the definition of "Eligible Accounts" and (b) as to which each of the representations and warranties with respect to Eligible Unbilled Accounts in the Loan Documents is true, except that such Account does not comply with (i) clause (b) of the definition of "Eligible Accounts" because (A) Inventory has been shipped by any Borrower to an Account Debtor's location to generate any such Account but has not been installed or accepted or (B) related installation services have not been provided by such Borrower, (ii) clause (e) of the definition of "Eligible Accounts" because an invoice has not been sent to the applicable Account Debtor and (iii) clause
(l)(i) of the definition of "Eligible Accounts" because there is no original invoice date for such Account; provided, that (1) no obligation of Philadelphia Municipal Authority, the City of Houston, Texas, a municipal corporation, or Duquesne Light Company shall constitute an Eligible Unbilled Account and (2) the amount of such Eligible Unbilled Account shall exclude Retention Amounts in connection therewith.

                  "Environmental Laws" shall mean all applicable federal, state, local and foreign laws, statutes, ordinances, codes, rules, standards and regulations, now or hereafter in effect, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, order or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. ss.ss. 9601 et seq.) ("CERCLA"); the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. ss.ss. 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. ss.ss. 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. ss.ss. 6901 et seq.); the Toxic Substance Control Act (15 U.S.C. ss.ss. 2601 et seq.); the Clean Air Act (42 U.S.C. ss.ss. 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. ss.ss. 1251 et seq.); the Occupational Safety and Health Act (29 U.S.C. ss.ss. 651 et seq.); and the Safe Drinking Water Act (42 U.S.C. ss.ss. 300(f) et seq.), and any and all regulations promulgated thereunder, and all analogous state, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes.

                  "Environmental Liabilities" shall mean, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, including any arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.

                  "Environmental  Permits"  shall  mean all  permits,  licenses,
authorizations,   certificates,   approvals,   registrations  or  other  written
documents required by any Governmental Authority under any Environmental Laws.

                  "Equipment" shall mean all "equipment," as such term is defined in the Code, now owned or hereafter acquired by any Person, wherever located, including all such Person's machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment with software and peripheral equipment, and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock and other equipment of every kind and nature, trade fixtures and fixtures, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, and any regulations promulgated thereunder.

                  "ERISA Affiliate" shall mean, with respect to any Credit Party, any trade or business (whether or not incorporated) that, together with such Credit Party, are treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the IRC.

                  "ERISA Event" shall mean, with respect to any Credit Party or any ERISA Affiliate, (a) any event described in Section 4043(c) of ERISA with respect to a Title IV Plan; (b) the withdrawal of any Credit Party or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a "substantial employer," as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any Credit Party or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) the failure by any Credit Party or ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Title IV Plan unless such failure is cured within 30 days;
(g) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 of ERISA; or (i) the loss of a Qualified Plan's qualification or tax exempt status.

                  "ESOP" shall mean a Plan that is intended to satisfy the requirements of Section 4975(e)(7)of the IRC.

                  "Event of Default" shall have the meaning assigned to it in
 Section 8.1.

                  "Existing SPV Subsidiaries" shall mean Itron Connecticut Finance, Inc.

                  "Fair Labor Standards Act" shall mean the provisions of the Fair Labor Standards Act, 29 U.S.C. ss.ss. 201 et seq.

                  "FCC" shall mean the Federal Communications Commission.

                  "FCC License" shall mean any and all rights now owned or hereafter acquired by any Person under any agreement with the FCC.

                  "Federal Funds Rate" shall mean, for any day, a floating rate equal to the weighted average of the rates on overnight Federal funds transactions among members of the Federal Reserve System, as determined by Agent in its sole discretion, which determination shall be final, binding and conclusive (absent manifest error).

                  "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System.

                  "Fees" shall mean any and all fees payable to Agent or any Lender pursuant to the Agreement or any of the other Loan Documents.

                  "Financial Covenants" shall have the meaning assigned to it in
Section 6.10.

                  "Financial Statements" shall mean the income statements, statements of cash flows and balance sheets of Borrowers delivered in accordance with Section 3.4 and Annex E.

                  "Fiscal Month" shall mean any of the monthly accounting periods of Borrowers.

                  "Fiscal Quarter" shall mean any of the quarterly accounting periods of Borrowers, ending on March 31, June 30, September 30, and December 31 of each year.

                  "Fiscal Year" shall mean any of the annual accounting periods of Borrowers ending on December 31 of each year.

                  "Fixed Charge Coverage Ratio" shall mean, with respect to any Person for any fiscal period, the ratio of (a) (i) EBITDA minus (ii) Capital
Expenditures paid by such Person during such period (other than Capital Expenditures financed by a third party lender not a party to the Agreement) minus (iii) income Taxes (including state income Taxes) paid in cash during such period, to (b) Fixed Charges; provided, that, for purposes of clause (a)(ii) of this definition, in no event shall Capital Expenditures include expenditures made to repair, modify or replace any fixed asset or improvement damaged or destroyed by or as a result of any insurable event to the extent that the aggregate amount of all such expenditures does not exceed the amount of the net insurance proceeds payable to Borrowers and their Subsidiaries with respect to such insurable event.

                  "Fixed Charges" shall mean, with respect to any Person for any fiscal period, (a) the aggregate of all Interest Expense paid or accrued during such period, plus (b) scheduled payments of principal with respect to Indebtedness during such period.

                  "Fixtures" shall mean all "fixtures," as such term is defined in the Code, now owned or hereafter acquired by any Person, wherever located.

                  "Funded Debt" shall mean, with respect to any Person, without duplication, all Indebtedness of such Person for borrowed money evidenced by notes, bonds, debentures or similar evidences of Indebtedness that by its terms matures more than one year from, or is directly or indirectly renewable or extendible at such Person's option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from the date of creation thereof, and specifically including Capital Lease Obligations, current maturities of long-term debt, revolving credit and short-term debt extendible beyond one year at the option of the debtor, and also including, in the case of Borrowers, the Obligations.

                  "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect on the Closing Date, consistently applied as such term is further defined in Annex G to the Agreement.

                  "GE Capital" shall mean General Electric Capital Corporation, a New York corporation.

                  "GE Capital Fee Letter" shall mean that certain letter of even date herewith between GE Capital and Borrowers with respect to certain Fees to be paid from time to time by Borrowers to GE Capital.

                  "General Intangibles" shall mean all "general intangibles," as such term is defined in the Code, now owned or hereafter acquired by any Person, including all right, title and interest that such Person may now or hereafter have in or under any Contracts, Licenses, Copyrights, Trademarks and Patents and all applications therefor and reissues, extensions or renewals thereof, interests in partnerships, joint ventures and other business associations, permits, inventions (whether or not patented or patentable), knowledge, know-how, software, data bases, data, skill, expertise, experience, processes, models, drawings, materials and records, Goodwill (including the goodwill associated with any Trademark or Trademark License), all rights and claims in or under insurance policies (including insurance for fire, damage, loss and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key man and business interruption insurance, and all unearned premiums), uncertificated and certificated securities, choses in action, deposit, checking and other bank accounts, rights to receive tax refunds and other payments, rights to receive dividends, distributions, cash, instruments and other property in respect of or in exchange for pledged shares or other equity interests, rights of indemnification, all books and records, correspondence, credit files, invoices and other papers, including all tapes, cards, computer runs and other papers and documents in the possession or under the control of such Person or any computer bureau or service company from time to time acting for such Person.

                  "Goods" shall mean any "goods" as such term is defined in the Code, now owned or hereafter acquired by any Person.

                  "Goodwill" shall mean all goodwill, trade secrets, proprietary or confidential information, technical information, procedures, formulae, quality control standards, designs, operating and training manuals, customer lists and distribution agreements now or hereafter owned or acquired by any Person.

                  "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                  "Guaranteed Indebtedness" shall mean, as to any Person, any obligation of such Person guaranteeing any indebtedness, lease, dividend, or other obligation ("primary obligation") of any other Person (the "primary obligor") in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) indemnify the owner of such primary obligation against loss in respect thereof. The amount of any Guaranteed Indebtedness at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Indebtedness is incurred and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

                  "Guaranties" shall mean, collectively, the Subsidiary Guaranty and any other guaranty executed by any Guarantor in favor of Agent and Lenders in respect of the Obligations.

                  "Guarantors" shall mean each Subsidiary of each Borrower, and each other Person, if any, that executes a guaranty or other similar agreement in favor of Agent for itself and the benefit of Agent and Lenders in connection with the transactions contemplated by the Agreement and the other Loan Documents.

                  "Hazardous Material" shall mean any substance, material or waste that is regulated by, or forms the basis of liability now or hereafter under, any Environmental Laws, including any material or substance that is (a) defined as a "solid waste," "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste," "restricted hazardous waste," "pollutant," "contaminant," "hazardous constituent," "special waste," "toxic substance" or other similar term or phrase under any Environmental Laws, or (b) petroleum or any fraction or by-product thereof, asbestos, polychlorinated biphenyls (PCB's), or any radioactive substance.

                  "Houston Agreement" shall mean that certain Contract for Automated Meter Reading System dated August 19, 1998, between Itron and the City of Houston, Texas, a municipal corporation, as the same may be amended, supplemented, restated or otherwise modified from time to time.

                  "Indebtedness" shall mean, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property payment for that is deferred six months or more, but excluding obligations to trade creditors incurred in the ordinary course of business that are not overdue by more than six months unless being contested in good faith, (b) all reimbursement and other obligations with respect to letters of credit, bankers' acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations, (f) all obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured, (g) all obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, (h) all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, and (i) the Obligations, if any, with respect to which such Person is liable.

                  "Indemnified Liabilities" shall have the meaning assigned to it in Section 1.13.

                  "Indentures" shall have the meaning assigned to it in Section 3.25.

                  "Index Rate" shall mean, for any day, a floating rate equal to the higher of (a) the rate publicly quoted from time to time by The Wall Street Journal as the "base rate on corporate loans at large U.S. money center commercial banks" (or, if The Wall Street Journal ceases quoting a base rate of the type described, the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled "Selected Interest Rates" as the Bank prime loan rate or its equivalent), and
(b) the Federal Funds Rate plus 50 basis points per annum. Each change in any interest rate provided for in the Agreement based upon the Index Rate shall take effect at the time of such change in the Index Rate.

                  "Index Rate Loan" shall mean a Loan or any portion thereof bearing interest by reference to the Index Rate.

                  "Instruments" shall mean any "instrument," as such term is defined in the Code, now owned or hereafter acquired by any Person, wherever located, including all certificated securities, all certificates of deposit, and all notes and other evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

                  "Intellectual Property" shall mean any and all Licenses, Patents, Copyrights, Trademarks and the Goodwill associated with the foregoing.

                  "Intercompany Note" shall have the meaning assigned to it in
Section 6.3.

                  "Interest Expense" shall mean, with respect to any Person for any fiscal period, interest expense (whether cash or non-cash) of such Person determined in accordance with GAAP for the relevant period ended on such date, including interest expense with respect to any Funded Debt of such Person.

                  "Interest Payment Date" shall mean (a) as to any Index Rate Loan, the first Business Day of each month to occur while such Loan is outstanding, and (b) as to any LIBOR Loan, the last day of the applicable LIBOR Period provided, that, in addition to the foregoing, each of (x) the date upon which all of the Commitments have been terminated and the Loans have been paid in full and (y) the Commitment Termination Date shall be deemed to be an "Interest Payment Date" with respect to any interest that has then accrued under the Agreement.

                  "Inventory" shall mean, with respect to any Person, (a) any "inventory," as such term is defined in the Code, of such Person and (b) any Equipment of such Person that was previously in the form of "inventory," as such term is defined in the Code, of such Person, including electronic or handheld meter reading systems and components thereof and automatic meter reading systems and components thereof, in each case whether now owned or hereafter acquired by any Person, wherever located, including inventory, merchandise, goods and other personal property that are held by or on behalf of such Person for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process, finished goods, returned goods, or materials or supplies of any kind, nature or description used or consumed or to be used or consumed in such Person's business or in the processing, production, packaging, promotion, delivery or shipping of the same, including other supplies.

                  "Investment Property" shall mean all "investment property," as such term is defined in Section 9115 of the Code in those jurisdictions in which such definition has been adopted, now owned or hereafter acquired by any Person, wherever located, including (a) all securities, whether certificated or uncertificated, including stocks, bonds, interests in limited liability companies, partnership interests, treasuries, certificates of deposit, and mutual fund shares, (b) all securities entitlements of such Person, including the rights of such Person to any securities account and the financial assets held by a securities intermediary in such securities account and any free credit balance or other money owing by any securities intermediary with respect to such account, (c) all securities accounts of such Person, (d) all commodity contracts held by such Person, and (e) all commodity accounts held by such Person.

                  "IRC" shall mean the Internal Revenue Code of 1986 and any regulations promulgated thereunder.

                  "IRS" shall mean the Internal Revenue Service.

                  "Itron" shall mean Itron, Inc., a Washington corporation.

                  "Itron   Borrowing  Base"  shall  mean,  as  of  any  date  of
determination by Agent, from time to time, an amount equal to the sum at such time of:

                  (a) up to 85% of Itron's Eligible Accounts, less any Reserves established by Agent at such time;

                  (b) up to 50% of Itron's Eligible Unbilled Accounts, less any Reserves established by Agent at such time; and

                  (c) the lesser of (i) $15,000,000, and (ii) the sum of (A) up to 50% of Itron's Eligible Inventory consisting of finished goods valued at the lower of cost (determined on a first-in, first-out basis) or market, and (B) up to 25% of the book value of Itron's Eligible Inventory other than finished goods valued at the lower of cost (determined on a first-in, first-out basis) or market, in each case less any Reserves established by Agent at such time.

                  "L/C Issuer" shall have the meaning assigned to it in Annex B.

                  "L/C Sublimit" shall have the meaning assigned to it in Annex B.

                  "Lenders" shall mean GE Capital, the other Lenders named on the signature pages of the Agreement and, if any such Lender shall decide to assign all or any portion of the Obligations, such term shall include any permitted assignee of such Lender.

                  "Letter of Credit Fee" shall have the meaning assigned to it in Annex B.

                  "Letter of Credit Obligations" shall mean all outstanding obligations incurred by Agent and Lenders at the request of Borrower Representative, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of a reimbursement agreement or guaranty by Agent with respect to any Letter of Credit. The amount of such Letter of Credit Obligations shall equal the maximum amount that may be payable by Agent or Lenders thereupon or pursuant thereto.

                  "Letters of Credit" shall mean commercial or standby letters of credit issued for the account of any Borrower by any L/C Issuer, and bankers' acceptances issued by any Borrower, for which Agent and Lenders have incurred Letter of Credit Obligations.

                  "LIBOR Business Day" shall mean a Business Day on which banks in the City of London are generally open for interbank or foreign exchange transactions.

                  "LIBOR Loan" shall mean a Loan or any portion thereof bearing interest by reference to the LIBOR Rate.

                  "LIBOR Period" shall mean, with respect to any LIBOR Loan, each period commencing on a LIBOR Business Day selected by Borrower Representative pursuant to the Agreement and ending one, two or three months thereafter, as selected by Borrower Representative's irrevocable notice to Agent as set forth in Section 1.5(e); provided, that the foregoing provision relating to LIBOR Periods is subject to the following:

                  (a) if any LIBOR Period would otherwise end on a day that is not a LIBOR Business Day, such LIBOR Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such LIBOR Period into another calendar month in which event such LIBOR Period shall end on the immediately preceding LIBOR Business Day;

                  (b) any LIBOR Period that would otherwise extend beyond the Commitment Termination Date shall end two LIBOR Business Days prior to such date;

                  (c) any LIBOR Period that begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Period) shall end on the last LIBOR Business Day of a calendar month;

                  (d) Borrower Representative shall select LIBOR Periods so as not to require a payment or prepayment of any LIBOR Loan during a LIBOR Period for such Loan; and

                  (e) Borrower Representative shall select LIBOR Periods so that there shall be no more than five separate LIBOR Loans in existence at any one time.

                  "LIBOR Rate" shall mean for each LIBOR Period, a rate of interest determined by Agent equal to:

                  (a) the offered rate for deposits in United States Dollars for the applicable LIBOR Period that appears on Dow Jones Telerate Market Service Page 3750 as of 11:00 a.m. (London time) on the second full LIBOR Business Day preceding the first day of such LIBOR Period; divided by

                  (b) a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day that is two LIBOR Business Days prior to the beginning of such LIBOR Period (including basic, supplemental, marginal and emergency reserves under any regulations of the Federal Reserve Board or other Governmental Authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Federal Reserve Board) that are required to be maintained by a member bank of the Federal Reserve System.

If such interest rates shall cease to be available from Dow Jones Telerate Market Service, the LIBOR Rate shall be determined from such financial reporting service or other information as shall be mutually acceptable to Agent and Borrower Representative.

                  "License" shall mean any Copyright License, Patent License, Trademark License, FCC License or other license of rights or interests now held or hereafter acquired by any Person.

                  "Lien" shall mean any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable law of any jurisdiction).

                  "Litigation" shall have the meaning assigned to it in Section 3.13.

                  "Loan Account" shall have the meaning assigned to it in
Section 1.12.

                  "Loan Documents" shall mean the Agreement, the Notes, the Collateral Documents and all other agreements, instruments, documents and certificates identified in the Schedule of Documents executed and delivered to, or in favor of, Agent or any Lender and including all other pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether now or hereafter executed by or on behalf of any Credit Party, and delivered to Agent or any Lender in connection with the Agreement or the transactions contemplated thereby. Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to such Agreement or Loan Document as the same may be in effect at any and all times such reference becomes operative.

                  "Loans" shall mean the Revolving Loan and the Swing Line Loan.

                  "Lock Boxes" shall have the meaning assigned to it in Annex C.

                  "Margin Stock" shall have the meaning assigned to it in
Section 3.10.

                  "Material Adverse Effect" shall mean a material adverse effect on (a) the business, assets, operations, prospects or financial or other condition of (i) Itron or (ii) Borrowers taken as a whole, (b) any Borrower's ability to pay any of the Loans and other Obligations made directly to such Borrower in accordance with the terms of the Agreement, (c) the Guarantors' ability, taken as a whole, to pay their respective obligations under the Guaranties, (d) the Collateral or Agent's Liens, on behalf of itself and Lenders, on the Collateral or the priority of such Liens, or (e) Agent's or any Lender's rights and remedies under the Agreement and the other Loan Documents. Without limiting the generality of the foregoing, any event or occurrence that results or could reasonably be expected to result in costs or liabilities in excess of the lesser of $1,000,000 and 10% of Borrowing Availability as of any date of determination shall be deemed to constitute a Material Adverse Effect.

                  "Maximum Amount" shall mean, at the time any determination thereof is to be made, the amount at such time equal to the Revolving Loan Commitment of all Lenders.

                  "Maximum Lawful Rate" shall have the meaning assigned to it in
Section 1.5(f).

                  "Multiemployer Plan" shall mean a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA, and to which any Credit Party or ERISA Affiliate is making, is obligated to make, or has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

                  "Net Borrowing Availability" shall mean as of any date of determination (a) as to all Borrowers, the lesser of (i) the Maximum Amount and
(ii) the Aggregate Borrowing Base, in each case less the sum of the aggregate Revolving Loan and Swing Line Loan then outstanding, or (b) as to an individual Borrower, the lesser of (i) the Maximum Amount less the sum of the Revolving Loan and Swing Line Loan outstanding to all Borrowers and (ii) such Borrower's separate Borrowing Base, less the sum of the Revolving Loan and Swing Line Loan outstanding to such Borrower.

                  "Notes" shall mean, collectively, the Revolving Notes and the Swing Line Notes.

                  "Notice of Authorized Representative" shall mean the notice given from time to time by Borrower Representative to Agent substantially in the form of Exhibit 1.1(c) which notice designates by name one or more persons as Authorized Representatives of Borrower Representative.

                  "Notice of Conversion/Continuation" shall have the meaning assigned to it in Section 1.5(e).

                  "Notice of Revolving Credit Advance" shall have the meaning assigned to it in Section 1.1(a).

                  "Obligations" shall mean all loans, advances, debts, liabilities and obligations for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by any Credit Party to Agent or any Lender, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising under the Agreement or any of the other Loan Documents. This term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against any Credit Party in bankruptcy, whether or not allowed in such case or proceeding), Fees, Charges, expenses, attorneys' fees and any other sum chargeable to any Credit Party under the Agreement or any of the other Loan Documents.

                  "Outsourcing Contracts" shall mean a contract or arrangement pursuant to which one or more Credit Parties installs, operates or maintains meter reading systems to provide meter information for billing and management purposes in return for a scheduled amount over a period of time, either directly or through a joint venture with a utility or other industry participant.

                  "Overadvance" shall have the meaning assigned to it in Section 1.1(a)(iii).

                  "Patent License" shall mean rights under any written agreement now owned or hereafter acquired by any Person granting any right with respect to any invention on which a Patent is in existence.

                  "Patents" shall mean all of the following in which any Person now holds or hereafter acquires any interest: (a) all letters patent of the United States or of any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or of any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States or any territory thereof, or any other country, and (b) all reissues, continuations, continuations-in-part, divisions, or extensions thereof.

                  "PBGC" shall mean the Pension Benefit Guaranty Corporation.

                  "Pension Plan" shall mean a Plan described in Section 3(2) of ERISA.

                  "Permitted Encumbrances" shall mean the following encumbrances: (a) Liens for taxes or assessments or other governmental Charges not yet due and payable; (b) pledges or deposits of money securing obligations under workmen's compensation, unemployment insurance, social security or public liability laws or similar legislation; (c) pledges or deposits of money securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which any Credit Party is a party as lessee made in the ordinary course of business; (d) deposits of money securing statutory obligations of any Credit Party; (e) inchoate and unperfected workers', mechanics' or similar liens arising in the ordinary course of business, so long as such Liens attach only to Equipment, Fixtures or Real Estate; (f) carriers', warehousemen's, suppliers' or other similar possessory liens arising in the ordinary course of business and securing liabilities in an outstanding aggregate amount not in excess of $100,000 at any time, so long as such Liens attach only to Inventory; (g) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which any Credit Party is a party; (h) any attachment or judgment lien not constituting an Event of Default under Section 8.1(j); (i) zoning restrictions, easements, licenses, or other restrictions on the use of any Real Estate or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such Real Estate; (j) Liens existing on the Closing Date and listed in Disclosure Schedule (6.7); (k) presently existing or hereafter created Liens in favor of Agent, on behalf of Lenders; (l) Liens created after the Closing Date by conditional sale or other title retention agreements (including Capital Leases) or in connection with purchase money Indebtedness with respect to Equipment and Fixtures acquired by any Credit Party in the ordinary course of business, involving the incurrence of an aggregate amount of purchase money Indebtedness and Capital Lease Obligations of not more than $1,250,000 outstanding at any one time for all such Liens (provided that such Liens attach only to the assets subject to such purchase money debt and such Indebtedness is incurred within 20 days following such purchase and does not exceed 100% of the purchase price of the subject assets); and (m) other Liens securing Indebtedness not exceeding $100,000 in the aggregate at any time outstanding, so long as such Liens do not attach to any Accounts or Inventory.

                  "Permitted Subsidiary" shall have the meaning assigned to it in Section 6.1(a)(ii).

                  "Permitted Transfer" shall have the meaning assigned to it in
Section 6.8(f).

                  "Person" shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

                  "Philadelphia Agreement" shall mean that certain Automatic Meter Reading System Service Contract, dated as of July 10, 1997, by and between Itron and the Philadelphia Municipal Authority, as amended by that certain Amendment I to Automatic Meter Reading System Service Contract dated as of August 14, 1998, as the same may be amended, supplemented, restated or otherwise modified from time to time.

                  "Plan" shall mean, at any time, an "employee benefit plan," as defined in Section 3(3) of ERISA, that any Credit Party or any ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any Credit Party.

                  "Prior Lender" shall mean Bank of America National Trust and Savings Association, as agent for itself, U.S. Bank National Association and each other lender party to the Prior Lender Agreement.

                  "Prior Lender Agreement" shall mean that certain Loan Agreement dated as of September 30, 1998, by and among Itron, as borrower, the lenders party thereto, and Bank of America National Trust and Savings Association, as agent, as the same may have been amended, restated, supplemented or otherwise modified from time to time.

                  "Prior Lender Obligations" shall mean all obligations of Borrowers to Prior Lender pursuant to the Prior Lender Agreement, and all other agreements, instruments or documents executed and delivered to, or in favor of, Prior Lender in connection therewith or the transactions contemplated thereby.

                  "Proceeds" shall mean "proceeds," as such term is defined in the Code, including (a) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to any Person from time to time with respect to any of the Collateral, (b) any and all payments (in any form whatsoever) made or due and payable to any Person from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any Person acting under color of governmental authority), (c) any claim of any Person against third parties (i) for past, present or future infringement of any Patent or Patent License, or
(ii) for past, present or future infringement or dilution of any Copyright, Copyright License, Trademark or Trademark License, or for injury to the Goodwill associated with any Trademark or Trademark License, (d) any recoveries by any Person against third parties with respect to any litigation or dispute concerning any of the Collateral, and (e) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral, upon disposition or otherwise.

                  "Pro Forma" shall mean the unaudited consolidated balance sheet of Itron and its Subsidiaries as of November 30, 1999, after giving pro forma effect to the Related Transactions.

                  "Projections" shall mean Borrowers' forecasted: (a) balance sheets; (b) profit and loss statements; (c) cash flow statements; and (d) capitalization statements, all prepared on a Subsidiary-bySubsidiary or division-by-division basis, if applicable, and otherwise consistent with the historical Financial Statements of the Borrowers, together with appropriate supporting details and a statement of underlying assumptions.

                  "Pro Rata Share" shall mean, with respect to all matters relating to any Lender, with respect to the Revolving Loan or the Swing Line Loan, the percentage obtained by dividing (a) the Revolving Loan Commitment (including the Swing Line Commitment as a subset of the Swing Line Lender's Revolving Loan Commitment) of such Lender by (b) the aggregate Revolving Loan Commitments of all Lenders, including the Swing Line Commitment of all Lenders, as any such percentages may be adjusted by assignments permitted pursuant to
Section 9.1.

                  "Qualified Plan" shall mean a Pension Plan that is intended to be tax-qualified under Section 401(a) of the IRC.

                  "Qualified Public Offering" shall mean a firm underwritten secondary public offering of common stock registered on form S-1, S-2 or S-3 under the Securities Act by a nationally recognized investment banking firm, resulting in net proceeds to the issuer of at least $10,000,000, and after giving effect to which the issuer shall be qualified for listing on the NASDAQ National Market, the American Stock Exchange or the New York Stock Exchange.

                  "Real Estate" shall have the meaning assigned to it in Section 3.6.

                  "Refinancing" shall mean the repayment in full by Borrowers of the Prior Lender Obligations on the Closing Date.

                  "Refunded Swing Line Loan" shall have the meaning assigned to it in Section 1.1(b)(iii).

                  "Related Transactions" shall mean the initial borrowing under the Revolving Loan on the Closing Date, the Refinancing, the payment of all fees, costs and expenses associated with all of the foregoing, the merger of Itron Minnesota, Inc., a Minnesota corporation, and Itron Manufacturing, Inc., a Washington corporation, into Itron and the execution and delivery of all of the Related Transactions Documents.

                  "Related Transactions Documents" shall mean the Loan Documents, the Plan and Agreement of Merger between Itron, Itron Minnesota, Inc., a Minnesota corporation, and Itron Manufacturing, Inc., a Washington corporation, and all other documents executed in connection with the Related Transactions.

                  "Release" shall mean any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

                  "Requisite Revolving Lenders" shall mean Lenders having (a) more than sixty-six and two-thirds percent (66 2/3%) of the Revolving Loan Commitments of all Lenders, or (b) if the Revolving Loan Commitments have been terminated, more than sixty-six and two-thirds percent (66 2/3%) of the aggregate outstanding amount of the Revolving Loan (with the Swing Line Loan being attributed to the Lender making such Loan) and Letter of Credit Obligations.

                  "Reserves" shall mean, with respect to the Borrowing Base of any Borrower, (a) reserves established by Agent from time to time against Eligible Inventory pursuant to Section 5.9, (b) reserves established pursuant to
Section 5.4(c), and (c) such other reserves against Eligible Accounts or Eligible Inventory of any Borrower that Agent may, in its reasonable credit judgment, establish from time to time. Without limiting the generality of the foregoing, Reserves established to ensure the payment of accrued Interest Expenses or Indebtedness shall be deemed to be a reasonable exercise of Agent's credit judgment.

                  "Restricted  Payment" shall mean,  with respect to any Person:
(a) the declaration or payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of such Person's Stock; (b) any payment on account of the purchase, redemption, defeasance, sinking fund or other retirement of such Person's Stock or any other payment or distribution made in respect thereof, either directly or indirectly; (c) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to, any Subordinated Debt of such Person; (d) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Stock of such Person now or hereafter outstanding; (e) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any shares of such Person's Stock or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission; (f) any payment, loan, contribution, or other transfer of funds or other property to any Stockholder of such Person other than payment of compensation in the ordinary course of business to Stockholders who are employees of such Person; and (g) any payment of management fees (or other fees of a similar nature) by such Person to any Stockholder of such Person or its Affiliates.

                  "Restructuring Charges" shall mean, to the extent recognized in determining Net Income, cash restructuring charges or other extraordinary cash expenditures incurred or accrued by Itron or any of its Subsidiaries in connection with the restructuring, closing, consolidation and reorganization activities described in Disclosure Schedule (A).

                  "Retention Amount" shall mean, with respect to any Unbilled Account, the amount retained or held back by the Account Debtor subject to satisfaction of any condition, milestone or other requirement (other than installation or acceptance of the underlying goods or completion of services).

                  "Retiree Welfare Plan" shall mean, at any time, a Welfare Plan that provides for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant's termination of employment, other than continuation coverage provided pursuant to Section 4980B of the IRC and at the sole expense of the participant or the beneficiary of the participant.

                  "Revolving Credit Advance" shall have the meaning assigned to it in Section 1.1(a)(i).

                  "Revolving   Lenders"   shall   mean,   as  of  any   date  of
determination, Lenders having a Revolving Loan Commitment.

                  "Revolving Loan" shall mean as the context may require, at any time, (a) the aggregate amount of Revolving Credit Advances outstanding to any Borrower or to all Borrowers plus (b) the aggregate Letter of Credit Obligations incurred on behalf of any Borrower or all Borrowers.

                  "Revolving Loan Commitment" shall mean (a) as to any Lender, the aggregate commitment of such Lender to make Revolving Credit Advances (including without duplication Swing Line Advances) or incur Letter of Credit Obligations as set forth in the signature page to the Agreement or in the most recent Assignment Agreement executed by such Lender and (b) as to all Lenders, the aggregate commitment of all Lenders to make Revolving Credit Advances (including without duplication Swing Line Advances) or incur Letter of Credit Obligations, which aggregate commitment shall be Thirty-Five Million Dollars ($35,000,000) on the Closing Date, as such amount may be adjusted, if at all, from time to time in accordance with the Agreement.

                  "Revolving Note" shall have the meaning assigned to it in
Section 1.1(a)(ii).

                  "SCE" shall mean Southern California Edison Company.

                  "SCE Agreement" shall mean that certain Agreement for Automated Meter Reading Services, dated as of May 28, 1999, between Itron and SCE, as the same may be amended, supplemented, restated or otherwise modified from time to time.

                  "SCE Equipment" shall mean all "Equipment" as such term is defined in the SCE Agreement as of the Closing Date.

                  "SCE Project" shall mean the provision by Itron of utility meter reading services in accordance with the terms of the SCE Agreement.

                  "SCE Subsidiary" shall mean a wholly-owned Subsidiary of Itron that will be a special purpose vehicle for the sole purpose of performing the SCE Project.

                  "Schedule of Documents" shall mean the schedule, including all appendices, exhibits or schedules thereto, listing certain documents and information to be delivered in connection with the Agreement, the other Loan Documents and the transactions contemplated thereunder, substantially in the form attached hereto as Annex D.

                  "Securities Act" shall mean the provisions of the Securities Act of 1933, 15 U.S.C. Sections 77a et seq.

                  "Securities Exchange Act" shall mean the provisions of the Securities Exchange Act of 1934, 15 U.S.C. Sections 78a et seq.

                  "Security Agreement" shall mean the Security Agreement of even date herewith entered into by and among Agent, on behalf of itself and Lenders, and each Credit Party signatory thereto.

                  "Solvent" shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person's property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.

                  "SPV Subsidiary" shall mean an Existing SPV Subsidiary and any other wholly-owned Subsidiary of Itron that is a special purpose vehicle created for the sole purpose of performing one or more Outsourcing Contracts.

                  "Stock" shall mean all shares, options, warrants, general or limited partnership interests or other equivalents (regardless of how designated) of or in a corporation, partnership or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act).

                  "Stockholder" shall mean, with respect to any Person, each holder of Stock of such Person.

                  "Subordinated Debt" shall mean the Indebtedness of Itron evidenced by the Subordinated Notes and any other Indebtedness of any Credit Party subordinated to the Obligations in a manner and form satisfactory to Agent and Lenders in their sole discretion, as to right and time of payment and as to any other rights and remedies thereunder.

                  "Subordinated Debt Documents" shall mean the Subordinated Notes and all other agreements, instruments, documents and certificates executed in connection therewith.

                  "Subordinated Notes" shall mean (a) those certain 6 3/4% Subordinated Notes due 2004 issued by Itron, together with the Indenture between Itron and Chemical Trust Company of California, a California corporation, as trustee, dated as of March 12, 1997, and (b) those certain 6 3/4% Subordinated Notes due 2004 issued by Itron, together with the Indenture between Itron and Chase Manhattan Trust Company of California, formerly known as Chemical Trust Company of California, a California corporation, as trustee, dated as of March 12, 1999.

                  "Subsidiary" shall mean, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of more than 50% of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner; provided, that each reference to a "Subsidiary" of Itron in this Agreement shall not include Star Data Services, LLC or Kommco.

                  "Subsidiary Guaranty" shall mean the Subsidiary Guaranty of even date herewith executed by each Subsidiary of each Borrower in favor of Agent, on behalf of itself and Lenders.

                  "Supermajority  Revolving  Lenders"  shall mean Lenders having
(a) 80% or more of the Revolving Loan Commitments of all Lenders, or (b) if the Revolving Loan Commitments have been terminated, 80% or more of the aggregate outstanding amount of the Revolving Loan (with the Swing Line Loan being attributed to the Lender making such Loan) and Letter of Credit Obligations.

                  "Swing Line Advance" shall have the meaning assigned to it in
Section 1.1(b)(i).

                  "Swing Line Availability" shall have the meaning assigned to it in Section 1.1(b)(i).

                  "Swing Line Commitment" shall mean, as to the Swing Line Lender, the commitment of the Swing Line Lender to make Swing Line Advances as set forth on the signature page to the Agreement, which commitment constitutes a subfacility of the Revolving Loan Commitment of the Swing Line Lender.

                  "Swing Line Lender" shall mean GE Capital.

                  "Swing Line Loan" shall mean, as the context may require, at any time, the aggregate amount of Swing Line Advances outstanding to any Borrower or to all Borrowers.

                  "Swing Line Loan Participation Certificate" shall mean a certificate delivered pursuant to Section 1.1(b)(iv).

                  "Swing Line Note" shall have the meaning assigned to it in
Section 1.1(b)(ii).

                  "Taxes" shall mean taxes, levies, imposts, deductions, Charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on or measured by the income of Agent or a Lender.

                  "Termination Date" shall mean the date on which (a) the Loans have been indefeasibly repaid in full, (b) all other Obligations under the Agreement and the other Loan Documents have been completely discharged (other than Obligations that expressly survive the Termination Date), (c) Letter of Credit Obligations have been terminated, replaced, guaranteed or cash collateralized in accordance with Annex B, and (d) none of Borrowers shall have any further right to borrow any monies under the Agreement.

                  "Third Party Interactives" shall mean all Persons with whom any Credit Party exchanges data electronically in the ordinary course of business, including customers, suppliers, third party vendors, subcontractors, processors-converters, shippers and warehousemen.

                  "Title IV Plan" shall mean a Pension Plan (other than a Multiemployer Plan) that is covered by Title IV of ERISA and that any Credit Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

                  "Total Capital Expenditures" shall mean the sum of the following amounts (without duplication): (a) Capital Expenditures made by Borrowers and their Subsidiaries other than expenditures made in connection with the Outsourcing Contracts of Borrowers and their Subsidiaries; (b) expenditures made in connection with the Outsourcing Contracts of Borrowers and their Subsidiaries (including capital expenditures and labor and installation costs), to the extent that all or a portion of such expenditures are not financed by a third party lender (other than Loans); and (c) cash payments or like-kind exchanges made by Borrowers and their Subsidiaries in connection with the financing of Outsourcing Contracts or similar Indebtedness (other than Loans) incurred by any Borrower or its Subsidiaries that is permitted under this Agreement.

                  "Trademark License" shall mean rights under any written agreement now owned or hereafter acquired by any Person granting any right to use any Trademark.

                  "Trademarks" shall mean all of the following now owned or existing or hereafter adopted or acquired by any Person: (a) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; (b) all extensions or renewals thereof; and (c) all goodwill associated with or symbolized by any of the foregoing.

                  "Turnkey Contracts" shall mean contracts between or among one or more Credit Parties and their Subsidiaries on the one hand and third parties on the other hand for the purchase of meter reading systems, pursuant to which such Credit Parties and their Subsidiaries remain responsible for installation of such systems, and the third party's obligation to pay and responsibility to operate systems occurs upon installation or acceptance of the system.

                  "Unbilled Accounts" shall mean an Account (a) arising from the shipment of goods that have not been installed or accepted or from the related installation services and (b) for which an invoice has not been sent to the applicable Account Debtor.

                  "Unfunded Pension Liability" shall mean, at any time, the aggregate amount, if any, of the sum of (a) the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions for funding purposes in effect under such Title IV Plan, and (b) for a period of five years following a transaction that might reasonably be expected to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by any Credit Party or any ERISA Affiliate as a result of such transaction.

                  "UTS" shall mean Utility Translation Systems, Inc., a North Carolina corporation.

                  "UTS   Borrowing   Base"  shall  mean,   as  of  any  date  of
determination by Agent, from time to time, an amount equal to up to 85% of UTS's Eligible Accounts, less any Reserves established by Agent at such time.

                  "Welfare Plan" shall mean a Plan described in Section 3(1) of ERISA.

                  "Year 2000 Assessment" shall mean a comprehensive written assessment of the nature and extent of each Credit Party's Year 2000 Problems and Year 2000 Date-Sensitive Systems/Components, including Year 2000 Problems regarding data exchanges with Third Party Interactives.

                  "Year 2000 Corrective Actions" shall mean, as to each Credit Party, all actions necessary to eliminate such Person's Year 2000 Problems, including computer code enhancements and revisions, upgrades and replacements of Year 2000 Date-Sensitive Systems/Components, and coordination of such enhancements, revisions, upgrades and replacements with Third Party Interactives.

                  "Year 2000 Corrective Plan" shall mean, with respect to each Credit Party, a comprehensive plan to eliminate all of its Year 2000 Problems on or before December 31, 1999, including (a) computer code enhancements or revisions, (b) upgrades or replacements of Year 2000 Date-Sensitive Systems/Components, (c) test and validation procedures, (d) an implementation time line and budget, and (e) designation of specific employees who will be responsible for planning, coordinating and implementing each phase or subpart of the Year 2000 Corrective Plan.

                  "Year 2000 Date-Sensitive System/Component" shall mean, as to any Person, any system software, network software, applications software, data base, computer file, embedded microchip, firmware or hardware that accepts, creates, manipulates, sorts, sequences, calculates, compares or outputs calendar-related data accurately; such systems and components shall include mainframe computers, file server/client systems, computer workstations, routers, hubs, other network-related hardware, and other computer-related software, firmware or hardware and information processing and delivery systems of any kind and telecommunications systems and other communications processors, security systems, alarms, elevators and HVAC systems.

                  "Year 2000  Implementation  Testing"  shall  mean,  as to each
Credit Party, (a) the performance of test and validation procedures regarding Year 2000 Corrective Actions on a unit basis and on a systemwide basis, (b) the performance of test and validation procedures regarding data exchanges among the Credit Parties' Year 2000 Date-Sensitive Systems/Components and data exchanges with Third Party Interactives, and (c) the design and implementation of additional Year 2000 Corrective Actions, the need for which has been demonstrated by test and validation procedures.

                  "Year 2000 Problems" shall mean, with respect to each Credit Party, limitations on the capacity or readiness of any such Credit Party's Year 2000 Date-Sensitive Systems/Components to accurately accept, create, manipulate, sort, sequence, calculate, compare or output calendar date information with respect to calendar year 1999 or any subsequent calendar year beginning on or after January 1, 2000 (including leap year computations), including exchanges of information among Year 2000 Date-Sensitive Systems/Components of the Credit Parties and exchanges of information among the Credit Parties and Year 2000 Date-Sensitive Systems/Components of Third Party Interactives and functionality of peripheral interfaces, firmware and embedded microchips.

                  Rules of construction with respect to accounting terms used in the Agreement or any of the other Loan Documents shall be as set forth in Annex
G. All other undefined terms contained in any of the Loan Documents shall, unless the context indicates otherwise, have the meanings provided for by the Code as in effect in the State of California to the extent the same are used or defined therein. Unless otherwise specified, references in the Agreement or any of the Appendices to a section, subsection or clause refer to such section, subsection or clause as contained in the Agreement. The words "herein," "hereof" and "hereunder" and other words of similar import refer to the Agreement as a whole, including all Annexes, Exhibits and Schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in the Agreement or any such Annex, Exhibit or Schedule.

                  Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words "including," "includes" and "include" shall be deemed to be followed by the words "without limitation"; the word "or" is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations. Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of any Credit Party, such words are intended to signify that such Credit Party has actual knowledge or awareness of a particular fact or circumstance or that such Credit Party, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance.

                                 CREDIT AGREEMENT
                             ANNEX G (Section 6.10)
                                       to
                                CREDIT AGREEMENT


                               FINANCIAL COVENANTS

                  Borrowers shall not breach or fail to comply with any of the following financial covenants, each of which shall be calculated in accordance with GAAP consistently applied:



                  (a) Maximum Total Capital Expenditures. Borrowers and their Subsidiaries on a consolidated basis shall not make Total Capital Expenditures during any Fiscal Year that exceed $15,000,000 in the aggregate; provided, that in no event shall "Total Capital Expenditures" include expenditures made to repair, modify or replace any fixed asset or improvement damaged or destroyed by or as a result of any insurable event to the extent that the aggregate amount of all such expenditures does not exceed the amount of the net insurance proceeds payable to Borrowers and their Subsidiaries with respect to such insurable event.

                  (b) Minimum Fixed Charge Coverage Ratio. Borrowers and their Subsidiaries on a consolidated basis shall have, at the end of each Fiscal
Quarter set forth below, a Fixed Charge Coverage Ratio for the respective periods set forth below of not less than the following:

            Period                                                Ratio

     1/1/00 through 3/31/00                                        1.0
     1/1/00 through 6/30/00                                        1.5
     1/1/00 through 9/30/00                                        1.5
     1/1/00 through 12/31/00                                       1.5
     at the end of each Fiscal Quarter thereafter
     for the 12-month period then ended                            1.5

                  (c) Minimum EBITDA. Borrowers and their Subsidiaries on a consolidated basis shall have, at the end of each Fiscal Quarter set forth below, EBITDA for the respective periods set forth below of not less than the following:

           Period                                            EBITDA

    10/1/99 through 12/31/99                              $(16,500,000)
     1/1/00 through 3/31/00                               $  3,500,000
     1/1/00 through 6/30/00                               $ 11,000,000
     1/1/00 through 9/30/00                               $ 17,000,000
     1/1/00 through 12/31/00                              $ 25,000,000
     at the end of each Fiscal Quarter thereafter
     or the 12-month period then ended                    $ 25,000,000

                  (d) Maximum Outsourcing Expenditures. Expenditures made as of any date in connection with the Outsourcing Contracts of Borrowers and their Subsidiaries (including capital expenditures and labor and installation costs), to the extent that as of such date all or a portion of such expenditures have not been financed by a third party lender (other than any Loans), shall not exceed $40,000,000 in the aggregate.


                  (e) Restructuring Charges. Borrowers and their Subsidiaries on a consolidated basis shall not have Restructuring Charges for the period from October 1, 1999 through December 31, 1999 in excess of $13,500,000.

                  Unless otherwise specifically provided herein, any accounting term used in the Agreement shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP consistently applied. That certain items or computations are explicitly modified by the phrase "in accordance with GAAP" shall in no way be construed to limit the foregoing. If any "Accounting Changes" (as defined below) occur and such changes result in a change in the calculation of the financial covenants, standards or terms used in the Agreement or any other Loan Document, then Borrowers, Agent and Lenders agree to enter into negotiations in order to amend such provisions of the Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating Borrowers' and their Subsidiaries' financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made; provided, that the agreement of Requisite Revolving Lenders to any required amendments of such provisions shall be sufficient to bind all Lenders. "Accounting Changes" means (i) changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or any successor thereto or any agency with similar functions),
(ii) changes in accounting principles concurred in by any Borrower's certified public accountants, (iii) purchase accounting adjustments under A.P.B. 16 or 17 and EITF 88-16, and the application of the accounting principles set forth in FASB 109, including the establishment of reserves pursuant thereto and any subsequent reversal (in whole or in part) of such reserves, and (iv) the reversal of any reserves established as a result of purchase accounting adjustments. All such adjustments resulting from expenditures made subsequent to the Closing Date (including capitalization of costs and expenses or payment of pre-Closing Date liabilities) shall be treated as expenses in the period the expenditures are made and deducted as part of the calculation of EBITDA in such period. If Agent, Borrowers and Requisite Revolving Lenders agree upon the required amendments, then after appropriate amendments have been executed and the underlying Accounting Change with respect thereto has been implemented, any reference to GAAP contained in the Agreement or in any other Loan Document shall, only to the extent of such Accounting Change, refer to GAAP consistently applied after giving effect to the implementation of such Accounting Change. If Agent, Borrowers and Requisite Revolving Lenders cannot agree upon the required amendments within 30 days following the date of implementation of any Accounting Change, then all Financial Statements delivered and all calculations of financial covenants and other standards and terms in accordance with the Agreement and the other Loan Documents shall be prepared, delivered and made without regard to the underlying Accounting Change.